                                                                    EXHIBIT 99.2

                                   DATE OF DISPATCH TO THE PARTIES: MAY 12, 2005

                       INTERNATIONAL CENTRE FOR SETTLEMENT
                             OF INVESTMENT DISPUTES
                                WASHINGTON, D.C.

                            IN THE PROCEEDING BETWEEN

                          CMS GAS TRANSMISSION COMPANY
                                   (CLAIMANT)

                                       AND

                             THE ARGENTINE REPUBLIC
                                  (RESPONDENT)

                                CASE NO. ARB/01/8

                              ====================

                                      AWARD

                              ====================

                             Members of the Tribunal

                  Professor Francisco Orrego Vicuna, President
             The Honorable Marc Lalonde P.C., O.C., Q.C., Arbitrator
                     H.E. Judge Francisco Rezek, Arbitrator

                            Secretary of the Tribunal

                              Ms. Margrete Stevens

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                                                                               2

Representing the Claimant                 Representing the Respondent

Ms. Lucy Reed                             H.E. Osvaldo Cesar Guglielmino

Ms. Sylvia Noury                          Procurador del Tesoro de la Nacion

Freshfields Bruckhaus Deringer LLP        Procuracion del Tesoro de la Nacion

New York, NY                              Buenos Aires

United States of America                  Argentina

Mr. Nigel Blackaby

Freshfields Bruckhaus Deringer

Paris

France

  and

Dr. Guido Santiago Tawil

M. & M. Bomchil Abogados

Buenos Aires

Argentina

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                                                                               3

THE TRIBUNAL

Composed as above,

After deliberation,

Makes the following Award:

A. INTRODUCTION

1. The Claimant, CMS Gas Transmission Company, is a company established under the laws of the State of Michigan, United States. It is represented in this proceeding by:

Ms. Lucy Reed
Ms. Sylvia Noury
Freshfields Bruckhaus Deringer LLP
520 Madison Avenue
34th floor
New York, NY 10022
United States of America

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                                                                               4
Mr. Nigel Blackaby
Freshfields Bruckhaus Deringer
2-4 rue Paul Cez anne
75375 Paris Cedex 08
France

Dr. Guido Santiago Tawil
M. & M. Bomchil Abogados
Suipacha 268, piso 12
C1008AAF Buenos Aires
Argentina

2. The Respondent is the Argentine Republic, represented in this proceeding by:

H.E. Osvaldo Cesar Guglielmino
Procurador del Tesoro de la Nacion
Procuracion del Tesoro de la Nacion
Posadas 1641
CP 1112 Buenos Aires
Argentina

3. By letter of April 8, 2005 the Secretary of the Tribunal informed the parties that the Tribunal had declared the proceeding closed in accordance with Rule 38(1) of the Arbitration Rules. This Award contains the Tribunal's Award on the merits rendered in accordance with Arbitration Rule 47, as well as a copy of the Tribunal's Decision on Objections to

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                                                                               5

Jurisdiction. In rendering its Award, the Tribunal has taken into account all pleadings, documents and testimony in this case insofar as it considered them relevant.

B. SUMMARY OF THE PROCEDURE

      1. Procedure Leading to the Decision on Jurisdiction

4. On July 26, 2001, the International Centre for Settlement of Investment Disputes (ICSID or the Centre) received from CMS Gas Transmission Company (CMS), an entity incorporated in the United States of America, a Request for Arbitration against the Argentine Republic (Argentina). The request concerned the alleged suspension by Argentina of a tariff adjustment formula for gas transportation applicable to an enterprise in which CMS had an investment. In its request, the Claimant invoked the provisions of the 1991 "Treaty between the United States of America and the Argentine Republic Concerning the Reciprocal Encouragement and Protection of Investment." (The Argentina - U.S. Bilateral Investment Treaty or BIT or the Treaty).(1)

5. On July 27, 2001, the Centre, in accordance with Rule 5 of the ICSID Rules of Procedure for the Institution of Conciliation and Arbitration Proceedings (Institution Rules), acknowledged receipt and transmitted a copy of the request to Argentina and to the Argentine Embassy in Washington D.C.

6. On August 15, 2001, the Centre requested CMS to confirm that the dispute referred to in the request had not been submitted by CMS for resolution in accordance with any applicable, previously agreed, dispute-settlement procedure, under Article VII (2)(b) of the BIT. On August 23, 2001, CMS confirmed that it had taken no such steps.

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                                                                               6

7. On August 24, 2001, the Secretary-General of the Centre registered the request, pursuant to Article 36(3) of the ICSID Convention (the Convention). On this same date, the Secretary-General, in accordance with Institution Rule 7, notified the parties of the registration of the request and invited them to proceed to constitute an Arbitral Tribunal as soon as possible.

8. On August 30, 2001, the Centre reminded Argentina of the Claimant's proposal concerning the number of arbitrators and the method of their appointment. Under this proposal, contained in paragraph 60 of the request for arbitration, the Arbitral Tribunal would consist of three arbitrators, one arbitrator to be appointed by each party and the third, who would be President of the Tribunal, to be appointed by agreement of the parties.

9. On September 13, 2001, Argentina informed the Centre of its agreement to the proposal of CMS concerning the number of arbitrators and the method of their appointment. On the same date the Centre informed the parties that since their agreement on the number of arbitrators and the method of their appointment was equivalent to the formula set forth in Article 37(2)(b) of the Convention, the parties were invited to follow the procedure set forth in Arbitration Rule 3 for the appointment of arbitrators.

10. On October 24, 2001 Argentina appointed H. E. Judge Francisco Rezek, a national of Brazil, as an arbitrator. On November 9, 2001, CMS appointed The Honorable Marc Lalonde P.C., O.C., Q.C., a national of Canada, as an arbitrator. The parties, however, failed to agree on the appointment of the third, presiding, arbitrator. In these circumstances, by letter of December 5, 2001, the Claimant requested that the third, presiding, arbitrator in the proceeding be appointed in accordance with Article 38 of the ICSID Convention.(2)

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                                                                               7

11. After consultation with the parties, Professor Francisco Orrego Vicuna, a national of Chile, was duly appointed as President of the Arbitral Tribunal. On January 11, 2002, the Secretary-General, in accordance with Rule 6(1) of the ICSID Rules of Procedure for Arbitration Proceedings notified the parties that all three arbitrators had accepted their appointments and that the Tribunal was therefore deemed to have been constituted on that date. On the same date, pursuant to ICSID Administrative and Financial Regulation 25, the parties were informed that Mr. Alejandro Escobar, Senior Counsel, ICSID, would serve as Secretary of the Arbitral Tribunal.

12. The first session of the Tribunal with the parties was held on February 4, 2002, at the seat of ICSID in Washington, D.C. At the session the parties expressed their agreement that the Tribunal had been properly constituted in accordance with the relevant provisions of the ICSID Convention and the Arbitration Rules and that they did not have any objections in this respect.

13. During the course of the first session the parties agreed on a number of procedural matters reflected in written minutes signed by the President and the Secretary of the Tribunal; and the Tribunal, after ascertaining the views of the parties on the matter, fixed the following time limits for the written phase of the proceedings: The Claimant would file a memorial within 120 days from the date of the first session; the Respondent would file a counter-memorial within 120 days from its receipt of the Claimant's memorial; the Claimant would file a reply within 60 days from its receipt of the counter-memorial; and the Respondent would file its rejoinder within 60 days from its receipt of the reply. At the first session it was further agreed that in the event of the Respondent raising objections to jurisdiction, the following time limits would apply: the Respondent would file its memorial on jurisdiction within 60 days from its receipt of the Claimant's memorial on the merits; the Claimant would

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                                                                               8

file its counter-memorial on jurisdiction within 60 days from its receipt of the Respondent's memorial on jurisdiction; the Respondent would file its reply on jurisdiction within 30 days from its receipt of the Claimant's counter-memorial on jurisdiction; and the Claimant would file its rejoinder on jurisdiction within 30 days from its receipt of the Respondent's reply on jurisdiction.

14. On May 24, 2002, the Claimant requested an extension till July 5, 2002 of the time limit fixed for the filing of its memorial. On June 6, 2002, the Tribunal granted the extension sought by the Claimant. In doing so, the Tribunal noted that Argentina would be entitled to an equivalent extension if requested, of the time limit fixed for its counter-memorial.

15. On July 5, 2002, the Claimant filed its memorial on the merits and accompanying documentation. On August 5, 2002, Ms. Margrete Stevens, Senior Counsel, ICSID, replaced Mr. Alejandro Escobar as Secretary of the Tribunal. On September 4, 2002, Argentina requested an extension till October 7, 2002, of the time limit fixed for the filing of the memorial on jurisdiction. On September 11, 2002, the Tribunal granted the extension sought by Argentina. On October 7, 2002, Argentina filed its memorial on jurisdiction.

16. On October 24, 2002, following the Respondent's filing of objections to jurisdiction, the proceeding on the merits was suspended in accordance with ICSID Arbitration Rule 41(3).

17. On December 17, 2002, the Claimant submitted its counter-memorial on jurisdiction. On January 22, 2003, the parties requested an extension of 30 days for each of the remaining two jurisdictional filings. On January 27, 2003, the Tribunal granted the extensions, and fixed the time limit for the filing of the Respondent's reply on jurisdiction for February 11,

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                                                                               9

2003; and the time limit for the filing of the Claimant's rejoinder on jurisdiction for March 25, 2003.

18. On February 13, 2003, the Respondent filed its reply on jurisdiction, and on March 25, 2003, the Claimant filed its rejoinder on jurisdiction.

19. On April 7-8, 2003, the hearing on jurisdiction was held at the seat of the Centre in Washington, D.C. Ms. Lucy Reed and Messrs. Nigel Blackaby, Jonathan Sutcliffe and Guido Tawil addressed the Tribunal on behalf of the Claimant. Mr. Ignacio Suarez Anzorena addressed the Tribunal on behalf of Argentina. The Tribunal posed questions to the parties, as provided in Rule 32(3) of the Arbitration Rules.

20. On July 17, 2003, the Tribunal issued its unanimous Decision on the Objections to Jurisdiction raised by the Argentine Republic. In its Decision, the Tribunal rejected the Respondent's contention that the Claimant could not, as a minority shareholder, bring a claim against Argentina and confirmed that the dispute arose directly from an investment made by the Claimant. On this basis, the Tribunal concluded that the Centre had jurisdiction and that the Tribunal was competent to consider the dispute between the parties in accordance with the provisions of the Argentina - U.S. BIT.

21. Certified copies of the Tribunal's decision were distributed to the parties by the Secretary of the Tribunal.

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                                                                              10

      2. Procedure Leading to the Award on the Merits

22. On July 17, 2003, the Tribunal, following its Decision on Objections to Jurisdiction, issued, in accordance with Rules 19 and 41(4) of the Arbitration Rules of the Centre, Procedural Order No. 1 on the continuation of the proceeding on the merits. In that Procedural Order the Tribunal fixed the following schedule for the further procedures: as the Claimant had already filed its memorial on the merits of the dispute, the Respondent was directed to file a counter-memorial on the merits within one hundred and twenty (120) days from the date of the Order; the Claimant would file a reply on the merits within sixty
(60) days from its receipt of the Respondent's counter-memorial; and the Respondent would file a rejoinder on the merits within sixty (60) days from its receipt of the Claimant's reply. The Order further contemplated that the Tribunal would propose a date for the hearing on the merits once it had received the above-indicated memorials.

23. By letter of October 2, 2003, the Respondent filed a request for suspension of the proceeding. By letter of October 14, 2003, the Tribunal invited the Claimant to file, no later than October 20, 2003, its observations on the Respondent's request for suspension; by letter of October 17, 2003 the Claimant filed its observations on the Respondent's request of October 2, 2003.

24. By letter of October 22, 2003, the Respondent filed a request for an extension of the time limit for the filing of its counter-memorial on the merits.

25. By letter of October 30, 2003, the Secretary of the Tribunal informed the parties of the Tribunal's decision to grant the Respondent's request for a 30-day extension for the filing of its counter-memorial on the merits; the new time limit was fixed for December 17, 2003.

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                                                                              11

26. By letter of October 31, 2003, the Secretary of the Tribunal informed the parties of the Tribunal's decision not to grant the Respondent's request for suspension of the proceeding.

27. On December 22, 2003, the Respondent filed its counter-memorial on the merits.

28. By letter of December 23, 2003, the Secretary of the Tribunal informed the parties of the Tribunal's proposal to fix the hearing on the merits for two weeks to begin at the end of May 2004.

29. By letter of January 7, 2004, the Respondent requested that the oral hearing be scheduled for the end of July 2004.

30. After consultation with both sides, the Tribunal informed the parties by letter of January 14, 2004 of its intention to fix the hearing on the merits for August 2004.

31. By letter of January 20, 2004, the Claimant filed a request for a five-week extension of the time limit for the filing of its reply on the merits.

32. After further consultations with both sides, the Tribunal informed the parties by letter of February 6, 2004 that the hearing on the merits would be held on August 9-20, 2004. Both parties confirmed their agreement that the hearing be held in Paris, France. By that same letter, the parties were informed that the Tribunal would grant the Claimant a four-week extension for the filing of its reply on the merits, and would similarly grant the Respondent a four-week extension for the filing of its rejoinder on the merits, should it so wish. The new time limit for the filing of the Claimant's reply on the merits was fixed for March 22, 2004.

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                                                                              12

33. On February 12, 2004, the Respondent filed a "Certificate Confirming the State of Necessity in Argentina."

34. On March 22, 2004, the Claimant filed its reply on the merits.

35. On May 27, 2004, the President held a conference call with counsel for the parties to discuss procedural arrangements for the hearing on the merits.

36. By letter of June 17, 2004, the Tribunal directed the Argentine Republic to file all remaining witness statements and expert reports with its rejoinder on the merits on June 25, 2004. To the extent that such statements and reports would not be available to the Argentine Republic on June 25, 2004, these were to be filed no later than July 9, 2004, i.e. no later than one month prior to the commencement of the hearing on the merits in Paris. In these circumstances, the Argentine Republic was requested to indicate on June 25, 2004, the names of any additional witnesses and experts whose statements or reports would be filed no later than July 9, 2004, and the subject-matter to which their testimony would be directed.

37. On June 28, 2004, the Respondent filed its rejoinder on the merits.

38. By letter of July 12, 2004, the Claimant objected to the late presentation of certain evidence introduced by Argentina with its rejoinder; and reserved its right to respond with additional contemporaneous documents which it indicated would be very limited in number.

39. By letter of July 13, 2004, the President of the Tribunal directed the parties to exchange, on July 20, 2004, lists of the names of those witnesses that each party wished to

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                                                                              13

examine, and requested that the parties inform the Secretariat of the names of the persons that would be attending the hearing on behalf of each side.

40. The parties filed their respective lists on July 20, 2004.

41. By letter of August 4, 2004, the Tribunal gave directions on the conduct of the hearing.

42. The hearing would commence August 9, 2004, which would be devoted to opening statements. The Claimant would present its statement in the morning; and the Respondent would present its statement in the afternoon.

43. The period from August 10, 2004 - August 19, 2004 would be devoted to the presentation of evidence. The Claimant would begin with its examination of fact witnesses, to be followed by the Respondent's examination of fact witnesses. The same order would be followed (i.e. first the Claimant, to be followed by the Respondent) with respect to the presentation of expert evidence. However, to the extent possible, the parties were invited to organize such expert evidence around subject-matter.

44. The hearing would conclude on August 20, 2004, with each party presenting its closing statement.

45. The hearing on the merits was held, as scheduled, from August 9-20, 2004, at the World Bank's office at 66, avenue d'Iena, Paris. Present at the hearing were:

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                                                                              14

Members of the Tribunal

      Professor Francisco Orrego Vicuna, President
      The Hon. Marc Lalonde, P.C, O.C., Q.C., Arbitrator
      Judge Francisco Rezek, Arbitrator

ICSID Secretariat

      Ms. Margrete Stevens, Secretary of the Tribunal

On behalf of the Claimant:

      Ms. Sharon McIlnay (CMS Gas Transmission Company)
      Mr. Julio Mazzoli (CMS Gas Transmission Company)

      Mr. Nigel Blackaby (Freshfields Bruckhaus Deringer)
      Ms. Lucy Reed (Freshfields Bruckhaus Deringer)
      Dr. Lluis Paradel (Freshfields Bruckhaus Deringer)
      Mr. Noah Rubins (Freshfields Bruckhaus Deringer)
      Ms. Sylvia Noury (Freshfields Bruckhaus Deringer)
      Ms. Blanca Montejo (Freshfields Bruckhaus Deringer)

      Dr. Guido Santiago Tawil (M. & M. Bomchil Abogados, Buenos Aires) Dr. Hector Huici (M. & M. Bomchil Abogados, Buenos Aires)
      Dr. Ignacio Minorini Lima (M. & M. Bomchil Abogados, Buenos Aires)

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                                                                              15

On behalf of the Respondent:

      H.E. Dr. Horacio Daniel Rosatti (Minister of Justice of the Republic of Argentina, formerly the Procurador del Tesoro de la Nacion, Buenos Aires,)

      Dr. Andrea Gualde (Procuracion del Tesoro de la Nacion, Buenos Aires)

      Dr. Ana R. Badillos (Procuracion del Tesoro de la Nacion, Buenos Aires)

      Dr. Jorge R. Barraguirre (Procuracion del Tesoro de la Nacion, Buenos
      Aires)

      Dr. Ignacio Perez Cortes (Procuracion del Tesoro de la Nacion, Buenos
      Aires)

      Dr. Bettina Cunado (Procuracion del Tesoro de la Nacion, Buenos Aires)

46. Prior to the hearing the Claimant filed with the Tribunal, on August 5, 2004, two new volumes of exhibits and authorities that the Claimant said were responsive to issues that had been raised for the first time in the rejoinder and accompanying statements; and that updated the underlying facts of the dispute since the time of the Claimant's submission of its reply.

47. By letter of August 6, 2004, the Respondent opposed the introduction into the proceeding of the new documents.

48. By letter of September 14, 2004, the Tribunal informed the parties of its decision to allow a limited number of the Claimant's documents into the proceeding insofar as these concerned the process of renegotiation with Argentina of concession agreements in the area of gas production and distribution, and were relevant to the factual and legal issues pending before the Tribunal.

49. On September 20, 2004 the parties filed their post-hearing briefs.
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                                                                              16

50. By letter of September 24, 2004, the Tribunal informed the parties of its decision to retain independent expert advice so as to better understand the underlying assumptions and methodology relied upon in the valuation reports offered by the parties' experts.

51. By letter of December 16, 2004, the Secretariat transmitted the report on the findings of the independent experts to the parties. By that same letter the Tribunal invited the parties to file their observations on the report no later than January 5, 2005. Such observations were filed in accordance with the Tribunal's directions.

52. Throughout the proceedings, the parties' numerous procedural applications were promptly and unanimously decided by the Tribunal.

C. CONSIDERATIONS

      3.    The Privatization Program as the Background to the Dispute

53. As had been observed by the Tribunal in its Decision on Jurisdiction,(3) the Argentine Republic embarked in 1989 on economic reforms, which included the privatization of important industries and public utilities as well as the participation of foreign investment. Gas transportation was one of the significant sectors to be included under this reform program. The basic instruments governing these economic reforms were Law No. 23.696 on the Reform of the State of 1989,(4) Law No. 23.928 on Currency Convertibility of 1991(5) and Decree No. 2128/91 fixing the Argentine peso at par with the United States dollar.

54. Within this broad framework specific instruments were enacted to govern the privatization of the main industries. As far as the Gas sector was concerned, Law No. 24.076

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                                                                              17

of 1992, or Gas Law,(6) established the basic rules for the transportation and distribution of natural gas. This instrument was implemented the same year by Decree No. 1738/92 or Gas Decree.(7)

55. As a consequence of the new legislation, Gas del Estado, a State-owned entity, was divided into two transportation companies and eight distribution companies. Transportadora de Gas del Norte (TGN) was one of the companies created for gas transportation.(8) The privatization of the new company was opened to investors by means of a public tender offer(9) and a related Information Memorandum was prepared by consultant and investment firms in 1992 at the request of the Government.(10)

56. A Model License approved by Decree No. 2255/92(11) established the basic terms and conditions for the licenses that each new company would be granted by the Argentine Government. TGN's license was granted by Decree No. 2457/92(12) for a period of thirty-five years, subject to extension for another ten years on the fulfillment of certain conditions.

57. In the Claimant's view, the legislation and regulations enacted, as well as the license, resulted in a legal regime under which tariffs were to be calculated in dollars, conversion to pesos was to be effected at the time of billing and tariffs would be adjusted every six months in accordance with the United States Producer Price Index (US PPI). As will be examined further below, the Respondent has a different understanding of the nature and legal effects of these various instruments.

58. CMS's participation in TGN began in 1995 under a 1995 Offering Memorandum(13) leading to the purchase of the shares still held by the government. CMS's acquisition represented 25% of the company, later supplemented by the purchase of an additional 4.42%,

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                                                                              18

thus totaling 29.42% of TGN's shares. This new Offering Memorandum was modeled on the 1992 Information Memorandum and the license.

      4. Argentina's Measures in the Period 1999-2002 and the Emergence of the Dispute

59. Towards the end of the 1990's a serious economic crisis began to unfold in Argentina, which eventually had profound political and social ramifications. The nature and extent of this crisis will be discussed below.

60. Against this background, the Argentine Government called in late 1999 for a meeting with representatives of the gas companies in order to discuss a temporary suspension of the US PPI adjustment of the gas tariffs. The companies agreed to a temporary suspension deferring the adjustment due for a period of six months (January 1 - June 30, 2000). The agreement provided that costs of the deferral would be recouped in the period July 1, 2000 - April 30, 2001, that resulting income losses would be indemnified and it was understood that this arrangement would not set a precedent or amend the legal framework governing the licenses. This agreement was approved by ENARGAS, the public regulatory agency of the gas industry, by Resolution No. 1471 on January 10, 2000.(14)

61. Soon thereafter it became apparent that the agreement would not be implemented and requests by TGN for an adjustment of tariffs in accordance with the License were not acted upon; in fact ENARGAS directed the company to refrain from introducing any such adjustment. On July 17, 2000, a further meeting was held with representatives of the gas companies, at which the companies were asked to agree on a new deferral of the tariff adjustment. Another agreement to this effect was entered into on that date, freezing US PPI

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                                                                              19

adjustments of tariffs for a two year period while allowing for some increases relating to the earlier deferral and lost income. Income lost as a result of the new deferral was to be gradually recovered and US PPI adjustments were to be reintroduced as from June 30, 2002. Decree No. 669/2000 embodied the new arrangements while recognizing that the US PPI adjustment constituted "a legitimately acquired right" and was a basic premise and condition of the tender and the offers.(15)

62. In a proceeding commenced by the Argentine "Defensor del Pueblo de la Nacion," a federal judge issued on August 18, 2000 an injunction for the suspension of both the agreement and Decree No. 669/2000 pending a decision on the challenged legality of the US PPI adjustment. Meanwhile, administrative appeals made by TGN did not change the situation and TGN's applications for tariff adjustments continued to be rejected. In due course, the companies, the Government and ENARGAS appealed the above decision of the federal judge, however, the appeal was rejected. A final appeal of the companies to the Argentine Supreme Court is still pending.

63. Based on these developments, ENARGAS repeatedly confirmed the continuing freeze of the US PPI adjustment of tariffs, resulting in no adjustments being made in accordance with this mechanism as from January 1, 2000, that is since the first deferral. The parties disagree on the nature and extent of the decisions adopted by ENARGAS, as will be discussed below. Against these developments, CMS notified its consent to arbitration under ICSID on July 12, 2001, following the required notification of the dispute to the Argentine Government. The dispute at this stage concerned only the issue of the application of the US PPI adjustment.

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                                                                              20

64. In late 2001 the crisis deepened as the corrective measures that Minister Domingo Cavallo had set in train did not succeed. Significant capital flight from Argentina followed. In the wake of these further developments, the Government introduced the "corralito" by Decree No. 1570/2001,(16) drastically limiting the right to withdraw deposits from bank accounts. Default was declared and several Presidents succeeded one another in office within a matter of days. Emergency Law No. 25.561 was enacted on January 6, 2002,(17) declaring a public emergency until December 10, 2003 and introducing a reform of the foreign exchange system. Extensions of this period were later introduced, as will be discussed below.

65. The Emergency Law introduced the second type of measures that underlie the dispute in the present case. Thus, the currency board which had pegged the peso to the dollar under the 1991 Convertibility Law was abolished, the peso was devalued and different exchange rates were introduced for different transactions. The right of licensees of public utilities to adjust tariffs according to the US PPI was terminated, as was the calculation of tariffs in dollars. The respective tariffs were redenominated in pesos at the rate of one peso to the dollar. The same rate was applied to all private contracts denominated in dollars or other foreign currencies. It was later clarified by Decrees No. 689/2002 and 704/2002, dated May 2, 2002, that the Emergency Law did not apply to gas exports or the tariffs for its transportation, which consequently were exempt from the conversion to pesos.

66. The Emergency Law envisaged a process of renegotiation of licenses to be conducted by a Renegotiation Commission. The pertinent procedures were defined by Decree No. 293/2002.(18) The renegotiation process began on March 1, 2002 and was later reorganized under other arrangements. Various efforts at initiating an extraordinary review of tariffs or granting small adjustments were blocked by court injunctions. A new Renegotiation Unit was created in 2003 and a new law governing the renegotiation process -- Law No. 25.790 --

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                                                                              21

was enacted on October 31, 2003. Renegotiations were to be completed by December 31, 2004. Renegotiation was completed by this date in respect of some public utilities and related companies, but this was not the case in the gas transportation and distribution sector. A witness introduced by the Respondent explained that this was attributable to the inherent difficulty in renegotiating 64 public utility contracts and numerous subcontracts.(19)

67. On February 13, 2002 CMS notified an ancillary dispute concerning the measures enacted under the Emergency Law and related decisions. In its Decision on Jurisdiction, the Tribunal considered that the disputes arising from the one as well as the other types of measures were sufficiently closely related and thus proceeded to the merits phase in respect of both.

      5.    CMS's Claim for Business and Financial Losses

68. The Claimant explains that it decided to undertake important investments in the gas transportation sector in reliance on the Argentine Government's promises and guarantees, particularly those that offered a real return in dollar terms and the adjustment of tariffs according to the US PPI. The Claimant asserts that it invested almost US$ 175 million in the purchase of shares in TGN and that TGN invested more than US$ 1 billion in the renovation and expansion of the gas pipeline network.

69. The Claimant further argues that the measures undertaken by the Government in the period 1999 - 2002 and in the aftermath have had devastating consequences. The effects relate in part to the loss of income and in part to the fact that the Claimant's ability to pay its debt has been reduced by a factor of more than three because the debt is denominated in US dollars and there has been an intervening devaluation of the peso. The Claimant also asserts

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                                                                              22

that the value of its shares in TGN has dropped by 92%, falling from US$ 261.1 million to US$ 21.2 million, this last figure having later been revised to US$
23.7 million and later yet to US$ 17.5 million.(20)

70. Because no adjustment of tariffs has taken place since January 1, 2000 and because tariffs may no longer be calculated in US dollars, the Claimant explains that TGN's domestic tariff revenue has decreased by nearly 75%. Only export revenues have been kept in US dollars. In the Claimant's view the situation has been aggravated by the assertion by some Provincial governments of the right to pay gas and other invoices in bonds.

71. It is further explained that the devaluation has also had an adverse impact on TGN's costs: taking into account an exchange rate of 3.6 pesos to the dollar, the rate used by the Claimant in its Memorial, it now takes 3.6 times as much revenue as before to pay existing debt. As a result, it is claimed, TGN has defaulted on certain dollar-denominated obligations and on its foreign and domestic debt, thus having been excluded from international capital markets. Dollar-denominated operating costs, it is asserted, have also been affected.

72. In addition to the losses that CMS has suffered as a result of the specific measures referred to above, the Claimant argues that the broader economic implications of the Emergency Law have led to an artificial depression of consumer gas prices in Argentina, particularly as a result of the tariff freeze. Because Argentine gas prices are among the lowest in the world, an effective subsidy benefiting the rest of the Argentine economy has had a negative impact on the regulated gas sector, amounting to several billion dollars for the energy sector as a whole.

73. The end result of these measures, in the Claimant's view, has led to the suspension of investments in new expansion projects and the collapse of the pipeline network. This, in turn, it is argued, has brought about serious gas shortages both in the domestic market and in the supply of neighboring countries, such as Brazil, Chile and Uruguay. A fiduciary fund was established in 2004 to channel investment, in conjunction with private participation, in gas transportation infrastructure, particularly with a view to importing gas from Bolivia to compensate for the domestic shortages. While the Respondent argues that this is evidence of the normal operation of companies and TGN in the gas market, the Claimant is of the view that TGN's participation in this arrangement has not been voluntary.(21)

      6.    The Respondent's Arguments in Respect of Business and Financial
            Losses

74. The Government of Argentina argues that the losses incurred by the Claimant are not attributable to the Respondent and that any such losses arise from business decisions of TGN. The effects of the measures on TGN's costs are in the Respondent's view very different from what CMS claims.

75. The Government of Argentina asserts first that it is not true that TGN's domestic tariff revenues have decreased by 75%, as argued by the Claimant -- a 50% decrease has also been indicated(22) -- in view of the fact that 25% -- a figure of 31% has also been mentioned(23) -- of the revenues of TGN are related to export contracts. In this area of operation the pertinent tariffs have been kept in dollars and have increased by 11% -- 12% has also been mentioned (24) -- as a result of the periodic adjustment of such export tariffs in accordance with the US PPI.

76. Moreover, the exchange rate used in the Claimant's calculations--3.6 pesos to the dollar--is in the Respondent's view 20% higher than the actual exchange rate at the time of the Answer (December 2003), or 3 pesos to the dollar. It is further argued that the obligation to accept Provincial bonds in payment has also not caused any harm to TGN as these bonds are used for the payment of taxes and in any event most such bonds have now been recalled.

77. The Respondent argues next that TGN's operating costs in dollars amount to only 26.69% of the revenues denominated in that currency. This, it says, is because part of that revenue is export-related and, moreover, it is to be expected that as a result of the devaluation, the share of dollar denominated operating costs would decrease as a consequence of import substitution. The dollar denominated revenue, it is also asserted, amply compensates for the increase in domestic operating costs in pesos arising from inflation.

78. A third line of argument of the Argentine Government relates to the choices available to TGN as sources of financing. These ranged from the use of its own capital, debt in pesos -- which would not have been affected by a devaluation -- , dollar debt in Argentina -- which would have been "pesified" -- , and finally to foreign currency debt incurred abroad. It is argued in this respect that TGN chose the last option, which held the highest risks. The Respondent holds that the Claimant cannot now attempt to transfer the consequences of this decision to the Government or the consumer.

79. In the Respondent's view, the Gas Law provides for a structure of tariffs that covers only operating costs and excludes financial costs altogether. Tariffs were fixed on the basis of the cost of capital in Argentina and therefore at a level higher than what would have been justified in more stable countries. (25)

80. It is furthermore explained that ENARGAS warned TGN about the potential difficulties that could arise from its debt profile(26). In fact, the investment prospectus prepared by the Board of TGN in 1995 had specifically warned about the potential adverse effects of a devaluation on revenues, debt payment in foreign currencies and dividends to shareholders.(27) The latter document stated that

          "In case of a big devaluation of the peso in respect of the dollar, the patrimonial situation and the operational results of the Company could be adversely affected, as would also be the case of the capacity to make payments in foreign currency (including the repayment of debt expressed in foreign currency) and the distribution of dividends in dollars at acceptable levels."(28)

81. The Respondent also argues that the License did not guarantee the profitability of the business because, as stated in Article 2.4 of the Basic Rules of the License, "the Licensor does not guarantee or ensure the profitability of exploitation."(29) Nor, it is argued, can credit rating deterioration be attributed to the Government. It is further asserted that TGN is free to renegotiate its debt in the international financial market at discounts ranging from 55% to 90%, just as other businesses have done.

82. The Government of Argentina also asserts that in spite of the Claimant's argument to the effect that TGN invested over US$ 1 billion in infrastructure, the actual situation is that TGN did not comply with the mandatory investment requirement under the License of US$ 40 million and that TGN has repeatedly been fined because of this failure; instead heavy voluntary investments were made in the expansion of the transportation network for exports. A witness for the Respondent stated that TGN has participated actively in the creation and financing of the fiduciary fund for gas transportation mentioned above.(30)

83. It will be shown below that the Claimant opposes all such arguments. For now the Tribunal wishes to observe that the Argentine Government has not provided in its memorials an alternative valuation of the eventual losses affecting CMS, saying that it is for the Claimant to properly prove its claims. In this regard the Argentine Minister of Justice explained, at the hearing on the merits, that Argentina was "not obliged to propose another valuation."(31) And although the Tribunal requested a clarification on this matter from Argentina's experts, none was provided.(32)

     7.   CMS's Legal Justification of its Claims

84. The Claimant is of the view that the measures adopted by the Argentine Government are in violation of the commitments that the Government made to foreign investors in the offering memoranda, relevant laws and regulations and the License itself.

85. Such commitments, it is asserted, included the calculation of tariffs in US dollars, the semi-annual adjustment in accordance with the US PPI and general adjustment of tariffs every five years, all with the purpose of maintaining the real dollar value of the tariffs.(33)

86. The Claimant argues that Argentina further agreed expressly not to freeze the tariff structure or subject it to further regulation or price controls; and that in the event that price controls were introduced, TGN would be entitled to compensation for the difference between the tariff it was entitled to and the tariff actually charged.(34) Moreover, the basic rules governing the License could not be altered without TGN's consent.(35)

87. The Claimant is of the view that these guarantees constituted essential conditions for CMS's investment (36) and that it has an acquired right to the application of the agreed tariff regime. The Claimant says that the Government of Argentina itself confirmed this in Decree No. 669/2000 by explaining the adjustment mechanism of the licenses as a "legitimately acquired right."(37)

88. It is further argued that the measures adopted are all attributable to the Argentine Government and result in the violation of all the major investment protections owed to CMS under the Treaty. It is claimed in particular that Argentina has wrongfully expropriated CMS's investment without compensation in violation of Article IV of the Treaty; that Argentina has failed to treat CMS's investment in accordance with the standard of fair and equitable treatment of
Article II(2)(a) of the Treaty; that the passing of arbitrary and discriminatory measures violates Article II(2)(b); and that it has also failed to observe the many obligations entered into with regard to the investment in violation of the standard of Article II(2)(c) of that Treaty. Unlawful restrictions to the free transfer of funds in violation of Article V of the Treaty were also invoked in the Claimant's memorial, a claim that was later withdrawn.(38)

89. On the basis of its understanding of the measures adopted, their economic impact on the company and the legal violations invoked the Claimant requests compensation in the amount of US$ 261.1 million for Treaty breaches plus interest and costs.

90. The specific arguments invoked by the Claimant in support of its legal contentions will be examined by the Tribunal separately when discussing each of the claims made.

     8.   The Respondent's Legal Defense

91. In the view of the Argentine Government, the License, and the legal and regulatory framework governing it, provide only for the right of the licensee to a fair and reasonable tariff, encompassing costs of operation, taxes, amortizations, and a reasonable return on investments, but excluding altogether financial costs.(39) It is further asserted that no guarantees were offered in respect of convertibility and currency devaluation and the risk inherent to the investment in these respects was expressly brought to the attention of the company.

92. The Respondent is of the view that any consequences arising from CMS's decision to rely on the report of private consultants for its investment strategies cannot be assigned to the Government. That report was not made by the Government and all responsibility for its contents was the subject of an express disclaimer.(40)

93. The Respondent argues in addition that, under the Gas Law, transportation and distribution of gas is a national public service which must take into account particular needs of social importance. To this end, the Government is under an obligation to ensure the efficient operation of the service and must control the implementation of the contract, including the alternative of amendment or unilateral termination.(41) Thus, the regulation of tariffs is a discretionary power of the Government insofar as it must take social and other public considerations into account.

94. In the Respondent's view, it follows that no commitments could have been made by the Government to maintain a certain economic or exchange rate policy and that the State is free to change such policies, a right which cannot be subject to claims by individuals or corporations. In this respect, the argument follows, CMS could not have ignored the public law of Argentina and the risks involved in investing in that country.

95 In this context, it is further asserted, tariffs must ensure to consumers the minimum cost compatible with the certainty of supply,(42) as long as the provision of the service is efficient. Because Argentina was characterized by an unstable economy, the tariffs took into account the added risk of investing in that country and were therefore higher than would normally have been the case. As a result profits were also higher.

96. The Respondent is of the view that the licenses did not contemplate the possibility of convertibility being abandoned and that the contractual regime was therefore incomplete.(43) This, the Respondent filled in by means of the pesification in the domestic market and dollarization in the external market, thereby allowing consumers to continue to pay for gas and avoiding the collapse of demand.(44) The Respondent also argues that tariffs did take into account the risk of devaluation, a point that will be discussed further below.

97. As a result of the above considerations, the Respondent argues that there has been no violation of the commitments made, explaining that the loss of value of CMS's shares is the result of recession and deflation, of a major social and economic crisis and the currency devaluation that followed. This devaluation, it is asserted, had already occurred in other important international financial markets.(45) All the measures adopted by the Government, it is further argued, were needed for the normalization of the country and the continuous operation of public services. Had tariffs been adjusted by 300% as CMS would have wanted, public services would have been paralyzed, the income of licensees would have dramatically decreased and public reaction would have been beyond control.(46)

98. The Respondent further explains that, in this legal and regulatory context, there could be no violation of the Treaty and objects, in that regard, particularly to the legal claims of CMS. In the Respondent's view, none of the requirements under international law of indirect expropriation are met. The guarantees invoked by CMS are not the property of the company protected under the Treaty and TGN continues to operate normally. Nor was there a violation of the standard of fair and equitable treatment, or a case of arbitrariness or discrimination. The umbrella clause of the Treaty, the argument follows, cannot be invoked as no obligations were undertaken by Argentina in respect of CMS, only in respect of TGN, and the latter has not made any claim for contractual violation under the License.

99. In the alternative, the Republic of Argentina has invoked national emergency, brought about by the above-mentioned economic and social crisis, as grounds for exemption of liability under international law and the Treaty.

100. As with the Claimant's arguments, all the views expressed by the Respondent will be discussed in greater detail in connection with each claim.

101. Before proceeding any further, however, the Tribunal wishes to address one particular issue raised by the Respondent. The matter concerns the fact that certain loans were granted to TGN by the International Finance Corporation, an affiliate of the World Bank, and the suggestion that this might constitute some form of conflict of interest for an ICSID Tribunal operating under World Bank Group auspices.(47)

102. The Tribunal wishes to state clearly that no connection to this effect has ever interfered with its independent judgment of the case, and it would not permit this to happen. Neither has the Tribunal at any point been approached by World Bank officials on behalf of the IFC or any other Bank affiliate, nor would the Tribunal permit any representation of this kind. The Tribunal learnt about TGN's financing arrangements through the pleadings of the parties alone.

      9.     Are the Measures Adopted Temporary or Permanent?

103. One particular aspect of this dispute is whether the measures adopted are temporary or permanent in nature, a matter that has importance in the context of the applicable law that will be discussed further below.

104. The Claimant rejects that the measures adopted are temporary insofar as they continue to be in force after several years. Moreover, all draft legislation introduced by the Government in Congress has tended to reinforce the effect of such measures. The Claimant invokes as clear evidence of this being the case the draft Public Utilities National Regulatory Act introduced in 2004, in which the measures in force were turned into permanent features of the tariff regime.(48)

105. The Respondent argues the opposite. In its view, the measures complained of are all of a temporary nature arising from the emergency and subject to renegotiation.(49) The Government, it is argued, has made specific proposals to TGN in its efforts to achieve a successful renegotiation, including a proposal made on July 2, 2004, envisaging a 7% increase in tariffs in 2005 and completing their regularization in 2007.(50) This has been described as a basic or first proposal.(51) It is further stated that the Claimant has not been minded to present any counter-proposal.

106. The Claimant explains on this point that the proposal is insufficient to meet the adjustments necessary to achieve a just and reasonable tariff and to compensate for the losses the company has experienced.(52) This is particularly so in light of TGN's own January 22, 2003 proposal. Under this proposal, TGN had requested four 17.8% increases to take effect between March and September 2003.(53) Such increases would have represented close to a 90% adjustment.

107. The Tribunal can only note in this respect that more than five years have lapsed since the adoption of the first measures in 2000. Delays can be explained with reference the above-mentioned crisis. However, if delays exceed a reasonable period of time the assumption that they might become permanent features of the governing regime gains in likelihood.

      10.   Applicable Law: The Parties' Views

108. The parties in this case have not chosen a particular law applicable to the resolution of the dispute nor has the Treaty. In the absence of such choice,
Article 42(1) of the Convention becomes the rule governing the determination of the law to be applied by the Tribunal:

            "[I]n the absence of such agreement, the Tribunal shall apply the law of the Contracting State party to the dispute (including its rules on conflict of laws) and such rules of international law as may be applicable."

109. Yet again the parties have expressed radically different views. The Claimant has argued, first at the jurisdictional stage and again in the merits phase of the proceedings, that only the Treaty and international law are applicable to the dispute while the law of the host State "plays only a marginal role, relevant only as a matter of fact."(54) The Claimant argues that ICSID's jurisprudence is uniform in respect of the application of the Treaty as lex specialis, complemented by customary international law where necessary.(55)

110. On this basis, the Claimant asserts that Argentine law is relevant only in the context of factual matters, such as with regard to the nature of the assurances made to CMS. The Claimant relies in this respect on the decision rendered in the case of Tecmed v. Mexico to show that the act of a State must be characterized as internationally wrongful if in breach of an international obligation, "even if the act does not contravene the State's internal law..."(56)

111. The Claimant further explains that, in any event, treaties have a significant place in the Argentine constitutional order and must be observed, and that various courts in Argentina have ruled that some of the measures adopted are themselves unconstitutional.

112. The Respondent has put forth the view that, in the absence of an agreement, the Tribunal must examine and apply the domestic legislation of Argentina, particularly since the investor, like any national investor, is subject to domestic law and the License is specifically governed by Argentine law.

113. The Respondent invokes first the need to apply the Argentine Constitution. It is explained, in this context, that the protection of the right of property enshrined in the Constitution has been interpreted by the Courts as not having an absolute character and that State intervention in the regulation of individual rights is justified, provided such intervention is both legal and reasonable when factoring in social needs. Moreover, the Respondent asserts that a differentiated treatment in certain circumstances does not affect the requirement of uniformity in the application of the law.

114. In respect of the legal regime of treaties in Argentina, the Respondent argues that while treaties override the law they are not above the Constitution and must accord with constitutional public law.(57) Only some basic treaties on human rights have been recognized by a 1994 constitutional amendment as having constitutional standing(58) and, therefore, in the Respondent's view, stand above ordinary treaties such as investment treaties. It is further argued that, as the economic and social crisis that affected the country compromised basic human rights, no investment treaty could prevail as it would be in violation of such constitutionally recognized rights.

      11.   Applicable Law: The Tribunal's Findings

115. Much discussion has surrounded the meaning of Article 42(1) of the Convention and the interpretations have ranged from a restricted application of international law in a complementary or corrective role, to be relied upon only in case of domestic lacunae or where the law of the Contracting State is inconsistent with international law,(59) to a role that calls for the application of international law only to safeguard principles of jus cogens.(60)

116. More recently, however, a more pragmatic and less doctrinaire approach has emerged, allowing for the application of both domestic law and international law if the specific facts of the dispute so justifies. It is no longer the case of one prevailing over the other and excluding it altogether. Rather, both sources have a role to play. The Annulment Committee in Wena v. Egypt held in this respect:

            "Some of these views have in common the fact that they are aimed at restricting the role of international law and highlighting that of the law of the host State. Conversely, the view that calls for a broad application of international law aims at restricting the role of the law of the host State. There seems not to be a single answer as to which of these approaches is the correct one. The circumstances of each case may justify one or another solution... What is clear is that the sense and meaning of the negotiations leading to the second sentence of Article 42(1) allowed for both legal orders to have a role. The law of the host State can indeed be applied in conjunction with international law if this is justified. So too international law can be applied by itself if the appropriate rule is found in this other ambit."(61)

117. This is the approach this Tribunal considers justified when taking the facts of the case and the arguments of the parties into account. Indeed, there is here a close interaction between the legislation and the regulations governing the gas privatization, the License and international law, as embodied both in the Treaty and in customary international law. All of these rules are inseparable and will, to the extent justified, be applied by the Tribunal.

118. It is also necessary to note that the parties themselves, in spite of their doctrinal differences, have in fact invoked the role of both legal orders. The Republic of Argentina relies for its arguments heavily on provisions of domestic law, but also resorts to international law, for example in respect of treaty clauses on national security and customary law on state of necessity and other matters. Similarly, the Claimant invokes provisions of domestic law, regulations and the License to explain the rights TGN has under these instruments and the measures affecting them. But also the Claimant invokes Treaty guarantees and customary law on various issues.

119. The Respondent has suggested this arbitration might infringe upon or be in conflict with the Constitution of the Republic of Argentina.(62) The Tribunal, however, does not believe this to be the case considering the prominent role of treaties under the Constitution and the fact that the arbitration proceeds under both the ICSID Convention and the Treaty. In fact, under Article 27 of the Argentine Constitution

            "The federal Government is under the obligation to consolidate its relations of peace and commerce with foreign powers by means of treaties in conformity with the principles of public law provided for under this Constitution."

120. So too, Article 31 of the Constitution mandates that the Constitution, the laws enacted under it and treaties are "the supreme law of the Nation." Indeed, the Argentine courts have a long-standing record of respect for treaties and have duly recognized their hierarchical standing above the law.(63) While treaties in theory could collide with the Constitution, in practice this is not very likely as treaties will be scrutinized in detail by both the Government and Congress.

121. In this case, the Tribunal does not find any such collision. First because the Constitution carefully protects the right to property, just as the treaties on human rights do, and secondly because there is no question of affecting fundamental human rights when considering the issues disputed by the parties.

122. The specific domestic legislation of Argentina and rules of international law applied by the Tribunal will be discussed in connection with the issues contended. In addition to the Constitution and the Argentine Civil Code, the gas legislation and regulations will be analyzed, together with the measures adopted under the Emergency Law and other pertinent matters. The Treaty and customary international law will also be applied in reaching the pertinent conclusions.

123. Before doing so, however, the Tribunal wishes to address a particular contention made by the Respondent, namely that the Tribunal would be exceeding its powers if it were to decide the dispute on the basis of the provisions of the License, and that such decision would be subject to annulment. The Tribunal must apply the relevant domestic and international law, including the License, as a validly made contract under Argentine law and subject to specific stability clauses, since it has a duty to decide the dispute under Article 42(1) of the Convention.

      12.   The Limits of the Tribunal's Jurisdiction

124. The Tribunal is mindful that, in its Decision on Jurisdiction, the distinction was made between measures of a general economic nature, such as those concerning the economic and financial emergency, and measures specifically directed to the investment's operation.(64) It then reached the following conclusion:

            "...the Tribunal concludes on this point that it does not have jurisdiction over measures of general economic policy adopted by the Republic of Argentina and cannot pass judgment on whether they are right or wrong. The Tribunal also concludes, however, that it has jurisdiction to examine whether specific measures affecting the Claimant's investment or measures of general economic policy having a direct bearing on such investment have been adopted in violation of legally binding commitments made to the investor in treaties, legislation or contracts."(65)

125. In discussing the rights of the parties and the measures adopted the Tribunal will keep this distinction in mind.

126. It must also be noted that in connection with the merits the Respondent has again raised certain jurisdictional issues that were addressed in the jurisdictional phase of the case, such as the jus standi of the Claimant. These issues were decided upon at that stage and will not be reopened in this Award.

      13.   Did the Claimant have a Right to a Tariff Calculated in US Dollars?

127. The first issue the Tribunal must address in connection with the Claimant's contentions is whether it had a right to a tariff calculated in US dollars and converted into pesos at the time of billing.

128. The Claimant asserts this right under the public tender offer, the Gas Decree, the Information Memorandum issued in 1992 in conjunction with the initial public tender offer, and Clause 9.2 of the License. The Claimant recalls in particular Article 41 of the Gas Decree stipulating that "tariffs for transportation and distribution shall be calculated in dollars."

129. The Respondent, however, believes differently. As already noted, in the Respondent's view the Gas Law only ensures licensees the right to a fair and reasonable tariff. The Gas Decree and TGN's License do provide for the calculation of tariffs in US dollars and their conversion to pesos but, the Respondent argues, only in conjunction with Convertibility Law No. 23.928. It is further explained that once the convertibility and the dollar/peso parity were abandoned, calculation of tariffs in dollars would become redundant and the right to such calculation would lapse, particularly if a devaluation were to reach 300%. In this regard the Respondent recalls that the Gas Decree refers to the parity established in the Convertibility Law and not to the exchange rate in force at the time of calculation and conversion.(66) According to the Respondent, the Government made no promise or guarantee that tariffs would be kept in dollars if the fixed exchange rate regime were abandoned.(67)

130. This relationship between the tariff calculated in US dollars and the Convertibility Law is also discussed by the Respondent in the context of the privatization of the telephone company. In that situation tariffs were originally calculated in local currency and adjusted in accordance with Argentina's consumer price index. The tariffs were later converted into dollars and subjected to dollar adjustment but only as a result of the Convertibility Law, presumably for as long as this law was in force. It has been explained by the Claimant, however, that this was a different situation and that, in its view, it further confirms that tariffs were to be calculated in dollars.(68)

131. The Respondent has also elaborated on the question of the applicable law in the context of this issue, arguing in particular that the Claimant could not have made its investment exclusively on the basis of the public tender offer or the Information Memorandum of 1992, as both were subject to the express provisions of Argentine law and the specific terms of the arrangements for the transfer of TGN's shares. It is also emphasized, as noted, that the information provided by consultant firms was expressly subject to a disclaimer, that no assurance was offered on the part of the Government and that no liability could ensue from the information contained therein.

132. Any such decision to invest, the argument follows, could only have been made on the basis of the applicable rules in force. As the Gas Law only ensured the right to a fair and reasonable tariff, none of the instruments which were subordinate to it, in particular the License, could validly provide for additional rights. This would breach the principle of legality and the very right of the State to fix the tariffs for its public services and modify contracts in consideration of public interest. Moreover, the Respondent again raises an argument to the effect that the Claimant in any event cannot rely on TGN's License as this was issued to a different company; this, as noted, is an issue that has been resolved by the Tribunal in its jurisdictional decision.

133. While it is true that the Claimant at first relied heavily for its arguments on the Information Memorandum and related consultant reports, the entire legal structure was gradually brought into the pleadings by both parties. This included the Gas Law which contains provisions of a general nature, such as the right to a fair and reasonable tariff, as well as the Gas Decree and the License which specifically provide for the calculation of tariffs in dollars and their conversion into pesos at the time of billing. This guarantee is sufficient to legally give rise to a right of the Claimant to this effect. It is not contrary to the law. Neither is it contrary to the right of the State to amend tariffs, for which purpose specific mechanisms were established in the License itself and other relevant instruments.

134. In addition, in the context of the privatization it was abundantly clear that one of the key elements in attracting foreign investment and in overcoming the economic and financial crisis of the late 1980's was to provide the necessary stability. Declarations by public officials repeatedly confirmed this understanding and the Memorandum, while not legally binding, accurately reflects the views and intentions of the Government. This very same understanding, as the Claimant has emphasized, was expressly confirmed by the Privatization Committee, a step that must be considered as having some legal implications.

135. This Committee in fact recorded in the minutes of its session of October 2, 1992, that "Section 9.2 leaves it sufficiently clear that the tariffs are in dollars and expressed in convertible pesos, for which reason, when faced with an eventual modification of the Convertibility Law, they should be automatically re-expressed at the modified rate."(69)

136. The Tribunal is not convinced of the merits of the argument the Respondent has made about the right to a tariff calculation in dollars linked to the Convertibility law. Had the right been conditioned on the existing parity the pertinent provisions could have said so quite clearly. This was not the case and the Privatization Committee understood the guarantee differently, that is, as providing for a tariff in a stable currency. In fact, the provisions in question allow for a reading which is quite different from that argued by the Respondent. If the tariffs were in dollars and had parity changed at the time of billing, the conversion was to be made at the rate of exchange at that moment so as to, precisely, guarantee the fairness and reasonableness of the return. This, however, is an argument linked more to the question of devaluation and it will be examined further below.

137. The Tribunal also notes that it was precisely because the right to tariff calculations in dollars was guaranteed that the privatization program was as successful as it was. The program attracted hundreds of companies to the country with investments that ran into over 10 billion dollars. Numerous bilateral investment treaties were also entered into at the time to provide additional guarantees under international law. It is not credible that so many companies and governments and their phalanxes of lawyers could have misunderstood the meaning of the guarantees offered in a manner that allowed for their reversal within a few years.

138. The Tribunal concludes on this question that the Claimant has convincingly established that it has a right to a tariff calculated in dollars and converted into pesos at the time of billing. The specific implications of this finding will be discussed below.

      14. Did the Claimant have a Right to Adjustment of Tariffs in Accordance with the US PPI?

139. The second element that was determinative for the Claimant in deciding to invest in TGN was the assurance of adjustments of the tariff in accordance with the US PPI in January and July of each year. This right, in the Claimant's view, was created by the Gas Law and every other instrument governing the privatization of the gas transportation and distribution industry.

140. The Respondent makes in this connection the same arguments as those advanced above in respect of the calculation of the tariff in dollars. In the Respondent's view, such mechanism was justified only in conjunction with the Convertibility Law and the exchange rate parity, thus avoiding indexation in accordance with Argentine indexation mechanisms and taking advantage of the fact that inflation in the United States was historically lower than that reflected in Argentine indexes.

141. The Respondent further asserts that such adjustment mechanism was justified at the time of privatization in 1992, but that at the end of the decade it had lost all relevance because the Argentine economy went into recession and deflation and domestic prices fell significantly. It is also argued that the United States' inflation at the time was higher than what it had been historically and that the adjustment would therefore no longer reflect TGN's costs but would result in a significant increase of tariffs during the recession. The Respondent held that such increase could be as high as 6.18% resulting from the US PPI adjustment plus some adjustments due to debt repayment.

142. According to the Respondent's argument this was the situation underlying the voluntary postponement of adjustments agreed to in January and July 2000. These were also the reasons invoked by the Federal judge issuing the injunction on adjustments referred to above.

143. Moreover, the Respondent believes that the freezing of tariffs at this point was the measure affecting the licensees the least as resorting to an extraordinary adjustment of tariffs would have led to yet lower tariffs.

144. The same considerations the Tribunal made above in respect of the meaning of the governing legal framework, including the question of the dependence on the Convertibility Law, apply to the issue of adjustment of tariffs in accordance with the US PPI; that is, it was a right established under the legal rules, the License and the context in which the privatization was undertaken. The Claimant has adequately proven its rights concerning this other issue. The question of costs and whether the mechanism was justified at a later point will be discussed separately.

      15. Did the Claimant have a Right to Stabilization Mechanisms under the License?

145. A third issue the Tribunal must examine is whether the Claimant had a right under the governing legal framework to additional stabilization clauses. The Claimant invokes in particular two such clauses of the License. The first concerns the Respondent's commitment in clause 9.8 of the License to the effect that the tariff structure would not be frozen or subject to further regulation or price control, and that in the event that a price control mechanism compelled the licensee to adjust to a lower level of tariff "...the Licensee shall be entitled to an equivalent amount in compensation to be paid by the Grantor."(70)

146. The Claimant next invokes Clause 18.2 of the License which provided that the basic rules governing the License would not be amended, totally or partially, without the Licensee's written consent. The Claimant further asserts that when such consent was given in January and July 2000 for the postponement and rescheduling of adjustments, albeit non-voluntarily in the Claimant's view, the Argentine Government undertook additional obligations to reestablish the operation of the altered adjustment mechanisms.

147. The Claimant argues that all the commitments under the License as well as the 2000 postponement arrangements were simply not observed by the Argentine Government. Moreover, in the Claimant's view, ENARGAS further aggravated the situation by adopting decisions that went beyond the extent of the judicial injunction. It is argued in particular that the injunction affected only the July agreement and the corresponding Decree No. 669/00,(71) but not the January agreement under which a 6% adjustment would be made in July 2000.

148. In the Respondent's view, there is yet again a jurisdictional question in that any stabilization clause would benefit TGN as the licensee but not the Claimant, a matter on which, as explained, the Tribunal has already ruled. It is further believed on the merits of the question that the Government powers could not be subject to a freeze as this would be equivalent to a renunciation prohibited under the law and the constitutional concept of public service.

149. In respect of the argument about aggravating measures adopted in 2000, the Respondent asserts that ENARGAS was only following a judicial determination and it was on this basis that it rejected an administrative appeal by TGN purporting to have the January adjustment enforced. Yet later it rejected the tariff application by TGN seeking to retroactively obtain the adjustments corresponding to the year 2000 and to follow on as from 2001.

150. On this last question, the Tribunal considers the argument made by the Argentine Government as pertinent because, even though technically a restrictive interpretation of the injunction might have been correct, it was quite evident that such injunction was aimed at paralyzing the operation of the adjustments as a whole and not just that corresponding to the July agreement.

151. The important question, however, is that concerning the right to benefit from stabilization clauses. This discussion is well known in international law and to the extent this dispute concerns the simultaneous operation of the License and protection under the Treaty, the stabilization ensured a right that the Claimant can properly invoke.(72)

      16. Was the Economic Balance of the License Altered in Light of Changing Realities?

152. While the legal meaning of the governing legal framework and the License is quite straightforward and granted rights that are now invoked by the Claimant, the reality of the Argentine economy is more difficult to assess. It may be recalled that the privatization program was conceived to overcome the crisis of the late 1980's. This crisis was characterized by hyper inflation, the inefficient operation of many publicly-owned companies, including those responsible for public utilities, and a dramatic shortage of investments. The privatization program was very successful but the late 1990's witnessed the emergence of another major crisis.

153. This crisis will be discussed further below, but it should be mentioned at this point that it stemmed basically from economic conditions that made it impossible to maintain the fixed exchange rate and which gradually led to the greatest default on foreign debt in history and the collapse of the Argentine financial markets. Some tend to fault foreign investors and put the blame on excessive privatization and globalization, while others see in it the result of not having carried out the liberalization program in its entirety and having allowed major governmental interferences in the functioning of the economy.

154. Justice, however, is not as blind as it is often thought and this Tribunal acknowledges that changing realities had an impact on the operation of the industry and the governing legal and contractual arrangements.

155. The first major impact arose from the devaluation of the peso. The measures adopted in 2000 in order to postpone US PPI adjustments and to freeze the tariffs were in fact anticipating a major upheaval in the economy and in the economic policies followed by the Argentine Government. The Emergency Law and related measures came to confirm this situation and transformed the freeze into a permanent feature of that policy coupled with the elimination of the Convertibility Board and the exchange rate parity.

156. The Respondent has argued in this respect, first, that the privatization framework never guaranteed that a devaluation would not occur and, next, that the Board of TGN expressly warned in the Investment Prospectus that there were no assurances that changes in government policy would not affect the company. Particular reference was made to inflation, monetary fluctuations, interest rates, social instability and political events.(73) Along the same lines, the Respondent argues that witnesses introduced by the Claimant have recognized that there was no assurance against devaluation.(74)

157. In the Respondent's view, the Claimant cannot pretend that it had a right never to see the returns of the company diminish for reasons other than business risks. The Respondent observes that this would transform the License into the kind of insurance policy which this Tribunal and other tribunals have held are not provided by bilateral investment treaties. Moreover, the Respondent asserts, the Claimant cannot pretend to be insulated from any internal or external condition affecting the operation of the company.

158. The Claimant explains that it does not complain about the economic conditions of Argentina or the right of the Government to devalue the currency, but only about the breach of the specific guarantees offered to investors and the related protection ensured under the Treaty. One of the most significant guarantees in this respect, in the Claimant's view, was that of keeping the tariffs in dollars so as to eliminate monetary and devaluation risks.

159. The Tribunal has noted above that it is not its task to pass judgment on the economic policies adopted by Argentina and hence it is not for it to determine whether the devaluation was the right or the wrong measure to take in the circumstances. However, it is its duty to establish whether such measure had specific adverse consequences for the Claimant in light of the legal commitments made by Argentina both under the applicable domestic and international legal framework.

160. Here again the discussion about the connection between the calculation of tariffs and their periodic adjustment in dollars and the Convertibility Law becomes crucial to determine the issue. As noted above, two different views have been expressed on this point. For the Respondent, that guarantee only stands as long as the Convertibility Law and the exchange rate parity was in force. For the Claimant, the guarantee works precisely in the context of an alteration of the exchange rate, as the tariffs would still be calculated in dollars and converted into pesos at the newly established exchange rate.

161. For the reasons mentioned above, the Tribunal is of the view that the meaning of the legal framework and the License, particularly in the context of the privatization, was to guarantee the stability of the tariff structure and the role the calculation in dollars and the US PPI adjustment played therein. Devaluation could of course happen at some point, but then the tariff structure would remain intact within the framework of stability envisaged as it would adjust automatically to the new level of the exchange rate.

162. The fact that tariffs were converted from dollars to pesos at a fixed exchange rate of 1 to 1 and that, at the same time, the devaluation was undertaken, meant that the stabilization envisaged in the License was in practice eliminated.

163. The discussions held in this respect in the Privatization Committee, referred to above, are helpful to clarify the real meaning of the guarantees provided. It is reasonable to understand this discussion as having concluded that there was no need to repeat in the License a guarantee that was already provided under the law, as opposed to an agreement to abandon a fundamental guarantee of this kind. The latter option would be entirely contradictory to the intent of the contemporaneous privatization program and the interest in attracting foreign investment.

164. Again, on this issue, the law is clear, but economic realities are indeed more complex to assess. For one thing, it is quite true that, as argued by the Respondent, the peso had already been much devalued in international markets and hence it was entirely artificial to keep it at a parity that was no longer sustainable.(75) For another, capital flight had reached critical proportions as a consequence of a drop in exchange rates and general lack of trust in the economic conditions. In this regard, the change of policy became inevitable.

165. The question for the Tribunal is then how does one weigh the significance of a legal guarantee in the context of a collapsing economic situation. It is certainly not an option to ignore the guarantee, as the Respondent has advocated and done, but neither is it an option to disregard the economic reality which underpinned the operation of the industry.

166. The answer to this conundrum lies in the examination of the effect of the economic situation on the costs of the company, including the question of cost structure, the significance of the export market and the adjustment mechanisms provided for under the License.

      17.   A Fair and Reasonable Tariff

167. One of the few points on which the parties seem to be in agreement is that tariffs should be fair and reasonable as envisaged under the governing legal regime. Yet, what is fair and reasonable is the subject of substantial disagreement.

168. The Respondent has made the argument that tariffs that were kept and adjusted in dollars could not be fair and reasonable in the context of the recession and deflation that affected Argentina. This was particularly so, in the Respondent's view, because internal prices kept falling in the wake of the currency devaluation and hence the costs of the company were greatly diminished, a consequence to which a dollar standard could not adjust. Hence the decisions to abandon the dollar denomination and to freeze the tariffs.

169. The Claimant has explained in this respect that its operating costs did in fact decrease as a result of the devaluation from US$ 70.3 million in 2001 to US$ 37.2 million in 2002. However, during the same period revenue decreased from US$ 253 in 2001 to US$ 125.1 million in 2002. The end result was that operating income fell by 52% in one year. In the Claimant's view, the devaluation did not necessarily lead to a reduction in costs as many expenses remained fixed in dollars and local suppliers quickly adjusted their prices to compensate for the devaluation.

170. As a matter of principle, a devaluation of 300% must necessarily have an effect on the company cost structure. However, costs are unlikely to decrease in the same proportion, in part because some costs are kept in dollars and in part because financial costs must also be considered, not just operating costs. This issue has resulted in disagreement between the parties.

171. The Claimant has explained that its financial costs are reasonable for a capital-intensive infrastructure industry. TGN financed about one half of its investment by debt to be amortized over the life of the project. The total debt of TGN, both domestic and external, amounts to US$ 590 million, of which 93% corresponds to foreign loans and remains payable in dollars. Only 7% of TGN's debt, that is the domestic portion, was pesified. As a result of the tariff freeze, TGN has defaulted on all its loans and has ceased to repay capital, paying approximately only one-third of the interest due.

172. The Claimant has also explained that higher debt resulted in lower capital costs and thus in maximum efficiency. This, in its view, was the very reason that led ENARGAS to use TGN's leverage of 46% debt to 54% equity in the estimates preparatory to the second tariff review, which never took place.(76)

173. In the Respondent's view, such financial decisions are attributable only to the company, as discussed above. In fact, the Government of Argentina believes that TGN, in relying on foreign debt, chose the worst of all financial options to the detriment of other alternatives, such as the use of its own capital or debt in Argentina, in pesos or even in dollars, which was later pesified.(77) It follows, in the Respondent's view, that the risk entailed in this decision cannot now be attributed to Argentina and that, in any event, such proportion of debt was unwise and the company was so warned by ENARGAS. The Respondent explains that TGN increased its debt-equity ratio from approximately 0.50 in 1997 to over 1.00 in 2001; had TGN's ratio been used in calculating tariffs, these would have been lower, not higher, because the rate of return required would also have been lower.(78)

174. The Claimant believes differently. It could not borrow on the domestic capital market as it did not have capacity to absorb large borrowing. Moreover, no one could have foreseen that devaluation and decoupling of tariffs from dollars would be forthcoming as all the guarantees offered pointed in the opposite direction. Thus, at the time it made sense to borrow in international markets thereby taking advantage of low interest rates.

175. As to the discussion about the debt-equity ratio, the Claimant also explains that a 62% debt to total capital is standard in the gas industry, and thus a 50% ratio as that of TGN is perfectly reasonable, particularly when taking into account the stability surrounding the approval of the project. Furthermore, it is explained that the initial tariffs were calculated by the Government on a 33:67 debt to equity ratio, allowing for a lower cost of capital and higher bidding for the licenses.

176. A related point of contention is that while the Respondent argues that the company opted to distribute profits to shareholders instead of reinvesting it, and thus failed to increase its own capital contribution as opposed to having financed debt, the Claimant asserts that this is simply patently erroneous as 70% of its profits were reinvested and merely US$ 168 million paid in dividends, a figure representing only a 4% annual return.

177. The Claimant is also of the view that debt restructuring as a mitigating alternative mentioned in Argentina's argument is simply not possible because creditors are not in a position at present to forecast companies' revenues. The difficulty experienced by the very Government of Argentina in restructuring its foreign debt proves in the Claimant's view that the exercise was not easy to carry out, and even less so could this be done by way of reorganization under the aegis of Argentine courts.

178. The conclusion of this discussion calls for a determination of whether financial costs are a factor in the calculation of tariffs so as to reach the fair and reasonable result mandated by the Law. In Respondent's view, it is not. In the Claimant's view, it is an essential factor.

179. The Tribunal has no doubt that financial costs are included as an element of the calculation of tariffs. This is so, first, because no project of this magnitude could be carried out without its financing being calculated within the return necessary to make it viable. Second, the legal meaning of the Gas Law unequivocally leads to the same conclusion. Indeed, Article 38(a) of the Law provides that the service providers who operate economically and prudently shall have "the opportunity of obtaining an income sufficient to recover all reasonable operating costs applicable to the service, taxes, depreciation ("amortizacion" in Spanish) and a reasonable rate of return...". So too Article 2(4) of the Gas Decree provides for the recovery of all reasonable costs "including the cost of capital."

180. In the Tribunal's view it is quite clear that "depreciation" or "amortizacion" refers, in particular, to the debt financing which is written off over the years. There is yet a another reason supporting this conclusion. Debt was a part of the tariff as calculated before the freeze and it is quite unlikely that the Government and the regulatory agency, as well as all the companies, would have read the Law mistakenly. Neither is there any reason to believe that experienced companies would not have operated economically and prudently.

181. It follows that the freeze adopted cannot be reconciled with the objective of a fair and reasonable tariff, not just because of the dollar connection and adjustment discussed above, but also because, by not taking into account the financial reality of the project, such frozen tariffs do not reflect the real costs of the operator. This is why financial costs were taken into account by ENARGAS both in the first and the second five-year tariff review, even if the latter was never finalized. Presumably this was also reflected in the Government's 2000 tariff increases, which were subject to the court injunction, and might also be included in the new increases that government officials have repeatedly assured are a necessary step under the renogotiation process.

182. The effects of the devaluation have quite evidently given rise to profound adjustments in the economy of Argentina, but not all such effects have benefited the operator. Far from it: the combined effect of tariff freezes and devaluation, even if the latter resulted in a decrease of operating costs, led to the evaporation of operating income, prompted constant negative results in the balance sheet and caused the default mentioned. A tariff causing these results cannot be judged under any standard to be fair and reasonable.

183. The Tribunal cannot rule out the argument that a tariff kept and adjusted in dollars might be unrealistic in view of the changing economic realities that have been mentioned. But, even within the context of the Argentine legal framework and the License itself, there are ways to take these changes into account without abandoning the legal guarantees offered, as will be discussed further below.

184. The Respondent has argued in addition that the tariffs were higher than normal because they took into account, from the outset, the risk of devaluation expressed in terms of the Argentine country-risk. To this end, the discount rate used was also higher so as to allow for a greater return to the company because of that risk ("WACC" or Weighted Average Cost of Capital), as was also the case with the interest rate. The Stone & Webster consultant report commissioned by ENARGAS in order to make the first five-year review of tariffs had suggested a rate of return of 18.6% on the capital contributed by the company. This was eventually established by the regulatory agency as a 16.07% rate of return, thus reflecting, in the Respondent's view, the effect of the higher country-risk.

185. While this discussion is related more to the question of valuation of damages and the determination of the value of the company made by the Claimant's financial experts, which will be examined separately, it nonetheless reveals an important feature of the tariff regime that, it is argued, did provide for protection against devaluation. While, in the Claimant's view, this protection was a part of the legal promises and assurances given, it appears in the Respondent's view that it was given by means of the financial mechanisms put in place, particularly the tariff. These arguments, it will be seen, have important legal implications.

186. It follows that the devaluation must not only be considered as a part of the broad economic measures affecting the country as a whole but also as a specific feature applicable to the Claimant and having a direct impact on its operations. As such and to that extent, it falls under the Tribunal's jurisdiction. The Tribunal has noted above that the devaluation indeed did have an adverse economic effect on the operator because, in conjunction with other measures, it resulted in a tariff that was not fair and reasonable.

187. Moreover, the Claimant also explains, the distortions this situation has created are at the very heart of the crisis of the energy sector affecting Argentina. It is further asserted that artificially low tariffs led to an increased demand and, as revenues are insufficient to make further investments in transportation and distribution, the energy market has collapsed and has required new and different arrangements, including the fiduciary fund mentioned above and the importation of gas from Bolivia at high costs.(79) On this basis, the argument about subsidization of other sectors of the economy becomes convincing.

      18.   Investments and Exports

188. There is yet another element of the discussion relevant to the correct understanding of the cost structure and the implications of devaluation and pesification: the investment program and its connection with the export market.

189. The Claimant asserts that three kinds of investment were made: US$ 40 million of mandatory investment, principally related to the improvement of safety and network integrity; US$ 12 million of non-mandatory investment destined for expansion; and US$ 29.5 million for projects aimed at strengthening efficiency. Not only were these goals achieved, the argument goes on, but TGN made investments exceeding US$ 1 billion that resulted in significant network expansion and distribution to many new users while keeping the gas price among the lowest in the world.(80)

190. The Respondent challenges these assertions and argues that investment targets were not met and that, as a consequence, the Claimant was fined repeatedly and the posting of security required. In Respondent's view, most of the investments made were related to the expansion of transportation networks for export markets. These investments were additional to what was envisaged in the License, the sole purpose of which was the supply of the domestic market and not the international market. This point, however, is also disputed by the Claimant.

191. Tariffs for the export market, as explained above, after the initial clarifications of the measures adopted, have been kept in US dollars and adjusted in accordance with the US PPI. About a fourth of TGN's revenues, the Respondent explains, originate in exports and this, in its view, is an amount sufficient to cover all the costs of the Claimant, including those related to the domestic market and financial costs. Moreover, the Respondent has further asserted, that the export tariffs are "excessive."(81)

192. Clarification of the question became necessary when several Chilean importers of gas began making payments in pesified tariffs.(82) A later request by the Chilean company Colbun, also an importer of gas, to the effect that export tariffs should not be kept in dollars or adjusted in accordance with the US PPI, was turned down by governmental decree in Argentina.(83)

193. The discussion does not end there since the Claimant explains that of the US$ 1 billion invested only US$ 271 million were related to export sales, which under the Gas Law, was to be carried out under terms similar to those governing the domestic business. According to the Claimant, Argentina derives many important benefits from this export activity. Finally, the question of fines and security, it is also argued, was raised in a context of political confrontation unrelated to the real facts.

194. But even when taking into account the positive influence of exports on the company's revenues, the Claimant argues, the end result has been that overall revenues have been insufficient to cover operating and other costs and that this shortfall is shown in expert reports which include export revenues.

195. The Tribunal is persuaded that the required investments were made and indeed exceeded by far; it is also persuaded that the export markets have somewhat compensated for revenue shortfalls. However, the compensating effect of export revenues has not fully redressed a situation which carries the heavy burden of the measures in force affecting the domestic market. This situation amplifies the cross-subsidizing effects of the measures adopted in the Argentine economy.

      19. Duration of the License

196. The parties have also disputed another aspect relevant for the determination of rights and obligations under the contract: the duration of the License.

197. In the Claimant's view, TGN is entitled to an extension of the license beyond the initial period of 35 years ending in 2027. This extension would, under the terms of the License, be for an additional ten years, ending in 2037. The Respondent believes, to the contrary, that the License does not entail a right of automatic renewal and is subject to performance requirements that have not been met by the Claimant, as well as to other conditions set forth in Clause 3.2 of the License.

198. The Tribunal notes that the License provides for the right to an additional ten-year extension, but that this right is subject to the compliance with performance requirements, and has to be requested by the licensee and approved by the Government. A discussion about performance requirements is unnecessary for the Tribunal to reach a conclusion on this aspect of the dispute.

199. Indeed, the License is very clear about the fact that this right is conditional and subject to a number of steps, both substantive and procedural, which might or might not take place. As it would be impossible to establish at present whether these conditions might be met, the Tribunal is persuaded by the Respondent's argument to the effect that no damages should be considered beyond the year 2027. This will therefore be the year which the Tribunal will rely on for its determination of damages.

      20. Discussion of Legal and Contractual Obligations under Argentine Law

200. In view of the conclusions reached by the Tribunal on the question of applicable law it must now examine the effect of the measures with reference to Argentine law and the contracts involved in this dispute.

201. The fundamental legal principle guaranteeing the right to property is established in Article 17 of the Constitution which provides that

         "The right to property is inviolable and no inhabitant of the Nation can be deprived of it except by a judicial decision founded in the law."

202. The exercise of this basic guarantee, like other fundamental rights enshrined in the Constitution, is regulated under the law, as indicated in
Article 14, but cannot be altered by that law, as expressly mandated by Article 28 of the Constitution. Indeed, this Article mandates that "the principles, guarantees and rights recognized in the preceding articles shall not be altered by the laws regulating their exercise."

203. The argument made by the Respondent to the effect that such guarantees are not absolute and are subject to the requirements of social needs and public interest is indeed correct,(84) but this does not contradict the central role of the right to property and the obligation to pay compensation in case of government interference with its exercise.

204. Article 42 of the Constitution has occasionally been invoked as an example of the social needs restricting rights to property, in that this provision recognizes the right of consumers and users of goods and services to the protection of health, safety and economic interests, adequate and truthful information, freedom of choice and equitable and dignified treatment. This particular legitimate objective, pertains, however, to so-called third generation rights and is embodied in a separate chapter of the Constitution referring to new rights. To this extent such rights should be viewed as future aspirations rather than enforceable rights similar to fundamental constitutional rights.

205. The basic principle of Argentine law governing contracts and the ensuing obligations is contained in Article 1197 of the Civil Code which provides:

      "Conventions made in contracts constitute for the parties a rule that must be observed as the law."(85)

206. This principle is in harmony with the rights protected under the Constitution. There is indeed a long-standing tradition of Argentine court decisions and the writings of distinguished jurists highlighting the importance of the faithful enforcement of contracts as the expression of the will of the parties.(86) There is also the view, however, that the State has the duty to intervene under the law stipulated in the contract so as to redress possible imbalances. (87) Here again the law does not ignore social needs but makes them subject to very precise conditions and requirements. Thus, the need to ensure stability remains a basic concern and any departure therefrom must be in the form of a clearly established legal justification.

207. These various points of view underlie the legal arguments made by the parties in this dispute. The Claimant has argued that there are a number of rights, both under the law and under the contract, with particular reference to the License, that have not been observed by the Respondent and these legal obligations should be given full effect. The Respondent, however, is of the view that if the parties had wished to contract in dollars they could have done so explicitly under Article 1197 of the Civil Code, but they chose instead to contract by reference to the Convertibility Law.(88) It is also argued that even if the Gas Decree and the License had referred to a dollar-related tariff, these instruments could not contradict the Law which itself did not refer to this standard. In any event, the Respondent asserts, the economic conditions of the crisis necessarily resulted in the change of the terms of the contract.

208. The Tribunal must note in this respect that the fact that the Gas Law did not refer explicitly to the dollar-based tariff cannot be taken to mean that this standard was not a part of the legal and contractual commitments made to the investor. It was very much part of those undertakings as the legal and contractual framework of the privatization amply evidences. There is thus no contradiction between the law, the regulations and the contract and the latter could only be ignored had it constituted an undertaking prohibited by law, which is not the case here.

209. Moreover, the fact that the regulations and the contract provided for tariffs in dollars is consistent with Article 619 of the Civil Code to the extent that it provides that the obligation to pay a sum in a particular currency is satisfied when payment is made in the stipulated currency at the time it becomes due. This article amended a prior reference to payment in national currency.

210. The Tribunal has stated above, however, that parallel to legally enforceable obligations arising from the commitments and assurances that Argentina gave in the privatization process, there have been inescapable economic realities that cannot be ignored.

211. There is broad agreement on the fact that Argentina was affected by a deep crisis of an economic, social and political nature. The downturn in the economy commencing in 1999, the rising levels of poverty and the rapid turnover of politicians occupying the highest offices in the nation, coupled with social upheaval and civil disobedience, was a dramatic reality. Witness statements introduced by the Respondent both in writing and in the oral hearing were eloquent in this respect.(89) These developments have been deplored by the Claimant. Needless to say, also the Tribunal has the greatest sympathy for the plight of the Argentine people under the circumstances and respects its efforts to overcome the situation.

212. The issue for the Tribunal to establish is whether, under Argentine law, there is any valid excuse for not complying with the terms of the contractual and legal arrangements Argentina had entered into.


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213. The Argentine Government has invoked in the alternative the existence of a state of necessity under international law as an exemption from liability. The state of international law on this question will be examined separately.

214. Under domestic law, the state of necessity is not recognized by the Argentine Civil Code or the law generally.(90) A number of court decisions, however, have from time to time relied on the state of economic emergency to the extent it had been declared by Congress, provided it was temporary and reasonable.(91)

215. In the context of the current Emergency Law, the Supreme Court, relying on the provisions of the Constitution, has emphasized, in addition to those requirements, that the restrictions imposed must be aimed at providing a solution and must not result in a change of the substance or the essence of a right acquired under a contract. The Supreme Court decision relies in part on the following statement:

      "...it is not useless to remind, as the Tribunal has done for long, that restrictions imposed by the State on the normal exercise of patrimonial rights must be reasonable, limited in time, and constitute a remedy and not a mutation in the substance or essence of the right acquired by judicial decision or contract... It follows that the mechanisms devised to overcome the emergency are subject to a limit and this is its reasonableness, with the ensuing impossibility of altering or distorting the economic significance of the rights of individuals... and it is beyond doubt that to condition or limit those rights affects patrimonial intangibility and puts an obstacle to the purpose of consolidating justice."(92)


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216. The Tribunal also notes that a decision of the Argentine Supreme Court held, in respect of "pesification," that this measure was compatible with
Article 17 of the Constitution and that Articles 617 and 619 of the Civil Code could not be read in a blind manner.(93) Based on the Emergency Law and force majeure, the Court overturned a decision of the Federal Court of Parana. This decision, however, does not overrule other decisions of the Supreme Court and other tribunals in Argentina as it only applies to the case at hand. Moreover, the Procurador General based his own report to the Court on the fact that the measures were temporary and that the crisis was largely over, a consideration on which the Court also relied.(94) Dissenting views were also expressed.(95)

217. In light of this discussion, the Tribunal is persuaded that the state of necessity under domestic law does not offer an excuse if the result of the measures in question is to alter the substance or the essence of contractually acquired rights. This is particularly so if the application of such measures extends beyond a strictly temporary period.

218. A second concept under which contractual rights might eventually be adjusted is that of unjust enrichment. Although not formally invoked by the Respondent in this dispute, it underlies some of its arguments, particularly the argument that the dollar-based tariff would result in unfairness and unreasonableness, or more importantly that tariffs would have been excessive either in the domestic or the export markets.

219. A number of provisions of the Argentine Civil Code are inspired by the concept of unjust enrichment and it has often been applied by Argentine courts.(96) However, given the difficulty in establishing who has gained and who has lost without legitimate cause, the application of the concept has been surrounded by uncertainty.


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220. In this particular instance, the application of the dollar standard at the time of the recession might, for example, have appeared as an unfair advantage. However, as discussed, the facts point in the opposite direction, namely to where the operator of the service suffers the entire burden of the situation and in fact subsidizes other sectors of the economy which thus become the real beneficiaries. Therefore, although the crisis and the measures taken brought about legal and economic uncertainties, the Tribunal cannot ignore contractual rights on the basis of an alleged unjust enrichment.

221. This Tribunal wishes to add a further observation. In 1968 another mechanism for the adjustment of contracts was introduced in the Argentine Civil Code with the inclusion of Article 1198. Under the terms of this Article, contracts must be done, interpreted and enforced in good faith in accordance with what the parties should have reasonably understood. If the burden of one party were to become excessively onerous as a result of extraordinary and unforeseeable events, it could request the termination of the contract, except if that party was liable and remiss; the other party could then offer more equitable terms as a means to forestall termination. This mechanism has also given rise to important scholarly writings and court decisions.(97)

222. The theory of "imprevision" was thus expressly introduced into the Argentine Civil Code. The Respondent has relied on this theory in explaining the meaning of the Emergency Law and its reference to this particular Article.(98) The purpose of this law, in the Respondent's argument, is to rebalance the benefits of the parties against the backdrop of changing realities.

223. The Federal judge issuing the 2000 injunction had this mechanism in mind as well when she explained that "it could be that the balance of interests between the licensees and


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                                                                              65

the consumers that was sought by the law broke down as a result of emerging economic situations... It would seem possible to argue that the economic and financial equation of the contract would break when the consumer must pay more for the same service even if the economy is evidencing negative figures..."(99)

224. The legal extent of this concept both in civil and administrative law was laid down by the French Conseil d'Etat in the landmark case "Gaz de Bordeaux," which, interestingly, also dealt with the gas industry.(100) The general principles on the application of this theory in administrative contracts, particularly those concerning concessions, were first identified in this decision, pointing out that the event in question had to be unforeseeable and external to the parties, exceed all reasonable expectations, and result in a profound unbalancing of the contract. The redress also had to be temporary as otherwise the long-term life of the contract would become unviable.(101)

225. The provisions of the Emergency Law, however, fail to meet certain essential conditions for the operation of the theory of "imprevision." First, if the imbalance were foreseeable, the theory is not applicable. As explained above, in arguing that the tariff included both the devaluation as well as the country risks, the Respondent is simultaneously admitting that this risk was foreseeable and actually foreseen. In this respect the Claimant believes the risk of devaluation was indeed foreseen as it argues that express guarantees were offered to offset such risk. Second, the concept requires the aggrieved party to request the termination of the contract before a competent court, while in the present dispute the measure was unilaterally decided by one party. In addition, the views of the courts have been rather critical of the measures adopted as noted above. In essence, the pesification was imposed and the target of rebalancing and compensating differences in 180 days was not met.
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                                                                              66

226. The approach taken by the French Conseil d'Etat, however, as will be explained, is most pertinent for the attribution of liability in the present case.

227. The Tribunal must note that other traditional legal excuses, such as force majeure, are not available in this case as the events discussed were foreseeable and foreseen.

      21.   Adjustment Mechanisms under the License and the Law

228. The Tribunal, however, does not need to look into general principles of law to find an answer as to how the contract in this case could be adjusted to new economic realities. The pertinent mechanisms are embodied in the law and the License itself.

229. The Gas Law provided for a mechanism in which the final price to the consumer would be determined by reference to three factors: first, the price of gas at the wellhead, that is at the point of injection into the transportation system; second, the transportation tariff; and third, the distribution tariff. The Tribunal notes that the first of these factors has already been successfully renegotiated and adjusted.(102)

230. The Respondent explains in this connection that, irrespective of the currency used, the operator must obtain a reasonable return, as this is mandated under the law in conjunction with the concept of a fair and reasonable tariff. It is further explained that, in case of devaluation, the tariff should be reduced as a consequence of lower domestic prices, while, in case of revaluation of the peso, tariffs should increase as costs would also increase.(103)

231. To this end, the Law provided for the periodic revision of tariffs so as to reflect the changes in the value of goods and services related to the activities of the operator.(104) As

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                                                                              67

explained by the Respondent, three adjustment mechanisms were devised to attain this result. The first was the January and July adjustments of tariffs in accordance with the US PPI. The second adjustment mechanism was to take account of increased efficiency (Factor X),(105) which would apply as from the first five-year review and which could have resulted in the decrease of tariffs if efficiency had increased. The third adjustment mechanism was to apply in connection with investment (Factor K),(106) and was also applicable as from the first five-year review. This third adjustment mechanism could result in the increase of tariffs so as to finance investments that could not otherwise be financed by the tariffs in force. The Claimant believes in this connection that factors X and K could only be introduced in the context of five-year reviews and not in other instances.

232. In addition, the Law provided for a five-year review(107) which would undertake a comprehensive examination of the tariffs and the method used for their calculation, also taking into account as far as possible factors X and K. The parties have different interpretations as to the extent of the five-year review. While, for the Claimant, adjustments would be basically automatic following the application of factors X and K,(108) for the Respondent, this review could be broader and include other elements relevant to tariff determination.(109) Otherwise, the Respondent asserts, the Claimant would have an insurance policy or a super-right under the License that would ensure profits under any circumstances, irrespective of the prevailing economic conditions.

233. The Tribunal is of the view that Argentina's interpretation of this issue is in part correct. While taking factors X and K into consideration, the review might be broader if justified by circumstances. Annex F of the Offer, for example, provides that future reviews of tariffs could include changes in the form of tariffs and the categories of consumers and services available.(110)

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                                                                              68

234. This interpretation, however, does not mean that the tariff structure envisaged under the law and the License could be dismantled at will. On the contrary, the guiding principles would always have to prevail. Among such principles was the guarantee of a reasonable rate of return; stability, coherence and foreseeability; and the need to avoid significant variations in the tariffs when applying factors X and K.(111) In this sense, as argued by the Claimant, it is not a discretionary power.

235. It must also be kept in mind that the License expressly included a commitment to the effect that it would not be altered unless the written consent of the licensee was first obtained and that tariffs would not be frozen or subject to price controls. Otherwise compensation would be paid.

236. The first five-year review was completed in 1997 but the second review, scheduled to take place in 2002, was never completed.

237. The Gas Law also provides for an Extraordinary Review that can be initiated by the licensees or ENARGAS so as to correct tariffs that might be deemed inadequate, discriminatory or preferential in circumstances which are both objective and justified.(112) The effect of certain taxes can also result in a corresponding adjustment of the related tariffs.(113)

238. The Tribunal can therefore conclude that if a rebalance of the contractual commitments was required because of changing economic circumstances and their effect on costs and returns, the mechanisms to meet this objective were available under the law and the License. The necessary adjustments could be accommodated within the structure of the guarantees offered to the Claimant. This approach, in turn, would have made any unilateral determination by the Respondent unnecessary. The Claimant itself accepts that tariffs could

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                                                                              69

be lowered within the regulatory framework to reflect the reduction in peso costs and thus also recognizes that the adjustment mechanism, under that scenario, would not have worked to its advantage.(114)

      22.   Attribution of Liability under Argentine Law

239. From the above discussion, it is clear that the legal commitments made by the Republic of Argentina to the Claimant under the applicable law and the License were not kept. This is so under the legal framework governing the gas sector but it is also so under the applicable provisions of the Civil Code and administrative law. In the absence of any express and clear provision allowing one party to depart from solemn contractual obligations undertaken toward another party, the sanctity of contracts established in the Civil Code and the protection of property mandated by the Argentine Constitution unquestionably prevail as recalled on more than one occasion by the Argentine Supreme Court. The Court has held that

            "...when under a law in force an individual has fulfilled all the substantial acts and obligations and formal requirements provided to be entitled to a right, it must be held as acquired, and its modification by a later norm is inadmissible without infringement of the constitutional right to property."(115)

This is the case in the context of this dispute.

240. There is of course the question of the reality of the crisis that has been described. The Tribunal explained above that this reality cannot be ignored and it will not do so. The crisis, however, can only be taken into account as a matter of fact. And facts of course do not eliminate compliance with the law but do have a perceptible influence on the manner in which the law can be applied.

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241.  In the case of Compagnie Generale d'eclairage de Bordeaux, also known as
Gaz de Bordeaux, cited above, the French Conseil d'Etat had to decide a dispute in 1916 which, in a number of respects, was similar to the present one. As a consequence of the Great War the price of coal had more than tripled, amply surpassing the price originally envisaged under the concession contract for the provision of public gas lighting to the City of Bordeaux. The concession contract was held to govern the respective obligations of the parties until its expiration, in particular the provision of a public service and its remuneration by means of the tariffs stipulated. Normal market conditions could move the price in a manner favorable or unfavorable to the company and this was to be considered a normal business risk that each party was to have considered at the time of entering into legal obligations.

242. envisaged The economic impact of the war led to such price increases that the adjustment under the contract was clearly insufficient and the economic viability of the contract was profoundly affected. The company could not, therefore, be required to provide the service in such abnormal conditions. The Conseil d'Etat accordingly held that

            "...just as the Company cannot argue that it should not be required to bear any increase in the price...it would be totally excessive if it is admitted that such increases are to be considered a normal business risk; on the contrary, it is necessary to find a solution that puts an end to temporary difficulties, taking into account both the general interest...and the special conditions that do not allow the contract to operate normally...; to this end it is necessary to decide, on the one hand, that the Company is required to provide the concession service and, on the other hand, that during this period it must bear only that part of the adverse consequences that the reasonable interpretation of the contract allows..."(116)

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                                                                              71

243. On this basis, it was decided that the City of Bordeaux should pay compensation covering the remaining deficit and that, failing agreement of the parties on the amount of compensation, this was to be fixed by the judge to whom the case was remanded.

244. While in the instant dispute the conditions for the operation of the "theorie de l'imprevision" are not met, for the reasons already explained, the fact is that the Claimant cannot ask to be entirely beyond the reach of the abnormal conditions prompted by the crisis, as this would be unrealistic. However, at the same time, it would be wholly unjustifiable that the Claimant be overburdened with all the costs of the crisis. This is particularly so in light of the subsidization that the Claimant has in effect had to meet in respect of other businesses in Argentina, a burden which if necessary has to be born by the Government, at least in part.

245. The Government has the duty to redress this abnormal situation, first, by putting an end to what by definition should be a temporary situation, a step that might be adequately taken in the context of the continuing negotiations between the parties, and next by paying compensation for the damage caused.

246. Similar to what was the case in Gaz de Bordeaux, since the parties have as yet been unable to reach an agreement through the process of contract renegotiation, compensation is to be fixed by a judge. As this Tribunal has no judge to whom the case could be remanded for that purpose, it will fix the compensation to that effect on its own authority.

      23.   Crisis Period Distinguished

247. The Argentine Government has argued that a distinction should be made between two sets of measures. On the one hand, the measures adopted in 2000, which specifically affected

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                                                                              72

the gas industry. And on the second hand, those of general economic impact not directly related to the gas industry, which were adopted in 2001 - 2002 in the context of the then unfolding crisis. This distinction of the origin of the measures is not feasible. Thus, it has been shown that the general economic policy measures of 2001-2002 also had very specific effects on the Claimant, effects which the Tribunal is bound to take into account separately from the wider effects or justification of those measures.

248. The factual situation, however, allows the Tribunal to take into account different situations present at distinct periods in time. The crisis had in itself a severe impact on the Claimant's business, but this impact must to some extent be attributed to the business risk the Claimant took on when investing in Argentina, this being particularly the case as it related to decrease in demand. Such effects cannot be ignored as if business had continued as usual. Otherwise, both parties would not be sharing some of the costs of the crisis in a reasonable manner and the decision could eventually amount to an insurance policy against business risk, an outcome that, as the Respondent has rightly argued, would not be justified. On the other hand, a number of the measures adopted did indeed contribute to such hardship and the burden of those ought not to be placed on the Claimant alone.

249. These events and effects, however, must be separated and distinguished from the situation that has characterized the Argentine economy in the aftermath of the crisis, including the situation that prevails today. The Tribunal does not wish to imply that the crisis in Argentina is fully over, because aftershocks are still felt in the economy, particularly in the social sector, but the repercussions are no longer as intense or widespread. Considering the question of time necessary for recovery, an expert for the Respondent stated that past economic downturns have taken up to eight years to overcome.(117) Be that as it may, the fact is that the Argentine economy has improved substantially in the past several months and it is

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                                                                              73

at present clearly heading towards recovery in the short to medium term. All relevant indicators show unequivocally this to be the case.(118)

250. In light of the economic information available, the Tribunal considers that sometime between late 2004 and early 2005 the crisis period came to an end. The Tribunal notes in this respect that the Emergency Law declared emergency until December 10, 2003 and that renegotiation was extended for an additional year.(119) A further extension was enacted in 2004.120

251. The Tribunal will take into account these different realities in reaching a determination on the appropriate compensation. However, it must first examine the extent of the protection granted under the Treaty and the issue concerning the state of necessity under international law.

      24.   Has there been Expropriation of the Investment?

252. Having established that the Respondent did not keep the commitments and obligations it had undertaken under its own legislation, regulations and the Licence to TGN, the question is then what is the legal situation in terms of the protection granted by the Treaty to the investor.

253. The Claimant's first major allegation in this respect is that there has been an expropriation in breach of the express provision of Article IV(1) of the Treaty. This Article provides as follows:

            "Investments shall not be expropriated or nationalized either directly or indirectly through measures tantamount to expropriation or nationalization

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                                                                              74

            ('expropriation') except for a public purpose; in a non-discriminatory manner; upon payment of prompt, adequate and effective compensation; and in accordance with due process of law and the general principles of treatment provided for in Article II
            (2)."

254. The Claimant argues in this connection that expropriation need not be direct or result in the transfer of title or physical possession but that it can also be indirect if the result, as held by the Tribunal in Metalclad, is to deprive the owner "...in whole or in significant part, of the use or reasonably-to-be-expected economic benefit of property even if not necessarily to the obvious benefit of the host State."(121) A wealth of cases and scholarly writings are invoked in support of this contention and of the argument that such an expropriation might be entirely independent of the State's intention.(122)

255. The Claimant further asserts that expropriation might be "creeping " in that it may unfold through a series of acts over a period of time.(123) The State's interference with assurances and undertakings offered to the investor, it is also argued, might result in the breach of an acquired right.(124) Not even the public purpose of an expropriation, it is further asserted, can alter the legal obligation to pay compensation.(125) The Claimant also argues that the measures adopted stemmed less from the prevailing economic conditions than from the political antagonism which the Government had developed towards foreign investors generally and towards some companies in particular whether because of electoral strategies or ideological connotations of successive governments.

256. The Claimant argues that the measures adopted by the Argentine Government during the period 2000-2002 resulted in indirect and creeping expropriation of acquired rights in the form of legal commitments, assurances and guarantees expressly offered to the investor. The
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                                                                              75

Claimant says that as a result, it can no longer rely on the basic conditions that were critical for its decision to undertake the project; that the value of its assets has been wiped out; and that it cannot enjoy the economic benefits reasonably expected of the investment. The specific date of the expropriation is, in the Claimant's view, August 18, 2000, the date that the court injunction was issued and with it the beginning of a process that had the creeping effect described above.

257. The Argentine Government has not been short of arguments to oppose the expropriation claim and has presented a wealth of relevant cases and writers to refute the Claimant's arguments. It is first held that not only has there been no transfer of property of any kind but that none of the measures taken amount to an interference which could be compared to or result in an expropriation. It is also explained that none of the commitments invoked by the investor have the meaning the investor assigns to them and, even less so, could they qualify as an acquired right or constitute a legitimate expectation. This, in the Respondent's view, is particularly so because the commitments invoked arise not from the Government's undertakings, but from the Information Memorandum prepared by private consultants.

258. According to the Respondent, TGN has continued to operate normally and has full use of its property and there has been no redistribution of wealth of any kind nor has there been an intention to do so, unlike the situation characterizing all the decisions invoked by the Claimant;(126) neither has the State derived any benefit from the measures taken, thus meeting the standard set in the Lauder v. Czech Republic case when denying the occurrence of expropriation.(127) The Respondent, as noted, also argues that the measures adopted are temporary.

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                                                                              76

259. Emphasis is placed by the Respondent on the argument that neither has there been substantial deprivation of the fundamental rights of ownership nor have these rights been rendered useless; to the contrary, the value of shares of a comparable company has been increasing since the crisis. In the Respondent's discussion of the issue, it is stated that all the specific criteria used to deny substantial deprivation in the Pope & Talbot v. Canada case are met in this case also: the investor is in control of the investment, the Government does not manage the day-to-day operations of the company, no officers or employees of the company is under arrest, the payment of dividends has not been interfered with, the directors and managers of the company are appointed by the company, and the investor has full ownership and control of the investment.(128)

260. The Tribunal has examined with great attention the views expounded by the parties on this issue. Both parties are in agreement that no direct expropriation has taken place. The issue for the Tribunal to determine is then whether the measures adopted constitute an indirect or regulatory expropriation. The answer is of course not quite simple for indeed the measures have had an important effect on the business of the Claimant.

261. The Tribunal in the Lauder case rightly explained that

            "The concept of indirect (or "de facto", or "creeping") expropriation is not clearly defined. Indirect expropriation or nationalization is a measure that does not involve an overt taking, but that effectively neutralized the enjoyment of the property."(129)

262. The essential question is therefore to establish whether the enjoyment of the property has been effectively neutralized. The standard that a number of tribunals have applied in recent cases where indirect expropriation has been contended is that of substantial

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                                                                              77

deprivation. In the Metalclad case the tribunal held that this kind of expropriation relates to incidental interference with the use of property which has "the effect of depriving the owner, in whole or in significant part, of the use or reasonable-to-be-expected economic benefit of property even if not necessarily to the obvious benefit of the host State."(130) Similarly, the Iran
- United States Claims Tribunal has held that deprivation must affect "fundamental rights of ownership,"(131) a criteria reaffirmed in the CME v. Czech Republic case.(132) The test of interference with present uses and prevention of the realization of a reasonable return on investments has also been discussed by the Respondent in this context.(133)

263. Substantial deprivation was addressed in detail by the tribunal in the Pope & Talbot case.(134) The Government of Argentina has convincingly argued that the list of issues to be taken into account for reaching a determination on substantial deprivation , as discussed in that case, is not present in the instant dispute. In fact, the Respondent has explained, the investor is in control of the investment; the Government does not manage the day-to-day operations of the company; and the investor has full ownership and control of the investment.

264. The Tribunal is persuaded that this is indeed the case in this dispute and holds therefore that the Government of Argentina has not breached the standard of protection laid down in Article IV(1) of the Treaty.

265. It remains necessary to examine the extent of the interference caused by the measures on the Claimant's business operations under the other standards of the Treaty. This question will be addressed next by the Tribunal.

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                                                                              78

      25. Has there been a Breach of Fair and Equitable Treatment?

266. The second substantive standard of protection provided to investors under the Treaty is that of fair and equitable treatment. Article II(2)(a) provides:

            "Investment shall at all times be accorded fair and equitable treatment, shall enjoy full protection and security and shall in no case be accorded treatment less than that required by international law."

267. Under this provision, the Claimant asserts that Argentina has breached the fair and equitable treatment standard and has not ensured full protection and security to the investment, particularly insofar as it has profoundly altered the stability and predictability of the investment environment, an assurance that was key to its decision to invest. The Claimant cites a number of distinguished writers and decisions pointing out the significance of this particular requirement, with particular reference to the CME case, where it was held that

            "[The Government] breached its obligation of fair and equitable treatment by evisceration of the arrangements in reliance upon [which] the foreign investor was induced to invest."(135)

268. The Claimant also relies on the following finding of the tribunal in the Tecnicas Medioambientales Tecmed, S.A. v. Mexico case to the effect that fair and equitable treatment:

            "...requires the Contracting Parties to provide to international investments treatment that does not affect the basic expectations that were taken into account by the foreign investor to make the investment..."(136)

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                                                                              79

269. According to the Claimant's argument, the uncertainty characterizing the period 2000 - 2002 and the final determinations under the Emergency Law that dismantled all the arrangements in reliance on which the investment had been made, are the main events that resulted in the breach of this standard.

270. In the Respondent's view, the standard of fair and equitable treatment is too vague to allow for any clear identification of its meaning and, in any event, it only provides for a general and basic principle found in the law of the host State which at the same time is compatible with an international minimum standard. A deliberate intention to ignore an obligation or even bad faith would be required to breach the standard, the argument adds.

271. The Respondent argues next that the standard is not different from the international minimum standard, citing to this effect a number of authors and cases and in particular the tribunal's holding in the Robert Azinian and others
v. Mexico case that an "investor should not be dealt with in a manner that contravenes international law."(137) The Pope & Talbot case is also discussed by the Respondent in this context, explaining that in spite of the fact that it opted for a NAFTA standard additional to or higher than that of customary international law it still based its test on equity, justice and reasonableness.(138)

272. Argentina believes that none of the measures adopted breaches the standard or for that matter international law as the legislative prerogatives of the State cannot be frozen in time and the Emergency Law is just one such exercise of its prerogative. In the Respondent's view, stability does not mean immobilization and the measures adopted, particularly the "pesification", were the solution necessary to prevent greater social damage and poverty. It is further argued that there is ample precedent upholding the legality of devaluation, both under domestic and international law, with particular reference to the situation in the United States

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                                                                              80

in the 1930s. It is also asserted that the Claimant has not proved any damage in connection with its allegation of breach of this standard and the compensation claimed under this item cannot in any way be assimilated to that corresponding to expropriation, as the Claimant requests.

273. The key issue that the Tribunal has to decide is whether the measures adopted in 2000 - 2002 breached the standard of protection afforded by Argentina's undertaking to provide fair and equitable treatment. The Treaty, like most bilateral investment treaties, does not define the standard of fair and equitable treatment and to this extent Argentina's concern about it being somewhat vague is not entirely without merit.

274. The Treaty Preamble makes it clear, however, that one principal objective of the protection envisaged is that fair and equitable treatment is desirable "to maintain a stable framework for investments and maximum effective use of economic resources." There can be no doubt, therefore, that a stable legal and business environment is an essential element of fair and equitable treatment.

275. The measures that are complained of did in fact entirely transform and alter the legal and business environment under which the investment was decided and made. The discussion above, about the tariff regime and its relationship with a dollar standard and adjustment mechanisms unequivocally shows that these elements are no longer present in the regime governing the business operations of the Claimant. It has also been established that the guarantees given in this connection under the legal framework and its various components were crucial for the investment decision.

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                                                                              81

276. In addition to the specific terms of the Treaty, the significant number of treaties, both bilateral and multilateral, that have dealt with this standard also unequivocally shows that fair and equitable treatment is inseparable from stability and predictability. Many arbitral decisions and scholarly writings point in the same direction.(139)

277. It is not a question of whether the legal framework might need to be frozen as it can always evolve and be adapted to changing circumstances, but neither is it a question of whether the framework can be dispensed with altogether when specific commitments to the contrary have been made. The law of foreign investment and its protection has been developed with the specific objective of avoiding such adverse legal effects.

278. It was held by the Tribunal in the Metalclad case that Mexico had in several ways failed to provide a

            "...predictable framework for Metalclad's business planning and investment. The totality of these circumstances demonstrate a lack of orderly process and timely disposition in relation to an investor of a Party acting in the expectation that it would be treated fairly and justly..."(140)

279. So too the Tribunal in the Tecnicas Medioambientales case has held in this respect:

            "The foreign investor expects the host State to act in a consistent manner, free from ambiguity and totally transparently in its relations with the foreign investor, so that it may know beforehand any and all rules and regulations that will govern its investments, as well as the goals of the relevant policies and administrative practices or directives, to be able to plan its investment and comply with such regulations..."(141)

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                                                                              82

280. The Tribunal believes this is an objective requirement unrelated to whether the Respondent has had any deliberate intention or bad faith in adopting the measures in question. Of course, such intention and bad faith can aggravate the situation but are not an essential element of the standard.

281. The Tribunal, therefore, concludes against the background of the present dispute that the measures adopted resulted in the objective breach of the standard laid down in Article II(2)(a) of the Treaty.

282. There is one additional aspect the Tribunal must examine having heard the arguments of the parties. That is whether the standard of fair and equitable treatment is separate and more expansive than that of customary international law, as held by the tribunal in Pope and Talbot, or whether it is identical with the customary international law minimum standard, as argued by Argentina.

283. The Tribunal is mindful of the discussion prompted by these arguments, particularly with reference to the NAFTA Free Trade Commission's Note of Interpretation identifying the fair and equitable treatment standard with that of customary internation law.(142) This development has led to further treaty clarifications as in the Chile - United States Free Trade Agreement.(143)

284. While the choice between requiring a higher treaty standard and that of equating it with the international minimum standard might have relevance in the context of some disputes, the Tribunal is not persuaded that it is relevant in this case. In fact, the Treaty standard of fair and equitable treatment and its connection with the required stability and predictability of the business environment, founded on solemn legal and contractual

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                                                                              83

commitments, is not different from the international law minimum standard and its evolution under customary law.

      26. Has there Been Arbitrariness and/or Discrimination?

285. Article II(2)(b) of the Treaty provides that

          "Neither Party shall in any way impair by arbitrary or discriminatory measures the management, operation, maintenance, use, enjoyment, acquisition, expansion, or disposal of investments."

286. The Claimant invokes the test defined in the Pope and Talbot case, and asserts that because the measures adopted are opposed to the rule of law or surprise a sense of judicial propriety, it follows that there has been arbitrary treatment of the investor and hence the Treaty standard has been breached. In the Claimant's view, dismantling the whole legal framework of the gas industry is contrary to any reasonable expectation.

287. The Claimant further asserts that such measures are discriminatory because they result in a dissimilar treatment of investors in similar situations, in accordance with the test defined in the Goetz v. Burundi case.(144) In particular, the Claimant explains that other public services relying on dollar-based tariffs, such as telephone companies, water distribution enterprises, banks, waterway transportation companies and other businesses, and significantly, the gas producers, have all been treated in a more favorable manner.(145) It is also argued that discrimination does not relate exclusively to nationality and can result from the compulsory transfer of resources of one economic agent or sector to another, as has happened in the Argentine economy.

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                                                                              84

288. The Respondent rejects such considerations and argues that the measures adopted were reasonable and proportional to the objective pursued. It is argued, following the findings in the ELSI case, that discrimination requires intentional treatment in favor of a national and to the detriment of a foreign investor, a treatment that does not apply to other nationals in a similar situation.(146) The Genin v. Estonia case is also invoked by the Respondent to the effect that discrimination and arbitrariness require bad faith or a willful disregard of due process of law.(147)

289. The Respondent also asserts, following Professor Schachter, that arbitrariness can in no case be used to describe legislation to carry out economic, social or political objectives.(148) In any event, it is argued, the standard provides that discrimination is forbidden in respect of similarly situated groups or categories of people, which is not the case in respect of the gas industry. Neither, in the Respondent's view, is there any discrimination based on nationality, this being the only one envisaged by the prohibition under international law.

290. The standard of protection against arbitrariness and discrimination is related to that of fair and equitable treatment. Any measure that might involve arbitrariness or discrimination is in itself contrary to fair and equitable treatment. The standard is next related to impairment: the management, operation, maintenance, use, enjoyment, acquisition, expansion, or disposal of the investment must be impaired by the measures adopted.

291. In the Lauder case, an equivalent provision of the pertinent investment treaty was explained in accordance with the definition of "arbitrary" in Black's Law Dictionary, which states that an arbitrary decision is one "depending on individual discretion; ... founded on prejudice or preference rather than on reason or fact."(149)

292. This Tribunal is not persuaded by the Claimant's view about arbitrariness because there has been no impairment, for example, in respect of the management and operation of the investment. Admittedly, some adverse effects can be noted in respect of other matters, such as the use, expansion or disposal of the investment, which since the measures were adopted have been greatly limited. To the extent that such effects might endure, the test applied in the Lauder case becomes relevant and could result in a factor reinforcing the related finding of a breach of fair and equitable treatment.

293. The situation in respect of discrimination is somewhat similar. The Respondent's argument about discrimination existing only in similarly situated groups or categories of people is correct, and no discrimination can be discerned in this respect. Admittedly, it is quite difficult to establish whether that similarity exists only in the context of the gas transportation and distribution industry or extends to other utilities as well.

294. Be that as it may, the fact is that to the extent that the measures persisted beyond the crisis, the differentiation between various categories or groups of businesses becomes more difficult to explain. Indeed, the Government of Argentina has successfully concluded renegotiations and other arrangements with a number of industries and businesses equally protected by guarantees of investment treaties. This includes the gas producers, but not the transportation and distribution side of the industry. The gas producers have been allowed to proceed to a gradual tariff adjustment to be completed by mid-2005.(150) The longer the differentiation is kept the more evident the issue becomes, thus eventually again reinforcing the related finding about the breach of fair and equitable treatment.

295. The Tribunal, therefore, cannot hold that arbitrariness and discrimination are present in the context of the crisis noted, and to the extent that some effects become evident they will relate rather to the breach of fair and equitable treatment than to the breach of separate standards under the Treaty.

      27. Has the Protection under the Umbrella Clause been Breached?

296. The Claimant invokes yet another ground on which the protection and guarantees of the Treaty have been breached by the Respondent, as under Article II(2)(c) of the Treaty which provides that each party "shall observe any obligation it may have entered into with regard to investments."

297. The Claimant argues in this respect that all the commitments made by Argentina towards the investment, whether under the legislation in force or contractual arrangements, have been breached as a result of the measures adopted and particularly the dismantling of the tariff regime and related matters. Therefore, the argument follows, the umbrella clause of the Treaty has also been breached.

298. In the Respondent's view, first of all no commitments were made under the law, and those that were made under the License were purely contractual. Following the Azinian case in respect of concessions contracts,(151) and the Genin(152) and SGS v. Pakistan cases in respect of Licenses,(153) the Respondent argues that not all contract breaches amount to treaty breaches and hence cannot be protected under a clause of this kind. In any event, it is asserted that the Claimant can invoke no rights or commitments under the License as these concern only TGN.

299. The Tribunal will not discuss the jurisdictional aspects involved in the Respondent's argument, as these were dealt with in the decision on jurisdiction. Regarding the merits of the argument, however, the Tribunal believes the Respondent is correct in arguing that not all

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                                                                              87

contract breaches result in breaches of the Treaty. The standard of protection of the treaty will be engaged only when there is a specific breach of treaty rights and obligations or a violation of contract rights protected under the treaty. Purely commercial aspects of a contract might not be protected by the treaty in some situations, but the protection is likely to be available when there is significant interference by governments or public agencies with the rights of the investor.

300. This discussion has been, to an important extent, clarified in recent decisions of arbitral tribunals having to deal with the issue of contract and treaty claims. This is particularly so in the Lauder v. Czech Republic, Genin v. Estonia, Aguas del Aconquija v. Argentina,(154) Azurix v. Argentina,(155) SGS
v. Pakistan, SGS v. Philippines(156) and Joy Mining v. Egypt cases,(157) among others. In these decisions, commercial disputes arising from a contract have been distinguished from disputes arising from the breach of treaty standards and their respective causes of action.

301. None of the measures complained of in this case can be described as a commercial question as they are all related to government decisions that have resulted in the interferences and breaches noted.

302. While many, if not all, such interferences are closely related to other standards of protection under the Treaty, there are in particular two stabilization clauses contained in the License that have significant effect when it comes to the protection extended to them under the umbrella clause. The first is the obligation undertaken not to freeze the tariff regime or subject it to price controls.(158) The second is the obligation not to alter the basic rules governing the License without TGN's written consent.(159)

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                                                                              88

303. The Tribunal must therefore conclude that the obligation under the umbrella clause of Article II(2)(c) of the Treaty has not been observed by the Respondent to the extent that legal and contractual obligations pertinent to the investment have been breached and have resulted in the violation of the standards of protection under the Treaty.

D. STATE OF NECESSITY CONTENDED IN THE ALTERNATIVE

304. The Government of Argentina has contended in the alternative that in the event the Tribunal should come to the conclusion that there was a breach of the Treaty the Respondent should be exempted from liability in light of the existence of a state of necessity or state of emergency.(160) Force majeure, emergency and other terms have also been used by the Respondent in this context.

305. This contention is founded on the severe economic, social and political crisis described above and on the belief that the very existence of the Argentine State was threatened by the events that began to unfold in 2000. The Respondent asserts in this respect that economic interest qualifies as an essential interest of the State when threatened by grave and imminent peril.

306. It is argued that the Emergency Law was enacted with the sole purpose of bringing under control the chaotic situation that would have followed the economic and social collapse that Argentina was facing. State of necessity based on this crisis would exclude, in the Respondent's argument, any wrongfulness of the measures adopted by the government and in particular would rule out compensation.

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                                                                              89

307. In support of its argument the Respondent invokes first the existence of the state of necessity under Argentine law and its acceptance under the Constitution and the decisions of courts. The Tribunal has already discussed the meaning of the state of necessity and the state of emergency under Argentine law and its interpretation by the Supreme Court, with particular reference to its temporary nature and the requirement not to upset the rights acquired by contract or judicial decision. These issues will not be discussed here again.

308. The Respondent has also invoked in support of its contention the existence of a state of necessity under both customary international law and the provisions of the Treaty. In so doing, the Respondent has raised one fundamental issue in international law.

      28. The Respondent's View of the State of Necessity under Customary International Law

309. The Respondent has mainly based its argument on this question on the ruling of the International Court of Justice in the Gabcikovo-Nagymaros case which held that the state of necessity is recognized by customary international law for "precluding the wrongfulness of an act not in conformity with an international obligation."(161)

310. The French Company of Venezuelan Railroads case is invoked so as to justify that the government's duty was to itself when its "own preservation is paramount."(162) Further support is found in the Dickson Car Wheel Co. case where it was decided that the "foreigner, residing in a country which by reasons of natural, social or international calamities is obliged to adopt these measures, must suffer the natural detriment to his affairs without any remedy, since Governments...are not insurers against every event."(163)

311. In addition to the discussion of these and other cases, the Government of Argentina also relies on the work of the International Law Commission under the leadership of the Special Rapporteurs F. V. Garcia-Amador, Roberto Ago and James Crawford. In particular the Respondent argues that it meets the criteria set out in Article 25 of the Articles on International Responsibility.(164) The specific terms of Article 25 will be discussed further below.

312. In the Respondent's view the Argentine State was not only facing grave and imminent peril affecting an essential interest, but it did not contribute to the creation of the state of necessity in a substantive way. This situation, it is argued, was prompted for the most part by exogenous factors. It is further asserted that the measures adopted, particularly the pesification of contractual relations, were the only measures capable of safeguarding the essential economic interests affected. By introducing the measures, the Respondent argues, the essential interests of another State that was a beneficiary of the obligation breached or, for that matter, those of the international community as a whole were not affected and foreign investors were also not treated in a discriminatory manner.

      29. The Claimant's View of the State of Necessity Under Customary International Law

313. The Claimant first argues in connection with the state of necessity that the Respondent has not met the heavy burden of proof required by the International Court of Justice in the Gabcikovo-Nagymaros case. The Claimant notes that the Court made reference to the work and views of the International Law Commission insofar the latter explained that "...the state of necessity can only be invoked under certain strictly defined conditions which must be

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                                                                              91

cumulatively satisfied; and the State concerned is not the sole judge of whether those conditions have been met... ...Those conditions reflect customary international law." (165)

314. The Claimant asserts next that neither has the Respondent complied with the conditions set down for the operation of state of necessity under Article 25 of the Articles on State Responsibility. In the Claimant's view, severe as the crisis was, it did not involve "grave" or "imminent" peril nor has it been established that the Respondent State did not contribute to the emergency as most of the causes underlying the crisis were endogenous. Moreover, it is asserted that the Respondent has not shown that the measures adopted were the only means available to overcome the crisis.

      30. The Tribunal's Findings in Respect of the State of Necessity under Customary International Law

315. The Tribunal, like the parties themselves, considers that Article 25 of the Articles on State Responsibility adequately reflect the state of customary international law on the question of necessity. This Article, in turn, is based on a number of relevant historical cases discussed in the Commentary,(166) with particular reference to the Caroline,(167) the Russian Indemnity,(168) Societe Commerciale de Belgique,(169) the Torrey Canyon(170) and the Gabcikovo-Nagymaros cases.

316. Article 25 reads as follows:

      "1. Necessity may not be invoked by a State as a ground for precluding the wrongfulness of an act not in conformity with an international obligation of that State unless the act:

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                                                                              92

            (a) is the only way for the State to safeguard an essential interest against a grave and imminent peril; and

            (b) does not seriously impair an essential interest of the State or States towards which the obligation exists, or of the international community as a whole;

      2. In any case, necessity may not be invoked by a State as a ground for precluding wrongfulness if:

            (a) the international obligation in question excludes the possibility of invoking necessity; or

            (b)   the State has contributed to the situation of necessity."

317. While the existence of necessity as a ground for precluding wrongfulness under international law is no longer disputed, there is also consensus to the effect that this ground is an exceptional one and has to be addressed in a prudent manner to avoid abuse. The very opening of the Article to the effect that necessity "may not be invoked" unless strict conditions are met, is indicative of this restrictive approach of international law. Case law, state practice and scholarly writings amply support this restrictive approach to the operation of necessity.(171) The reason is not difficult to understand. If strict and demanding conditions are not required or are loosely applied, any State could invoke necessity to elude its international obligations. This would certainly be contrary to the stability and predictability of the law.

318. The Tribunal must now undertake the very difficult task of finding whether the Argentine crisis meets the requirements of Article 25, a task not rendered easier by the wide variety of views expressed on the matter and their heavy politicization. Again here the Tribunal is not called upon to pass judgment on the measures adopted in that connection but simply to establish whether the breach of the Treaty provisions discussed is devoid of legal consequences by the preclusion of wrongfulness.

319. A first question the Tribunal must address is whether an essential interest of the State was involved in the matter. Again here the issue is to determine the gravity of the crisis. The need to prevent a major breakdown, with all its social and political implications, might have entailed an essential interest of the State in which case the operation of the state of necessity might have been triggered. In addition, the plea must under the specific circumstances of each case meet the legal requirements set out by customary international law.

320. In the instant case, the Respondent and leading economists are of the view that the crisis was of catastrophic proportions; other equally distinguished views, however, tend to qualify this statement. The Tribunal is convinced that the crisis was indeed severe and the argument that nothing important happened is not tenable. However, neither could it be held that wrongfulness should be precluded as a matter of course under the circumstances. As is many times the case in international affairs and international law, situations of this kind are not given in black and white but in many shades of grey.

321. It follows that the relative effect that can be reasonably attributed to the crisis does not allow for a finding on preclusion of wrongfulness. The Respondent's perception of extreme adverse effects, however, is understandable, and in that light the plea of necessity or emergency cannot be considered as an abuse of rights as the Claimant has argued.

322. The Tribunal turns next to the question whether there was in this case a grave and imminent peril. Here again the Tribunal is persuaded that the situation was difficult enough to justify the government taking action to prevent a worsening of the situation and the danger

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                                                                              94

of total economic collapse. But neither does the relative effect of the crisis allow here for a finding in terms of preclusion of wrongfulness.

323. A different issue, however, is whether the measures adopted were the "only way" for the State to safeguard its interests. This is indeed debatable. The views of the parties and distinguished economists are wide apart on this matter, ranging from the support of those measures to the discussion of a variety of alternatives, including dollarization of the economy, granting of direct subsidies to the affected population or industries and many others. Which of these policy alternatives would have been better is a decision beyond the scope of the Tribunal's task, which is to establish whether there was only one way or various ways and thus whether the requirements for the preclusion of wrongfulness have or have not been met.

324. The International Law Commission's comment to the effect that the plea of necessity is "excluded if there are other (otherwise lawful) means available, even if they may be more costly or less convenient," is persuasive in assisting this Tribunal in concluding that the measures adopted were not the only steps available.(172)

325. A different condition for the admission of necessity relates to the requirement that the measures adopted do not seriously impair an essential interest of the State or States towards which the obligation exists, or of the international community as a whole. As the specific obligations towards another State are embodied in the Treaty, this question will be examined in the context of the applicable treaty provisions. It does not appear, however, that the essential interest of the international community as a whole was affected in any relevant way, nor that a peremptory norm of international law might have been compromised, a situation governed by Article 26 of the Articles.

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                                                                              95

326. In addition to the basic conditions set out under paragraph 1 of Article 25, there are two other limits to the operation of necessity arising from paragraph 2. As noted in the Commentary, the use of the expression "in any case" in the opening of the text means that each of these limits must be considered over and above the conditions of paragraph 1.(173)

327. The first such limit arises when the international obligation excludes necessity, a matter which again will be considered in the context of the Treaty.

328. The second limit is the requirement for the State not to have contributed to the situation of necessity. The Commentary clarifies that this contribution must be "sufficiently substantial and not merely incidental or peripheral". In spite of the view of the parties claiming that all factors contributing to the crisis were either endogenous or exogenous, the Tribunal is again persuaded that similar to what is the case in most crises of this kind the roots extend both ways and include a number of domestic as well as international dimensions. This is the unavoidable consequence of the operation of a global economy where domestic and international factors interact.

329. The issue, however, is whether the contribution to the crisis by Argentina has or has not been sufficiently substantial. The Tribunal, when reviewing the circumstances of the present dispute, must conclude that this was the case. The crisis was not of the making of one particular administration and found its roots in the earlier crisis of the 1980s and evolving governmental policies of the 1990s that reached a zenith in 2002 and thereafter. Therefore, the Tribunal observes that government policies and their shortcomings significantly contributed to the crisis and the emergency and while exogenous factors did fuel additional difficulties they do not exempt the Respondent from its responsibility in the matter.

330. There is yet another important element which the Tribunal must take into account. The International Court of Justice has in the Gabcikovo-Nagymaros case convincingly referred to the International Law Commission's view that all the conditions governing necessity must be "cumulatively" satisfied.(174)

331. In the present case there are, as concluded, elements of necessity partially present here and there but when the various elements, conditions and limits are examined as a whole it cannot be concluded that all such elements meet the cumulative test. This in itself leads to the inevitable conclusion that the requirements of necessity under customary international law have not been fully met so as to preclude the wrongfulness of the acts.

      31.   The Emergency Clause of the Treaty

332. The discussion on necessity and emergency is not confined to customary international law as there are also specific provisions of the Treaty dealing with this matter. Article XI of the Treaty provides:

            "This Treaty shall not preclude the application by either Party of measures necessary for the maintenance of public order, the fulfillment of its obligations with respect to the maintenance or restoration of international peace or security, or the protection of its own essential security interests."

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                                                                              97

333. Article IV(3) of the Treaty reads as follows:

            "Nationals or companies of either Party whose investments suffer losses in the territory of the other Party owing to war or other armed conflict, revolution, state of national emergency, insurrection, civil disturbance or other similar events shall be accorded treatment by such other Party no less favorable than that accorded to its own nationals or companies or to nationals or companies of any third country, whichever is the more favorable treatment, as regards any measures it adopts in relation to such losses."

334. The meaning and extent of these clauses has prompted an important debate between the parties and the legal experts requested by them to discuss the issue, namely Dean Anne-Marie Slaughter and Professor Jose E. Alvarez.

335. The Tribunal will now consider the views of the parties and the experts on this matter, beginning with those of the Claimant.

      32.   The Claimant's View of the Treaty's Emergency Clauses

336. The Claimant argues that the Treaty clauses provide very narrow and specific exceptions to liability that do not allow the Respondent to invoke the operation of the state of necessity or emergency.

337. The Claimant asserts first that under Article 25(2) of the Articles on State Responsibility necessity may not be invoked if the international obligation in question excludes the possibility of invoking necessity. This, in the Claimant's view, is the case here as the object and purpose of the Treaty, which is to provide protection to investors in circumstances of economic difficulty, exclude reliance on such difficulties for non-performance of the obligations established under the Treaty. Moreover, the Claimant argues, both under the Treaty umbrella clause embodied in Article II(2)(c) and Article X the Respondent has the duty to observe obligations entered into with regard to investments.

338. The Claimant invokes in support of its views the Himpurna case where force majeure was not accepted as precluding the wrongfulness of acts of devaluation and the contractual obligations were upheld even in circumstances of economic adversity.(175) Socobelge,(176) on which the Himpurna tribunal relied in part, is also invoked by the Claimant as an example of contract enforcement in spite of an economic crisis. To the same effect the Claimant invokes the Martini case.(177)

339. In connection with the specific clause of Article XI of the Treaty the Claimant, following the expert opinion of Professor Jose E. Alvarez, argues first that this clause is not self-judging, and therefore requires the Tribunal and not the Respondent to decide when or to what extent essential security interests were at stake. The Claimant makes the further point that if the State were to have discretion in this regard, such discretion should be provided expressly. Provisions of this kind include Article XXI of the GATT as well as provisions in the bilateral investment treaties concluded by the United States with Russia(178) and with Bahrain.(179) It is further affirmed, that this requirement was also the conclusion of the International Court of Justice in the Nicaragua case,(180) and the Oil Platforms case.(181)

340. The Claimant argues next that economic crises do not fall within the concept of "essential security interests," which is limited to war, natural disaster and other situations threatening the existence of the State. In its view, this is also the meaning of Article 25 of the

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                                                                              99

Articles on State Responsibility, the interpretation given to Article XXI of the GATT and the scope of the Russian Indemnity case.

341. A third argument made by the Claimant is that, in any event, Article XI does not exempt the Respondent from liability as this provision does not allow for the denial of benefits under the Treaty.

342. The Claimant discusses in this context the meaning of Article IV(3) of the Treaty which, it is argued, is not intended to reduce the obligations of the host state to investors but rather to reinforce such obligations, and cannot be read to include economic emergency. The ICSID cases American Manufacturing v. Zaire(182) and AAPL v. Sri Lanka(183) are invoked as precedents supporting this interpretation.

343. It is further argued in this regard that even if the Article were to include economic difficulties the Claimant would still be entitled to full protection under the most favored nation clause (MFNC) of both Articles II(1) and IV(3) of the Treaty, and certainly nothing less than the treatment local investors or those from other countries have received from the Respondent. The MFNC is also invoked in support of the argument that other bilateral investment treaties concluded by the Respondent do not contain provisions similar to
Article XI and thus the Claimant is entitled to the better treatment resulting from the absence of such exceptions.

      33.   The Respondent's View of the Treaty's Emergency Clauses

344. Articles IV(3) and XI of the Treaty provide, in the Respondent's view, for the lex specialis governing emergency situations which the Government has implemented in order to

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                                                                             100

maintain public order, protect its essential security interests and reestablish its connections with the international economic system, all with a view to granting investors treatment not less favorable than that granted to nationals.

345. The Respondent argues first that the object and purpose of the Treaty do not exclude the operation of necessity or emergency, which are expressly provided for in periods of distress. To this effect, the Respondent further argues, the decisions invoked by the Claimant in support of its views are not relevant to the present case.

346. The Respondent particularly rejects the reliance by the Claimant on the tribunal's decision in the Himpurna case. The Claimant invoked that decision to draw a comparison with the Indonesian crisis and to show that the tribunal in that case had held that necessity was excluded by specific commitments undertaken by contract and treaty. The present dispute, the Respondent argues, has emerged under circumstances very different from those that prevailed in Indonesia and the Himpurna case in no way contradicts the position taken by Argentina in light of extraordinary circumstances.

347. The Respondent also rejects the relevance of the situation of Greece in the 1930s as taken into account in the decision in the Socobelge case. This decision was also invoked by the Claimant to show that the obligations under a contract were upheld in spite of financial hardship, in the case of Greece. The Respondent believes the Argentine crisis to have been much worse and deeper and that force majeure as discussed in that case was held to be beyond the powers of the Permanent Court of International Justice.

348. As to the Martini case, invoked by the Claimant as an example of state of necessity not having been accepted as an excuse and of contractual commitments having been strictly
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enforced, the Respondent does not consider it relevant to the present case as it did not deal with a case of institutional abnormality.

349. The expert opinions of Dean Anne Marie Slaughter, introduced by the Respondent on December 15, 2003 and June 23, 2004, elaborate on the meaning and the coverage of the relevant Treaty articles. It is first asserted in this respect that Article XI of the Treaty needs to be interpreted broadly and this in fact was the intention of the parties.

350. Since the very outset of the United States' model bilateral investment treaties it has been apparent, in the expert's view, that this country desired to safeguard certain sovereign interests by means of "non-precluded measures" such as those of Article XI. This trend was strengthened after the decision in the Nicaragua case which held that similar provisions of another treaty could not be understood to be self-judging. At the time the Treaty was signed with Argentina, it is further argued, this trend had become manifest as evidenced by the treaties negotiated with other countries and debates in the United States Congress.

351. On the basis of the principle of reciprocity, it is explained next, Argentina should be accorded the benefit of a similar understanding when invoking necessity and emergency. The self-judging character of these provisions, in the expert's view, should not be understood as precluding their submission to arbitration as the Tribunal must determine whether Article XI applies and whether measures taken thereunder comply with the requirements of good faith.

352. The expert's opinions also emphasize that security interests include economic security, particularly in the context of a crisis as severe as that of Argentina, and that, as in many instances of force majeure, the State should be released from treaty obligations. It is

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held, moreover, that the Claimant has not been treated differently from nationals or other investors under Article IV(3) of the Treaty.

      34. The Tribunal's Findings in Respect of the Treaty's Clauses on
      Emergency

353. The first issue the Tribunal must determine is whether the object and purpose of the Treaty exclude necessity. There are of course treaties designed to be applied precisely in the case of necessity or emergency, such as those setting out humanitarian rules for situations of armed conflict. In those cases, as rightly explained in the Commentary to Article 25 of the Articles on State Responsibility, the plea of necessity is excluded by the very object and purpose of the treaty.(184)

354. The Treaty in this case is clearly designed to protect investments at a time of economic difficulties or other circumstances leading to the adoption of adverse measures by the Government. The question is, however, how grave these economic difficulties might be. A severe crisis cannot necessarily be equated with a situation of total collapse. And in the absence of such profoundly serious conditions it is plainly clear that the Treaty will prevail over any plea of necessity. However, if such difficulties, without being catastrophic in and of themselves, nevertheless invite catastrophic conditions in terms of disruption and disintegration of society, or are likely to lead to a total breakdown of the economy, emergency and necessity might acquire a different meaning.

355. As stated above, the Tribunal is convinced that the Argentine crisis was severe but did not result in total economic and social collapse. When the Argentine crisis is compared to other contemporary crises affecting countries in different regions of the world it may be noted that such other crises have not led to the derogation of international contractual or treaty

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obligations. Renegotiation, adaptation and postponement have occurred but the essence of the international obligations has been kept intact.

356. As explained above, while the crisis in and of itself might not be characterized as catastrophic and while there was therefore not a situation of force majeure that left no other option open, neither can it be held that the crisis was of no consequence and that business could have continued as usual, as some of the Claimant's arguments seem to suggest. Just as the Tribunal concluded when the situation under domestic law was considered, there were certain consequences stemming from the crisis. And while not excusing liability or precluding wrongfulness from the legal point of view they ought nevertheless to be considered by the Tribunal when determining compensation.

357. A second issue the Tribunal must determine is whether, as discussed in the context of Article 25 of the Articles on State Responsibility, the act in question does not seriously impair an essential interest of the State or States towards which the obligation exists. If the Treaty was made to protect investors it must be assumed that this is an important interest of the States parties. Whether it is an essential interest is difficult to say, particularly at a time when this interest appears occasionally to be dwindling.

358. However, be that as it may, the fact is that this particular kind of treaty is also of interest to investors as they are specific beneficiaries and for investors the matter is indeed essential. For the purpose of this case, and looking at the Treaty just in the context of its States parties, the Tribunal concludes that it does not appear that an essential interest of the State to which the obligation exists has been impaired, nor have those of the international community as a whole. Accordingly, the plea of necessity would not be precluded on this count.

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359. The third issue the Tribunal must determine is whether Article XI of the
Treaty can be interpreted in such a way as to provide that it includes economic emergency as an essential security interest. While the text of the Article does not refer to economic crises or difficulties of that particular kind, as concluded above, there is nothing in the context of customary international law or the object and purpose of the Treaty that could on its own exclude major economic crises from the scope of Article XI.

360. It must also be kept in mind that the scope of a given bilateral treaty, such as this, should normally be understood and interpreted as attending to the concerns of both parties. If the concept of essential security interests were to be limited to immediate political and national security concerns, particularly of an international character, and were to exclude other interests, for example, major economic emergencies, it could well result in an unbalanced understanding of Article XI. Such an approach would not be entirely consistent with the rules governing the interpretation of treaties.

361. Again, the issue is then to establish how grave an economic crisis must be so as to qualify as an essential security interest, a matter discussed above.

362. It is true that Paragraph 6 of the Protocol attached to the Treaty qualifies the reference to maintenance or restoration of international peace and security as related to obligations under the Charter of the United Nations. Similarly, the letter of submission of the Treaty to Congress in Argentina and the Report of the pertinent Congressional Committee, refer in particular to situations of war, armed conflict or disturbance.(185) However, this cannot be read as excluding altogether other qualifying situations.

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363. Since the Security Council assumes to be many times the law unto itself,(186) and since there is no specific mechanism for judicial review under the Charter, it is not inconceivable that in some circumstances this body might wish to qualify a situation of economic crisis as a threat to international peace and security and adopt appropriate measures to deal with a given situation. This would indeed allow for a broad interpretation of Article XI.

364. As explained by Professor Alvarez, in practice the Security Council has, to a limited extent, adopted decisions connecting economic measures with security matters, for example, in the formulation of the sanctions program enacted as a consequence of the 1991 Gulf War and other instances.(187) In such cases, it is explained, there could be a treaty breach under the authority of the Security Council. However, this sort of situation does not have to do with the present case.

365. It is also important to note that in Dean Slaughter's understanding of the reference to the United Nations in the Treaty Protocol, such clause should not be considered as self-judging to the extent that the issue relates to the maintenance or restoration of international peace and security, involving a broader understanding of the concept as opposed to a nation's own security interest. The latter would in her view allow for self-judging insofar as the security interest is not a part of the maintenance or restoration of international peace and security.(188) The question of the self-judging character of these provisions will be discussed next.

366. The fourth issue the Tribunal must determine is whether the rule of Article XI of the Treaty is self-judging, that is if the State adopting the measures in question is the sole arbiter of the scope and application of that rule, or whether the invocation of necessity, emergency or other essential security interests is subject to some form of judicial review.

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367. As discussed above, three positions have emerged in this context. There is first that of the Claimant, supporting the argument that such a clause cannot be self-judging. There is next that of the Respondent, who believes that it is free to determine when and to what extent necessity, emergency or the threat to its security interests need the adoption of extraordinary measures. And third, there is the position expressed by Dean Slaughter to the effect that the Tribunal must determine whether Article XI is applicable particularly with a view to establishing whether this has been done in good faith.(189)

368. The Tribunal notes in this connection that, as explained by Dean Slaughter, the position of the United States has been evolving towards the support of self-judging clauses insofar as security interests are affected. This policy emerged after the Nicaragua decision, which will be discussed below, and was expressly included in the U.S. - Russia bilateral investment treaty, which has incidentally not been ratified. With some changes it was also included in the U.S. - Bahrain investment treaty, the precise meaning of which is debated by the experts. The GATT self-judging clause was also mentioned above. Other treaties have not included a self-judging clause but this again is debated by the experts, and in any event such policy would also be reflected in the 2004 U.S. Model bilateral investment treaty.

369. The discussion of these treaties in the U.S. Congress allows for a variety of interpretations but does not clearly support the conclusion that all such clauses are self-judging. The record shows that during the discussion of the first round of bilateral investment treaties in 1986 a proposal to allow for the termination of treaties in light of security needs was not accepted, although this discussion apparently did not address specifically the question of self-judging clauses. The expert discussion of the Exon-Florio law has also generated much debate on its meaning.(190)

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370. The Tribunal is convinced that when States intend to create for themselves a right to determine unilaterally the legitimacy of extraordinary measures importing non-compliance with obligations assumed in a treaty, they do so expressly. The examples of the GATT and bilateral investment treaty provisions offered above are eloquent examples of this approach. The first does not preclude measures adopted by a party "which it considers necessary" for the protection of its security interests. So too, the U.S. - Russia treaty expressly confirms in a Protocol that the non-precluded measures clause is self-judging.

371. The International Court of Justice has also taken a clear stand in respect of this issue, twice in connection with the Nicaragua case and again in the Oil Platforms case noted above. Referring to the 1956 Treaty of Friendship, Commerce and Navigation between the United States and Nicaragua, the Court held:

            "Article XXI defines the instances in which the Treaty itself provides for exceptions to the generality of its other provisions, but it by no means removes the interpretation and application of that article from the jurisdiction of the Court... The text of
            Article XXI of the Treaty does not employ the wording which was already to be found in Article XXI of the General Agreement on Tariffs and Trade. This provision of GATT, contemplating exceptions to the normal implementation of the General Agreement, stipulates that the Agreement is not to be construed to prevent any contracting party from taking any action `which it considers necessary for the protection of its essential security interests', in such fields as nuclear fission, arms, etc. The 1956 Treaty, on the contrary, speaks simply of `necessary' measures, not of those considered by a party to be such."(191)

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372. As explained above, in the Gabcikovo-Nagymaros case the International Court of Justice, referring to the work and views of the International Law Commission, notes the strict and cumulative conditions of necessity under international law and that "the State concerned is not the sole judge of whether those conditions have been met."(192)

373. In light of this discussion, the Tribunal concludes first that the clause of Article XI of the Treaty is not a self-judging clause. Quite evidently, in the context of what a State believes to be an emergency, it will most certainly adopt the measures it considers appropriate without requesting the views of any court.(193) However, if the legitimacy of such measures is challenged before an international tribunal, it is not for the State in question but for the international jurisdiction to determine whether the plea of necessity may exclude wrongfulness. It must also be noted that clauses dealing with investments and commerce do not generally affect security as much as military events do and, therefore, would normally fall outside the scope of such dramatic events.

374. The Tribunal must conclude next that this judicial review is not limited to an examination of whether the plea has been invoked or the measures have been taken in good faith. It is a substantive review that must examine whether the state of necessity or emergency meets the conditions laid down by customary international law and the treaty provisions and whether it thus is or is not able to preclude wrongfulness.

375. The Tribunal must still consider the question of the meaning and extent of Treaty Article IV(3) in light of the discussion noted above. The plain meaning of the Article is to provide a floor treatment for the investor in the context of the measures adopted in respect of the losses suffered in the emergency, not different from that applied to nationals or other foreign investors. The Article does not derogate from the Treaty rights but rather ensures

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that any measures directed at offsetting or minimizing losses will be applied in a non-discriminatory manner.

376. As noted above, the Tribunal is satisfied that the measures adopted by the Respondent have not adversely discriminated against the Claimant.

377. Although the MFNC contained in the Treaty has also been invoked by the Claimant because other treaties done by Argentina do not contain a provision similar to that of Article XI, the Tribunal is not convinced that the clause has any role to play in this case. Thus, had other Article XI type clauses envisioned in those treaties a treatment more favorable to the investor, the argument about the operation of the MFNC might have been made. However, the mere absence of such provision in other treaties does not lend support to this argument, which would in any event fail under the ejusdem generis rule, as rightly argued by the Respondent.

378. The Tribunal must finally conclude in this section that the umbrella clauses invoked by the Claimant do not add anything different to the overall Treaty obligations which the Respondent must meet if the plea of necessity fails.

      35. Temporary Nature of Necessity

379. The Tribunal is also mindful that Article 27 of the Articles on State Responsibility provides that the invocation of a circumstance precluding wrongfulness is without prejudice to "(a) compliance with the obligation in question, if and to the extent that the circumstance precluding wrongfulness no longer exists."

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                                                                             110

380. The temporary nature of necessity is thus expressly recognized and finds support in the decisions of courts and tribunals. The Commentary cites in this connection the Rainbow Warrior(194) and Gabcikovo-Nagymaros cases. In this last case the International Court of Justice held that as soon "as the state of necessity ceases to exist, the duty to comply with treaty obligations revives."(195)

381. This does not appear to be contested by the parties as various witness statements did in fact clearly establish that the crisis had been evolving toward normalcy over a period of time. The Claimant invokes to this effect the statements of Ambassador Remes Lenicov and Doctor Folgar, who explained how the crisis was subsiding by the end of 2002.(196) This was also the view of the Argentine Supreme Court and the Procurador General noted above. It may be observed that this positive trend continued to evolve thereafter.

382. Even if the plea of necessity were accepted, compliance with the obligation would reemerge as soon as the circumstance precluding wrongfulness no longer existed, which is the case at present.

     36. Necessity and Compensation

383. Article 27 also expressly provides that any circumstance precluding wrongfulness is without prejudice to "(b) the question of compensation for any material loss caused by the act in question". Again this conclusion finds support in the Gabcikovo-Nagymaros case, where the Court noted that "Hungary expressly acknowledged that, in any event, such a state of necessity would not exempt it from its duty to compensate its partner."(197)

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                                                                             111

384. This criterion was also the basis for the decisions in earlier cases, such as the Compagnie Generale de l'Orinocco case(198) and the Properties of the Bulgarian Minorities in Greece case(199) invoked by the Claimant, or the Orr & Laubenheimer case.(200) In these cases the concept of damages appears to have been broader than that of material loss in Article 27.

385. The Respondent has argued in this connection that the Compagnie Generale de l'Orinocco dealt with a totally different set of issues, all involving illicit acts, and is therefore not relevant to the present case. The Respondent further invokes the Gould Marketing, Inc. case, where the Iran-United States Tribunal held that injuries caused as a result of social and economic forces beyond the power of the State to control through due diligence are "not attributable to the state for purposes of its responding for damages."(201)

386. The Claimant, however, contends that "[i]n any event, Article XI does not exempt Argentina from liability," since it "provides only a temporary and limited suspension of benefits, and Argentina is still therefore obliged to provide compensation for the permanent losses [...]".(202) It recalls that the Treaty shows a difference between clauses that (a) "do not preclude or do not impede certain measures", (b) "permit a Party clearly to deny treaty benefits", or (c) "permit treaty termination" -- Articles XI, I (2) and XIV (2), respectively.

387. Because the Argentine crisis, as explained above, gradually subsided, the Claimant asserts that "[e]ven assuming that at the beginning of 2002 Argentina was experiencing an emergency of the sort covered by Article XI, Argentina has not demonstrated that the crisis persists today. Argentina's measures promise to remain in effect indefinitely, and [...the Respondent] must therefore compensate CMS for the harm it has suffered, regardless of the applicability of Article XI."(203)

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388. The Claimant's reasoning in this respect is supported by Article 27 and the decisions noted above, as well as by the principle acknowledged even in the generality of domestic legal systems: the plea of state of necessity may preclude the wrongfulness of an act, but it does not exclude the duty to compensate the owner of the right which had to be sacrificed. Still more stringent are the requirements of emergency under Argentine case law as discussed above.

389. The Respondent contends to the contrary that no compensation is due if the measures in question were undertaken in a state of necessity, under the rule contained in Article XI of the Treaty,(204) and that the norm which prescribes that the Parties shall avoid uneven treatment of investors does not otherwise establish a duty to compensate even if the investor had been submitted to unfair or unequal treatment.(205)

390. The Tribunal is satisfied that Article 27 establishes the appropriate rule of international law on this issue. The Respondent's argument is tantamount to the assertion that a Party to this kind of treaty, or its subjects, are supposed to bear entirely the cost of the plea of the essential interests of the other Party. This is, however, not the meaning of international law or the principles governing most domestic legal systems.

391. The Tribunal's conclusion is further reaffirmed by the record. At the hearing the Tribunal put the question whether there are any circumstances in which an investor would be entitled to compensation in spite of the eventual application of Article XI and the plea of necessity.(206)

392. The answer to this question by the Respondent's expert clarifies the issue from the point of view of both its temporary nature and the duty to provide compensation: while it is
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difficult to reach a determination as long as the crisis is unfolding, it is possible to envisage a situation in which the investor would have a claim against the government for the compliance with its obligations once the crisis was over; thereby concluding that any suspension of the right to compensation is strictly temporary, and that this right is not extinguished by the crisis events.(207)

393. The Tribunal also notes that, as in the Gaz de Bordeaux case, the International Law Commission's Commentary to Article 27 suggests that the States concerned should agree on the possibility and extent of compensation payable in a given case.(208)

394. It is quite evident then that in the absence of agreement between the parties the duty of the Tribunal in these circumstances is to determine the compensation due. This the Tribunal will do next.

E. REMEDIES

      37. The Parties' Submissions

395. The Claimant has argued that its investment has been expropriated by the Respondent without prompt, adequate and effective compensation and that the Respondent has also violated the standards of treatment set out in Article II of the Treaty. The Claimant requests the Tribunal to grant full compensation for these breaches in terms of recovering the fair market value of the investment calculated immediately before the date of expropriation, with interest paid at the rate of six-month certificates of deposit in the United States, compounded semi-annually. The Claimant also undertakes to relinquish title to its shares to the Government of Argentina upon payment of compensation.

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396. To this end, the Claimant asserts that the fair market value is the price of an asset in a hypothetical market, which in the case of an income-producing asset or "going concern" is also the measure of future prospects. The discounted cash flow method (DCF) is favored, in the Claimant's view, in both international finance and international arbitration. It is also asserted that the relevant date of valuation in this case is August 17, 2000. Relying on the Report prepared by its expert, the Claimant submits that the fair market value at that date is US$ 261.1 million in the event that the Government of Argentina decides to take title to CMS' shares in TGN, or US$ 243.6 million in the event that title to the share remains with CMS.(209)

397. The Respondent objects to the dates and estimates used by the Claimant because it has chosen the worst moments of the crisis to undertake the downside valuation and has not taken into account the sharp decline of all the economic indicators for that period. The Respondent objects in particular to the assumption that no renegotiation will succeed and that the emergency will continue until 2037, as well as to the assumption that income and costs denominated in US dollars will not change. The Respondent also argues that the rate of exchange used between Argentine pesos and U.S. dollars in the valuation process is too high. Other issues raised by the Respondent have been examined above, such as debt restructuring, export tariffs and the duration of the license.

398. The Respondent also asserts that the DCF method is not appropriate and that it has resulted in gross overvaluation of the shares. In the Respondent's view, the discount rate used in the pesification scenario is also grossly exaggerated. The Respondent argues that a more accurate method is the stock exchange valuation of shares of similarly situated companies. It also asserts that what CMS paid for its shares in 1995 and 1999 was overvalued

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by 50% and 26.53% respectively at the date of valuation chosen.(210) As noted
above, the Respondent has not submitted its own valuation.

      38. The Standards of Reparation under International Law

399. It is broadly accepted in international law that there are three main standards of reparation for injury: restitution, compensation and satisfaction.(211) As this is not a case of reparation due to an injured State, satisfaction can be ruled out at the outset.

400. Restitution is the standard used to reestablish the situation which existed before the wrongful act was committed,(212) provided this is not materially impossible and does not result in a burden out of proportion as compared to compensation. The Permanent Court of International Justice concluded in the landmark Chorzow Factory case that

            "restitution in kind, or, if this is not possible, payment of a sum corresponding to the value which a restitution in kind would bear; the award, if need be, of damages for loss sustained which would not be covered by restitution in kind or payment in place of it -- such are the principles which should serve to determine the amount of compensation due for an act contrary to international law."(213)

401. Compensation is designed to cover any "financially assessable damage including loss of profits insofar as it is established."(214) Quite naturally compensation is only called for when the damage is not made good by restitution.(215) The decision in Lusitania, another landmark case, held that "the fundamental concept of `damages' is...reparation for a loss suffered; a judicially ascertained compensation for wrong. The remedy should be commensurate with the loss, so that the injured party may be made whole."(216)

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                                                                             116

402. The loss suffered by the claimant is the general standard commonly used in international law in respect of injury to property, including often capital value, loss of profits and expenses.(217) The methods to provide compensation, a number of which the parties have discussed, are not unknown in international law. Depending on the circumstances, various methods have been used by tribunals to determine the compensation which should be paid but the general concept upon which commercial valuation of assets is based is that of "fair market value." That concept has an internationally recognized definition which reads as follows:

            "the price, expressed in terms of cash equivalents, at which property would change hands between a hypothetical willing and able buyer and a hypothetical willing and able seller, acting at arms length in an open and unrestricted market, when neither is under compulsion to buy or sell and when both have reasonable knowledge of the relevant facts."(218)

403. In the case of a business asset which is quoted on a public market, that process can be a fairly easy one, since the price of the shares is determined under conditions meeting the above mentioned definition. However, it happens frequently that the assets in question are not publicly traded and it is then necessary to find other methods to establish fair market value. Four ways have generally been relied upon to arrive at such value. (1) The "asset value" or the "replacement cost" approach which evaluates the assets on the basis of their "break-up" or their replacement cost; (2) the "comparable transaction" approach which reviews comparable transactions in similar circumstances; (3) the "option" approach which studies the alternative uses which could be made of the assets in question, and their costs and benefits; (4) the "discounted cash flow" ("DCF") approach under which the valuation of the assets is arrived at by determining the present value of future predicted cash flows,

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discounted at a rate which reflects various categories of risk and uncertainty.(219) The Tribunal will determine later which method it has chosen and why.

404. Decisions concerning interest also cover a broad spectrum of alternatives, provided it is strictly related to reparation and not used as a tool to award punitive damages or to achieve other ends.(220)

405. The Tribunal will now consider these various options in the light of the present dispute.

      39. Restitution by Means of Negotiation

406. Restitution is by far the most reliable choice to make the injured party whole as it aims at the reestablishment of the situation existing prior to the wrongful act. In a situation such as that characterizing this dispute and the complex issues associated with the crisis in Argentina, it would be utterly unrealistic for the Tribunal to order the Respondent to turn back to the regulatory framework existing before the emergency measures were adopted, nor has this been requested. However, as the Tribunal has repeatedly stated in this Award, the crisis cannot be ignored and it has specific consequences on the question of reparation.

407. Just as an acceptable rebalancing of the contracts has been achieved by means of negotiation between the interested parties in other sectors of the Argentine economy, the parties are free to further pursue the possibility of reaching an agreement in the context of this dispute. As long as the parties were to agree to new terms governing their relations, this would be considered as a form of restitution as both sides to the equation would have

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accepted that a rebalancing had been achieved. This was in fact the first major step for the settlement of the dispute in the Gaz de Bordeaux case.

      40. Compensation

408. The Tribunal, however, cannot leave matters pending until an agreed settlement is reached; this is a matter strictly in the hands of the parties and its outcome is uncertain. In the absence of such agreed form of restitution, the Tribunal must accordingly determine the amount of compensation due.

      41. The Applicable Standard

409. A first question the Tribunal needs to address is that of the standard of compensation applicable in the circumstances of this dispute. As was the situation in the Feldman v. Mexico case,(221) the Tribunal is faced with a situation where, absent expropriation under Article IV, the Treaty offers no guidance as to the appropriate measure of damages or compensation relating to fair and equitable treatment and other breaches of the standards laid down in
Article II. This is a problem common to most bilateral investment treaties and other agreements such as NAFTA. The Tribunal must accordingly exercise its discretion to identify the standard best attending to the nature of the breaches found.

410. Unlike the circumstances in the Feldman case, however, the Tribunal is persuaded that the cumulative nature of the breaches discussed here is best dealt with by resorting to the standard of fair market value. While this standard figures prominently in respect of expropriation, it is not excluded that it might also be appropriate for breaches different from expropriation if their effect results in important long-term losses. Moreover, precisely

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because this is not a case of expropriation, the Claimant has offered to transfer its shares in TGN to the Argentine Republic, and the Tribunal will address this question in due course.

      42. The Valuation Method to be Used

411. The Tribunal has concluded that the discounted cash flow method it the one that should be retained in the present instance.

412. First of all, the shares of TGN are not publicly traded on a stock exchange or any other public market. The Respondent has argued that, in order to estimate the value of TGN, reference should have been made to TGS, another natural gas transporter, and three other natural gas distributors which were listed on the Argentine stock exchange. However, as noted by Mr. Bello, "(...) market capitalization in illiquid markets as Argentina is not the most adequate method to value companies (...)".(222) Moreover, as noted also by Mr. Bello, there were significant differences between TGN and those companies regarding asset levels, business segments, financing policy, and other issues. In the circumstances, the Tribunal has come to the conclusion that this approach would not be appropriate.

413. As to the asset value approach, it would be inappropriate in the present circumstances. CMS is a minority shareholder in TGN which is an ongoing company with a record showing profits.

414. As to the comparable transaction approach, the Tribunal has not been provided with any significant evidence of such transactions and it would be a most speculative enterprise to try and determine the compensation due to CMS on that basis.

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415. As to the option valuation method, it does not appear to be of any help in this case. TGN is a gas transportation company and it is very difficult to imagine what uses or options there could be for gas transmission lines other than to transport gas.

416. This leaves the Tribunal with the DCF method and it has no hesitation in endorsing it as the one which is the most appropriate in this case. TGN was and is a going concern; DCF techniques have been universally adopted, including by numerous arbitral tribunals, as an appropriate method for valuing business assets; as a matter of fact, it was used by ENARGAS in its 1996/7 tariff review. Finally, there is adequate data to make a rational DCF valuation of TGN.

417. The Tribunal also notes that in spite of the disagreement between the parties as to the appropriate application of the valuation method, experts from both sides have shared the view that DCF was the proper method in this case for determining losses that extend through a prolonged period of time.(223)

      43. The Valuation of Damages

418. This leaves the Tribunal with the assessment of the damages claimed. In this task, the Tribunal was greatly helped by the submissions and the testimonies of the experts produced by the Parties in this case. As will be seen below, the Tribunal however is of the view that certain assumptions and arguments of those experts require some adjustments. In its study of those submissions and testimonies, the Tribunal was ably assisted by its own experts, Professors Jacques Fortin and Alix Mandron of the Ecole des Hautes Etudes Commerciales de Montreal. The Parties were informed of their appointment and given an opportunity to

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comment on their analysis of the parties' expert submissions. Those comments were the subject of careful review by the Tribunal. The Tribunal wishes to express its gratitude to all the experts for their contribution.

419. In arriving at its own estimates of the value loss suffered by the Claimant, the Tribunal will discuss a number of points mentioned in the experts' reports which it questions. The word "estimates" is quite appropriate in trying to establish value loss in a case involving a license valid until 2027. This task is all the more challenging in that, in order to arrive at a value loss, it is necessary to evaluate not only what the years 2000 to 2027 would have been like had TGN's license and regulatory environment remained unchanged but also to foresee what the future holds for TGN under the new (and not completely known) regulatory environment. The uncertainty surrounding Argentina's future economic health, the exchange rate with the US dollar, the evolution of production costs, required future investments for the maintenance of the pipeline system's efficiency and security are only some of the factors to be taken into account.

420. This being said, such estimates need not be arbitrary or analogous to a shot in the dark; with the appropriate methodology and the use of reasonable alternative sets of hypotheses, it is possible to arrive at figures which represent a range of values which can be rationally justified, even though there is general agreement that their accurateness can only be fully assessed some 22 years later.

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      44. Methodology Used

421. As already stated, all the experts consulted on this matter agree that the best methodology to be used in a case like the one before the Tribunal is the discounted cash flow methodology and the Tribunal shares that conclusion.

422. As far as the parties are concerned, Mr. Wood-Collins is the only expert to have estimated the value loss suffered by CMS on its TGN's shares. In doing so, he used the forecasted figures prepared by TGN for internal use in 2000, in the context of an unchanged regulatory environment. From this basis, he produced two scenarios, one for the "no regulatory change" context (or "without pesification," as the Tribunal will describe it) and the other for the "new regulatory context" (or "with pesification"). The use of a company's internal forecast prepared in the normal course of business is quite acceptable as a starting point in the valuation of a company. The Tribunal sees no reason to reject it.

423. However, the Tribunal will wish to revisit some the more crucial assumptions contained in those scenarios, some of which were questioned in Mr. Bello's report. But before doing so, the Tribunal will address a preliminary issue raised by Mr. Bello concerning the capital structure of TGN and the opportunity for debt renegotiation.

      45. Optimal Capital Structure and Debt Renegotiation

424. Mr. Bello has argued, both in his report and in his oral testimony, that an excessive level of debt was partly responsible for the precipitous drop in TGN's value, that TGN would not have defaulted on its obligations had it been less indebted and, finally, that the probable

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terms of an agreement with the lenders should be considered to compute the true value of CMS's share in TGN.

425. Mr. Bello's argument raises two questions: (1) whether or not the degree of indebtedness affected the size of the equity value loss; and (2) whether the issue of renegotiation needs to be considered in order to assess the equity value loss. The answer of the Tribunal to those two questions is in the negative.

426. As to the first question, the Tribunal believes that, even if TGN had maintained a much lower debt ratio than the 50.3% it had in 2000, its shares would have lost the same value because of Argentina's decision (in absolute terms, not in relative terms), except under extremely adverse circumstances. In fact, contrary to what Mr. Bello assumes, in extremely adverse situations, the absolute value loss is smaller, not higher, with a highly leveraged capital structure. It can easily be demonstrated that, in that case, the shareholders of such a company may suffer smaller absolute losses in adverse times (compared with the shareholders of a less leveraged company), because of their limited liability.

427. Since the problem at hand is not the percentage loss but the absolute value loss suffered by the Claimant as a shareholder, the issue of TGN's "excessive" leverage does not need to be considered. There is no firm ground to believe that the absolute change in value of those shares would have been smaller had TGN opted for less debt in its capital structure before 2000, quite the contrary.

428. Moreover, the evidence put before the Tribunal does not indicate that TGN's debt/equity ratio was significantly different from the one commonly found in pipeline companies; the Tribunal sees no reason why it should be questioning the TGN decisions

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taken in this regard in the normal course of business. For the purpose of its analysis, the Tribunal will endorse the 50% debt/equity ratio adopted by Mr. Wood-Collins in his scenario.

429. As to the question of debt renegotiation, the Tribunal is also of the view that it can be ignored in the present case because, whichever way one looks at the future, shareholders will bear the consequences of the current default, except in the most improbable circumstances where the creditors would renounce repayments that had come due. The Tribunal cannot envisage such gross inefficiency or irrationality in the market. On the contrary, in the real world, creditors would require to be paid first, one way or the other, at the expense of the shareholders. Moreover, since the Claimant has offered to transfer its shares in TGN to the Respondent, upon payment of compensation, the Respondent would stand to benefit after the transfer of shares if, as argued by the Respondent, a favorable renegotiation were eventually to be concluded.

      46. Computing the Value of Equity

430. There are two recognized ways of computing the value of a firm and its securities on a DCF basis. One can start computations with the cash flows to the firm before interest and debt repayments, discount such flows at the weighted average cost of capital (the "WACC") and add the discounted cash flows to the firm to establish its value; then, the value of debt is subtracted and the residual value is the value of equity ("the indirect equity value"). Alternatively, one can compute first the cash flows to equity (cash flows from operations, minus interest and debt repayments), discount them at the cost of equity ("COE") and add the discounted cash flows to equity to establish the value of equity ("the direct equity value"); then, one adds the value of debt to establish the value of the firm. The Tribunal has been

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advised that, by and large, analysts have tended to favor the first method. This is the approach taken by Mr. Wood-Collins but he appears to have applied it in a circular way. Having computed the cash flows to equity and the cash flows to creditors, he then adds them up and discounts them at the weighted average cost of capital (the "WACC"); the sum of these discounted cash flows represents the value of the firm, from which the value of the debt is subtracted to arrive at the present value of equity. In fact, Mr. Wood-Collins goes from equity to debt to the firm and then back to equity.

431. The Tribunal does not see the need for this detour and shares the view of its own experts that having computed the cash flows to equity, Mr. Wood-Collins needed then only to discount them at the cost of equity ("COE") to obtain the present value of TGN's equity.

432. The distinction between the two methods of computing value is not a purely academic matter. In general, under the first method, the computed value is larger than under the second one, because the WACC implicitly assumes that shareholders and creditors will receive a proportional share (according to the weights included in the WACC) of the firm's cash flows. Such appears to be the case when cash flows to the firm are larger than, or equal to what the creditors are due and such was the result of the calculations made by Mr. Wood-Collins in this case, where the Tribunal has calculated, on the basis of Mr. Wood-Collins' hypotheses, a net difference of some USD$40 million between the two methods.

433. In making its own calculations, the Tribunal will use the second method (the direct equity value).

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      47. The Tribunal's Evaluation of Damages

434. Notwithstanding the reservations expressed above, the Tribunal is of the view that the general approach of Mr. Wood-Collins to the evaluation of damages suffered by the Claimant remains a valid one. However, as will be seen, the Tribunal will apply a number of changes to his assumptions.

435. Since the Tribunal was not provided with the algorithms sustaining the figures contained in the TGN forecast prepared in 2000, the Tribunal, with the help of its experts, has built its own model; it then tested its model by applying the same hypotheses as the ones embedded in Mr. Wood-Collins' forecasts of equity cash flows. The Tribunal obtained essentially the same results as Mr. Wood-Collins would have obtained, had he applied the direct equity valuation method to his own data.

436. From that model, the Tribunal tested a number of scenarios by changing different variables; the Tribunal focused on the most important determinants of value (as well as the main sources of uncertainty). Not surprisingly, depending on the choices of variables to which changes were made and the size of such changes, significantly disparate results were reached. Some, like a reduction of the discount rate under the "with pesification" scenario, produced a rather small decrease in value loss, if Mr. Wood-Collins' revenue forecast were maintained at the pessimistic level he has selected. However, as soon as modest rates of sales growth and an upward tariff revision every five years were assumed, the value loss was significantly decreased.

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437. However, all other things being equal, assumptions about ENARGAS' tariff decisions and about additional investments and operations and maintenance costs under the "no pesification" case have an even larger impact.

438. Under the "no pesification" case, the crucial factors would have been ENARGAS' decisions about tariff revisions and investments. Under that scenario, the question is: "Would ENARGAS have lowered tariffs to keep the rate of return on equity within reasonable bounds?" In contrast, in the "pesification" case, the question is: "Would ENARGAS raise tariffs to provide shareholders with a positive return?" To a large extent, the estimate of value loss depends on the answer to these two questions.

      48. The Modifications to Mr. Wood-Collins' Assumptions

      i) The Duration of the Contract

439. For the reasons previously mentioned, the Tribunal has eliminated the ten year potential extension of the License to 2037. In the Tribunal's calculations, the License expires in 2027. Under the Tribunal's assumptions, this decision leads to a reduction by some US$ 10 million of the value loss suffered by CMS.

      ii) The Reference Years for Valuation

440. Mr. Wood-Collins computes the changes in share value between August 2000 and May 2002 (in his first report) and December 2003 (in his second report). The Tribunal has concluded that, it would be more logical and mathematically correct to assess the value lost by shares as of a single date. Moreover, as a consequence of this decision, the large discrepancy noted between the TGN and Wood-Collins forecasted (US$ 73 million) and the

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actual (US$ 36 million) capital expenditures for 2001 (a proportional discrepancy for 2002, 2003 and 2004 would be likely) becomes a non-issue; in using August 2000 as the reference point, all the investments budgeted are assumed to have taken place and "justify" the revenues forecast for all the years up to 2027. The negative drag crated by the "theoretical" investments is compensated by the boost caused by a long series of "theoretical" (boosted) revenues.

441. The Tribunal has concluded, in this regard, that the date to be relied upon for the computation of values (with and without pesification) will be August 17, 2000, the day before the Argentine court action referred to above was taken. In order to arrive at the value at that date under the pesification scenario, the Tribunal has used Mr. Wood-Collins' forecast for 2000-2002 under the without pesification scenario and subtracted the amount resulting from the non-indexation under PPI, as it appears in the relevant TGN Annual Reports & Accounts, non-indexation being the sole factor at play during that period.

      iii) The Demand for Gas and Revenues

442. In discussing the demand for gas, the Tribunal has only addressed the issue of domestic sales. The export sales have been kept as forecasted by Mr. Wood-Collins.

443. Under the no pesification scenario, Mr. Wood-Collins assumes that the major economic crisis suffered by Argentina would have had no negative impact on the demand for gas transported by TGN and that there would be a 2.5% yearly increase until 2007 (a combination of increased volume, until the pipeline is fully utilized, and indexation to PPI) and then a regular 1.5% increase in prices (PPI adjustment) every year until the end of the license.

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444. The Tribunal believes it would be inappropriate to assume that the demand for gas would have remained stable, had the tariffs been set in US dollars despite the economic crisis. CMS has argued that since at least some of its contracts were on ship-or-pay basis, its revenues would not have been affected by a reduction in demand; but, taking into account the magnitude of the crisis faced by Argentina, it would be highly unrealistic to assume that some adjustments to those ship-or-pay contracts would not have been made between the parties concerned. In any event, if such adjustments had not been made, the net result would have meant that the peso price of transportation would have more than tripled, with the consequential impact on the final consumer's bills and use of gas. Already, in its 2001 Annual Report & Accounts, TGN mentions that "The year 2001 was strongly influenced by Argentina's economic crisis which drove the company's production decrease and the postponement of investment in different industry sectors which resulted in a stagnation of consumption. Industrial and residential consumption decreased by 5% and 1.5% respectively as compared with the prior year." (p.32). Residential consumption representing only 22% of the gas transported by TGN,(224) the overall decline in domestic demand would have been around 4%. This was for 2001, the year during which the Argentine GDP declined by 4.4%(225) and while the application of the PPI was suspended. It is true that, between 2000 and 2001, the sales revenues remained stable but this was probably the result of an increase in export revenues. The GDP declined a further 10.9% in 2002.

445. It is difficult to believe that, with a tripling of the gas transportation costs under the no pesification scenario, there would not have been a further reduction in demand and/or a significant rise in delinquent accounts, with its consequent impact upon TGN's cash flows. To figure a more precise impact of such a situation upon the volume of gas transported by TGN, and on its revenues, studies of the Argentine elasticity of demand with respect to gas prices would be needed. No such study has been produced.

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446. The Tribunal has concluded that it is reasonable to assume that sales revenues would have decreased by 5% in each of 2002 and 2003 and by 1% in 2004. This would reflect the delayed impact of the decline of the Argentine GDP in 2001(-4.4%) and 2002 (-10.9%), somewhat mitigated by the maintenance of the non-pesification of export revenues which continued in addition to be adjusted to the PPI. On the other hand, in 2003 and 2004, the Argentine GDP rose significantly, by 8.8% and 7.8% respectively.(226) It would be normal that that turnaround would manifest itself in an increase in the industrial and residential demand for gas. Moreover, there would have been, by the end of 2004, an excess capacity of some 19% (6% original surplus capacity existing in 2001 plus 13% additional capacity created by the reduced demand between 2002 - 2004). The Tribunal is of the view that a gradual increase in demand over the following years would have taken place until full capacity would have been achieved in TGN's pipelines. The Tribunal has therefore forecasted an increase in sales of 3% in 2005, 6% in each of 2006, 2007 and 2008, 4.5% in 2009, 3.5% in 2010 and 3%
in 2011. This would allow for the full recuperation of the excess capacity in the gas transportation system of TGN. Thereafter, the sales would only increase by 1.5% each year under the PPI formula.

447. Then, under the pesification regime, Mr. Wood-Collins has assumed 0% increase in revenues until 2027. The Tribunal does not find this assumption realistic. While the price for gas would probably not have been adjusted during the crisis and the first few years following it, it is reasonable to assume that, with pesification, there would have been a gradual absorption of most of the surplus capacity in TGN's pipeline system. The Tribunal has therefore provided for a 1% yearly increase in sales revenues between 2003 and 2008 inclusive. Then, it is also fair to assume that, taking into account the rate of inflation in Argentina, ENARGAS would have allowed some adjustment to the tariff. The Tribunal
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notes that, although Argentina has known a decline to 4.4% of its rate of inflation in 2004, it had rates of 25.9% in 2002 and 13.4% in 2003.(227)While it is to be hoped that the declining trend will continue, there is obviously no guarantee to that effect.

448. In this regard, the Tribunal has introduced in its scenario, from 2008, a very moderate yearly increase of 1.5% in the tariff.

      iv) The Exchange Rate

449. Under the pesification scenario, Mr. Wood-Collins has assumed a peso exchange rate to the US dollar of 3.59. This was indeed the rate prevalent at the time he did his first valuation in 2002, but there has been since then an appreciable improvement in the peso rate. For the last year, it has moved between 2.90 and 2.97. In these circumstances, the Tribunal has concluded that it would be appropriate to fix an exchange rate of 2.97 as fairly representative of what the value of the peso could be expected to be in a stabilizing or a reasonably stable environment.

      v) The Equity Discount Rate

450. Under the pesification scenario, Mr. Wood-Collins has assumed an equity discount rate of 45.04% when valuing from May 2002 to the end of 2037 and of 41.05% when valuing from January 1, 2004 to the end of 2037. Under the no pesification scenario, a discount rate of 13.45% was used. The Tribunal finds the first rate excessive and the second too low.

451. Under the first scenario, Mr. Wood-Collins bases his figures on the cost of defaulted securities in May 2002 and in December 2003. Because of that default, their value was low compared with their nominal value, yielding therefore a very high rate of discount. But

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proceeding this way is implicitly assuming that TGN will, until 2027, repeatedly live through shocks of the same magnitude as the pesification shock. The impact of that measure is already impounded in the cash flows being valued, pesified tariffs translating into much lower dollar cash flows. That negative event has taken place and has had its negative impact upon cash flow, current and future, but some kind of normalcy should rule in the future. Already, there are encouraging signs in that regard in the Argentine economy.

452. Under the circumstances, the Tribunal has concluded that an equity discount rate of 18% would be a reasonable assumption under the pesification scenario.

453. Under the second scenario, the Tribunal estimates that the proposed discount rate of 13.45% should be increased to 14.5%.

454. To arrive at the first figure, Mr. Wood-Collins used a "risk-free" rate of 5.94%, a country-risk premium of 5.21% based on the country-risk premium of TGN's debt over the US Treasury rate and a 2.296% equity risk premium (market equity risk premium of 5.6% multiplied by TGN's beta factor of 0.41). It appears that Mr. Wood-Collins has in fact equated the country risk premium on equity and the country risk premium on TGN's debt. While it is true that the risk borne by shareholders is also borne by debtholders, it is well recognized that shareholders bear a significantly larger risk, because their claims are residual. Mr. Wood-Collins argues that ENARGAS in its 1997 tariff review had settled on a cost of equity very close to the one computed by him. It is quite understandable that, in setting the equity country risk, a State regulatory agency would adopt a conservative approach; first of all, such an agency would wish to project a positive image of that country as a foreign investment venue and, secondly, the higher the cost of equity it would set, the higher the tariff would be. The Tribunal also notes that the equity rate of return adopted by ENARGAS

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in the 1996-1997 tariff review was 16%(228) and that, for the 2002 review which was never completed, a rate of 15% was envisaged by ENARGAS.(229)

455. The Tribunal is of the view that, taking into account the historical evidence on the economic and political performance of Argentina and the above facts, the cost of the equity investment made by the Claimant should be increased from 13.45% to 14.5%.

      vi) The Tariff Adjustments

456. Under the no pesification scenario, Mr. Wood-Collins assumes an average yearly rate of revenue increase of 2.5% up to 2007 and of 1.5% thereafter. However, this leads to very high rates of return gradually increasing from about 20% in 2012 to close to 100% in 2027. The Claimant argues that those rates of return would allow a catch-up for lower rates of return in earlier years. While the Tribunal is willing to concede that a certain amount of recuperation might have been allowed by ENARGAS, it is difficult to conceive that it could have tolerated the kind of escalation described above, without making downward adjustments to the tariff on the occasion of its Five Year Reviews starting in 2013. Therefore, the Tribunal has decided to introduce a 5% decrease in tariffs at the time of each of the tariff reviews in 2013, 2018 and 2023. This still leaves growth in the return on equity which amply covers the catch-up mentioned by the Claimant.

457. Under the pesification scenario, Mr. Wood-Collins assumes that there will be no increase in tariffs for the whole duration of the License. The Tribunal considers this hypothesis unrealistic. It has received evidence that Argentina has already offered to TGN a 7% tariff increase, albeit accompanied by some conditions that have been turned down by TGN. With the disappearance of the US PPI adjustment, it would be strange to say the least

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that TGN would be left in a situation where, as forecasted by Mr. Wood-Collins, its domestic sales revenue would remain completely flat for the next 22 years; under that scenario, TGN's equity remains negative until 2023 (according to Mr. Wood-Collins' report of May 22, 2002) or until 2019 (according to his March 19, 2004, report). Here again, it is difficult to believe that TGN would not have been able to convince ENARGAS that this was an unacceptable situation and that some increase in the tariff was required on the occasion of its Five Year Reviews. The Tribunal has already indicated that, in its forecast, it has allocated a yearly increase of 1.5% in the tariff from 2008 to take account of Argentine inflation. The Tribunal also concludes that, starting in 2008, a 5% increase on the occasion of each Five Year Review should be assumed, in order to advance the moment when TGN could again be equity positive.

      vii) Operations and Maintenance Expenditures ("O&M")

458. In its report, Mr. Wood-Collins projects the following percentages to sales for O&M: 10.20% to the end of 2004, 9.40% to the end of 2014, 8.40% to the end of 2020 and 7% to the end of 2037. The Tribunal considers those projections too conservative for three reasons.

459. To begin with, they are significantly below the levels which were achieved during the years previous to 2002.

460. Secondly during a period of steep decline in sales, it would be unrealistic to expect that there would not be an appreciable increase in the proportion of O&M to sales. There is significant amount of rigidity in this type of expenditures in a regulated industry where the maintenance of safety has to be paramount.

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461. Thirdly, even when growth in sales has returned, the requirements for safety do not decrease and with aging equipment, maintenance expenditures will tend to rise rather than decline.

462. However, noting the fact that sales are expected to increase over the years after 2005, the Tribunal is willing to recognize that there would be a certain decline in the percentage of O&M but it is not ready to endorse as steep a decline as the one envisaged by Mr. Wood- Collins. Consequently, the Tribunal has adopted the following percentages for O&M in its scenario: 11.5% to the end of 2004, 11.00% to the end of 2014, 10.00% to the end of 2020 and 8% to the end of 2027.

      viii) Other Hypotheses

463. A number of other factors were part of Mr. Wood-Collins scenario and the Tribunal sees no valid reason to modify those. We refer, in particular, to US$ export sales, tax rate, depreciation, interest tax rate, target debt ratio and additional capital expenditures.

      ix) Value of the Shares

464. The Claimant has requested an order that "Argentina compensate CMS in the amount of $261.1 million in the event that (...) Argentina determines to take CMS's shares in TGN or $243.6 million in the event that title to the shares remain remains with CMS,"(230) which attributes a value of US$17.5 million to those shares. This last amount represents the value of those shares on May 29, 2002.

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465. Asking for the value of the shares remitted to the Government of Argentina is a legitimate claim, so long as CMS is ready to transfer to the Respondent the title to those shares, which it has indicated willingness to do.

466. The question remains whether the amount claimed for the value of the shares is the correct one. On the basis of the scenario relied upon by the Tribunal, as described above, the value of the shares is significantly lower than the one claimed by CMS. The Tribunal has arrived at a value of US$7,443,700, on August 17, 2000. In addition, from that value, one has to deduct any dividend received by CMS after August 17, 2000, as it would otherwise be doubly compensated. According to the 2001 TGN Annual Report & Accounts (pp. 48 and 51), TGN made two dividend distributions of US$9 million each after that date. On the basis of a 29.42% share ownership in the company, the Claimant did receive a total of US$5,295,600. This leaves a net value of US$2,148,100 for CMS' shares in TGN on August 17, 2000. Additional amounts, if any, received by CMS since August 17, 2000, as equity holder in TGN should also be deducted from the residual value just mentioned.

467. As the dividends paid were deducted from the shares value, in order to avoid double counting, the counter point that interest from August 17, 2000 should be paid equally holds and the Tribunal will so order.

      49. Amount of Compensation for Damages and Value of the Shares

468. After the modifications mentioned above, the Tribunal arrives at a DCF loss valuation of US$133.2 million for the Claimant, on August 17, 2000, representing the compensation owed in that regard by the Respondent to the Claimant at that date.

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469. Moreover, the Tribunal concludes that the Claimant must transfer to the
Respondent the ownership of its shares in TGN, upon payment by the Respondent of the additional sum of US$2,148,100. Additional amounts, if any, to the US$5,295,600 already received by CMS as dividends, which would have been received by it in its capacity of shareholder should be deducted from the price to be paid by Argentina, when it exercises its right to buy those shares. On the other hand, the Tribunal does not consider that it would be appropriate to leave that option open-ended; it therefore rules that the Government of Argentina will have a time limit of one year from the date of this Award to purchase CMS' shares in TGN.

      50. Interest

470. The Claimant has requested that the interest should be set at the average rate applicable to U.S. six-month certificates of deposit, compounded semi-annually starting on August 18, 2000.

471. The Tribunal is of the opinion that the U.S. Treasury Bills rate is more appropriate under the circumstances and that the interest should be simple for the period extending from August 18, 2000, to 60 days after the date of this decion or the date of effective payment if before. For this period the interest rate shall be 2.51% which corresponds to the annualized average rate for the U.S. Treasury Bills as reported by the Federal Reserve Bank of St. Louis.(231) Thereafter, the interest shall be the arithmetic average of the six-month U.S. Treasury Bills' rates observed on the afore-mentioned date and every six months thereafter, compounded semi-annually. That amount shall be calculated from the same source as the

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one mentioned above. Interest shall apply to both the value loss suffered by CMS and the residual value of its shares.

      51. Costs of the Proceedings

472. Each party shall bear the expenses incurred by it in connection with the present arbitration. The arbitration costs, including the fees of the members of the Tribunal, shall be borne in equal shares by the parties.

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                       NOW THEREFORE THE ARBITRAL TRIBUNAL

                          DECIDES AND AWARDS AS FOLLOWS

1. The Respondent breached its obligations to accord the investor the fair and equitable treatment guaranteed in Article II (2) (a) of the Treaty and to observe the obligations entered into with regard to the investment guaranteed in Article II (2) (c) of the Treaty.

2. The Respondent shall pay the Claimant compensation in the amount of US$133.2 million.

3. Upon payment of the compensation decided in this Award, the Claimant shall transfer to the Respondent the ownership of its shares in TGN upon payment by the Respondent of the additional sum of US$2,148,100. The Respondent shall have up to one year after the date this Award is dispatched to the parties to accept such transfer.

4. The Respondent shall pay the Claimant simple interest at the annualized average rate of 2.51% of the United States Treasury Bills for the period August 18, 2000 to 60 days after the date of this Award, or the date of effective payment if before, applicable to both the value loss suffered by the Claimant and the residual value of its shares established in 2 and 3 above. However, the interest on the residual value of the shares shall cease to run upon written notice by Argentina to the Claimant that it will not exercise its option to buy the Claimant's shares in TGN. After the date indicated above, the rate shall be the arithmetic average of the six-month U.S. Treasury Bills rates observed on the afore-mentioned date and every six months thereafter, compounded semi-annually.

5. Each party shall pay one half of the arbitration costs and bear its own legal costs.

6.    All other claims are herewith dismissed.

                              The Arbitral Tribunal

        (signed)                                              (signed)
------------------------                             ---------------------------
Marc Lalonde, Arbitrator                             Francisco Rezek, Arbitrator
Date: 15/04/05                                       Date: 25/04/05

                                           (signed)
                              ----------------------------------
                              Francisco Orrego Vicuna, President
                              Date: 20/04/05

                                     NOTES
-----------------
(1) Treaty between the United States of America and the Argentine Republic Concerning the Reciprocal Encouragement and Protection of Investment, November 14, 1991, in force from October 20, 1994. Hereafter cited as the U.S.-Argentina BIT or the Treaty.

(2) Under Article 38 of the ICSID Convention, if the Tribunal is not constituted within 90 days after the notice of registration of the request has been dispatched, the Chairman of ICSID's Administrative Council shall, at the request of either party, and after consulting both parties as far as possible, appoint the arbitrator or arbitrators not yet appointed and designate an arbitrator to be the President of the Tribunal.

(3) CMS Gas Transmission Co. v. Republic of Argentina, Decision of the Tribunal on Objections to Jurisdiction, July 17, 2003, 42 ILM 788 (2003).

(4) Law No. 23.696 of 1989 on the Reform of the State.

(5) Law No. 23.928 of 1991 on Convertibility.

(6) Law No. 24.076 of 1992 on the Privatization of the Gas Sector (Gas Law).

(7) Decree No. 1738/92 on the Implementation of the Gas Law (Gas Decree).

(8) Decree No. 1189/92 establishing TGN and other companies.

(9) Pliego de Bases y Condiciones, Llamado a Licitacion Publica Internacional para la Privatizacion de Gas del Estado, July 17, 1992.

(10) Information Memorandum on the Privatization of Gas del Estado, prepared by
N. M. Rothschild & Sons Ltd. and Goldman, Sachs & Co., September 1992.

(11) Decree No. 2255/92, December 2, 1992.

(12) Decree No. 2457/92, December 18, 1992 (License).

(13) Offering Memorandum of July 7, 1995.

(14) ENARGAS Resolution No. 1471, January 10, 2000.

(15) Decree No. 669/2000, August 4, 2000, with particular reference to Preambular paragraph 5.

(16) Decree No. 1570/01, December 3, 2001.

(17) Law No. 25.561, January 6, 2002 (Emergency Law).

(18) Decree No. 293/02, February 14, 2002.

(19) Statement by Dr. Jorge G. Simeonoff, August 13, 2004, Hearing, Vol. 5, at 1010-1011; Written Witness Statement of Dr. Jorge G. Simeonoff, annexed to Argentina Rejoinder; Alegato Final de la Republica Argentina, September 20, 2004, at 8. All citations to the Argentine Memorials are to the Spanish text.

(20) Statement by Mr. John Wood-Collins, August 16, 2004, Hearing, Vol. 6, at 1336.

(21) Statement by Mr. Bernardo Velar de Irigoyen, August 11, 2004, Hearing, Vol. 3, at 604-605.

(22) Argentina Rejoinder, para. 464, 465, with reference to CMS Reply, para.
353. All citations to the Claimant's Memorials are to the English text.

(23) Argentina Rejoinder, para. 393.

(24) Argentina Rejoinder, para. 394.

(25) Argentina Answer, paras. 100-110.

(26) ENARGAS note No. 1906, April 27, 1999, and note No. 3735, September 3,
1999.

(27) TGN Investment Prospectus, July 7, 1995.

(28) Cited in Argentina Answer, para. 287.

(29) Argentina Answer, para. 298.

(30) Statement of Dr. Cristian Folgar, August 12, 2004, Hearing, Vol. 4, at 797-800.

(31) Statement by Minister Horacio Daniel Rosatti, August 20, 2004, Hearing, Vol. 10, at 2254.

(32) Statement of Dr. Fabian Bello, August 19, 2004, Hearing, Vol. 9, at 1999-2004.

(33) See in particular Gas Decree, Article 41.

(34) License, Para. 9.2.

(35) License, Para. 18.2.

(36) Statement of Mr. Thomas L. Miller, August 10, 2004, Hearing, Vol. 2, at 438-442; Written Witness Statements of Mr. Thomas L. Miller were prepared on June 10, 2002 and March 16, 2004.

(37) Decree No. 669/2000, August 4, 2000, with particular reference to Preambular paragraph 5.

(38) CMS Reply, at 58.

(39) Gas Law, Article 2, Article 38 (a), as discussed in Argentina's Answer, at 56.

(40) Argentina Rejoinder, at 5-6.

(41) With reference to Miguel S. Marienhoff: Tratado de Derecho Administrativo, Vol. II, 1993, Chapter IV; Argentine Supreme Court, Raul Fernandez c/ Poder Ejecutivo Nacional, Fallos 322:3008 (1999).

(42) Gas Law, Article 38 (d).

(43) Argentina, Post-hearing brief, at 14-15; Witness Written Statement of Dr. Christian Folgar, at 7-9, annexed to Argentina Rejoinder.

(44) Expert Statement of Professor Nouriel Roubini, August 18, 2004, Hearing, Vol. 8, at 1690-1692; Argentina, Post-hearing brief, at 16-17.

(45) Argentina Rejoinder, at 199, with reference to the Written Witness Statement of Dr. Jorge Remes Lenicov, para. 30, annexed to the Rejoinder.

(46) Written Witness Statement of Dr. Jorge Remes Lenicov, explaining the nature and extent of the crisis, annexed to Argentina Rejoinder.

(47) Argentina Opening Statement, August 9, 2004, Hearing, Vol. 1, at 233-234, 302; Argentina Post-hearing brief, August 20, 2004, Hearing, Vol. 10, at 2328-2329.

(48) Public Utilities National Regulatory Act, Draft bill submitted to the Argentine Congress on August 24, 2004, as cited by the CMS Post-hearing brief, at 6-7.

(49) Statement of Dr. Eduardo Ratti, August 13, 2004, Hearing, Vol. 5, at 1155-1156; Written Witness Statement of Dr. Eduardo Ratti, annexed to Argentina Rejoinder.

(50) Nota UNIREN No. 258/04, July 2, 2004.

(51) Statement by Dr. Jorge G. Simeonoff, August 13, 2004, Hearing, Vol. 5, at 1036-1042.

(52) TGN, letter to UNIREN, July 19, 2004; Statement by Dr. Bernardo Velar de Irigoyen, August 11, 2004, Hearing, Vol. 3, at 544-547; Written Witness Statements of Dr. Velar de Irigoyen were prepared on June 13, 2002 and March 16, 2004; Statement by Dr. Francisco A. Mezzadri, August 11, 2004, Hearing, Vol. 3, at 649-650; Written Witness Statements were prepared by Dr. Mezzadri on June 4, 2002 and March 12, 2003.

(53) TGN, letter of January 22, 2003 to UNIREN.

(54) CMS Reply, at 59.

(55) CMS Reply, at 60, with reference to Asian Agricultural Products Limited v. Democratic Socialist Republic of Sri Lanka (Case No. ARB/87/3), Final Award of June 27, 1990, 6 ICSID Rev. -- FILJ 526 (1991); 30 ILM 577 (1991); Int'l Arb.
Rep., No. 5, at Sec. A (May 1991); 4 ICSID Rep. 246 (1997), and other ICSID cases at footnote 277.

(56) Tecnicas Medioambientales Tecmed, S.A. v. United Mexican States (Case No. ARB(AF)/00/2) (Tecmed), Award of May 29, 2003,
<http://www.worldbank.org/icsid/cases/laudo-051903%20-English.pdf>; 43 ILM 133
(2004), para 56.

(57) Argentine Constitution, Articles 27, and 75 (22).

(58) Guillermo Barrera Buteler: "La dignidad de la persona humana como fuente de los derechos fundamentales", Derecho Constitucional, Facultad de Derecho y Ciencias Sociales, Universidad Nacional de Cordoba, 2004, 143-156, at 146-147.

(59) KlocknerIndustrie-Anlagen GmbH and others v. United Republic of Cameroon and Societe Camerounaise des Engrais (Case No. ARB/81/2), ad hoc Committee Decision on Annulment of May 3, 1985, 2 ICSID Rep. 95 (1994), para. 69; AMCO Asia Corporation and others v. Republic of Indonesia (Case No. ARB/81/1), ad hoc Committee Decision on the Application for Annulment of May 16, 1986, 1 ICSIDRep. 509 (1993), at 515; and discussion of both cases by Emmanuel Gaillard and Yas
Banifatemi: "The Meaning of `and' in Article 42(1), Second Sentence, of the Washington Convention: The Role of International Law in the ICSID Choice of Law Process", 18 ICSID Review -- FILJ 375 (2003), at 389-393.

(60) W. M. Reisman: "The Regime for Lacunae in the ICSID Choice of Law Provision and the Question of Its Threshold", 15 ICSID Review -- FILJ 362 (2000).

(61) Wena Hotels Limited v. Arab Republic of Egypt, ad hoc Committee Decision on Application for Annulment of February 5, 2002, 41 ILM 933 (2002), at 941.

(62) Argentina Opening Statement, August 9, 2004, Hearing, Vol. 1, at 301-302; also Argentina Post-hearing brief, at 24.

(63) Argentine Supreme Court, Decision in Ekmekdjian v. Sofovich, July 7, 1992.

(64) CMS Gas Transmission Company v. Argentine Republic (Case No. ARB/01/8), Decision of the Tribunal on Objections to Jurisdiction, July 17, 2003, 42 ILM 788 (2003), paras. 25-32.

(65) CMS Gas Transmission Company v. Argentine Republic (Case No. ARB/01/8), Decision of the Tribunal on Objections to Jurisdiction, July 17, 2003, 42 ILM 788 (2003), para. 33.

(66) Argentina Rejoinder, at 21, para. 70.

(67) Statement of Dr. Christian Folgar, August 12, 2004, Hearing, Vol. 4, at 744-745; also Argentina post-hearing brief, at 2.

(68) CMS Opening Statement, August 9, 2004, Hearing, Vol. 1, at 20-24.

(69) Committee on the Privatization of Gas del Estado. Minutes of the meeting held on October 2, 1992, Section 2; also CMS post-hearing brief, at 2-3.

(70) Decree No. 2457/92, Basic Rules Governing the License, Clause 9.8.

(71) Decree No. 669/2000, approving Act No. 2 on the July 2000 postponement.

(72) Rosalyn Higgins: "The Taking of Property by the State: Recent Developments in International Law", Recueil des Cours de l'Academie de Droit International, Vol. 176, 1982-III, 259.

(73) Argentina Answer, at 44, with reference to TGN's Public Offer of July, 1995, which devotes a Section to Convertibility and exchange rate risks.

(74) Argentina Post-hearing brief, at 2-4, with reference to the Statement by Dr. Patricio Carlos Perkins, August 10, 2004, Hearing, Vol. 2, at 396; and the Statement of Dr. Bernardo Velar de Irigoyen, August 11, 2004, Hearing, Vol. 3, at 552.

(75) Expert Statement of Professor Nouriel Roubini, August 18, 2004, Hearing, Vol. 8, at 1681-1684; Argentina, Post-hearing brief, at 5.

(76) CMS Post-hearing brief, at 5, with reference to ENARGAS Note 5498 and the calculation of the cost of capital for the second five-year review, November 13, 2001, Annex I.

(77) Statement of Dr. Christian Folgar, August 12, 2004, Hearing, Vol. 4, at 748-757; Expert Statement by Dr. Fabian Bello, August 19, 2004, Hearing, Vol. 9, at 1958-1967; Written Expert Report of Dr. Fabian Bello, annexed to Argentina Rejoinder.

(78) Argentina Reply, at 66-68. Expert Statement by Dr. Fabian Bello, August 19, 2004, Hearing, Vol. 9, at 1964- 1967.

(79) CMS Reply, at 7.

(80) Statement by Dr. Francisco A. Mezzadri, August 11, 2004, Hearing, Vol. 3, at 654-660.

(81) Argentina Answer, at 250.

(82) CMS Memorial, at 53.

(83) Argentina Rejoinder, at 89, 140, with reference to Colbun's S. A., Complaint introduced before ENARGAS on February 5, 2003; and ENARGAS Decree No. 2812, March 25, 2003, rejecting the complaint. Colbun later requested judicial intervention and protective measures, rejected by the competent Appeals Court on September 22, 2003. Both Colbun (Courbis to TGN, letter of June 29, 2004) and Metrogas (Morande to TGN, letter of July 14, 2004) complained about the terms and conditions of the supply of gas to those companies.

(84) Argentine Supreme Court, Ercolano c. Lanteri, Fallo 136:161 (1922).

(85) Argentine Civil Code, Article 1197.

(86) Guillermo A. Borda: Tratado de Derecho Civil, 1971; Obligaciones, 1989.

(87) Ruben S. Stiglitz: Contratos Civiles y Comerciales, 1998, at 503-505.

(88) Argentina Opening Statement, August 9, 2004, Hearing, Vol. 1, at 210-219.

(89) Statement by Dr. Carmelo Angulo Barturen, August 13, 2004, Hearing, Vol. 5, at 1189 et seq.; and Written Witness Statement of June 24, 2004, attached to Argentina Rejoinder; Vivian Foster: "Impacto Social de la Crisis Argentina en los Sectores de Infraestructura", World Bank Office for Argentina, Chile, Paraguay and Uruguay, Documento de Trabajo No. 5/03, April 2003, Annex V to Written Witness Statement of Dr. Christian Folgar, annexed to Argentina Rejoinder; Written Witness Statement of Mrs. Angela Cristina Calvo, annexed to Argentina Rejoinder; Expert publication of Equis, Investigacion Social: "La Crisis Argentina", June 2004, annexed to Argentina Rejoinder.

(90) Ruben H. Compagnucci de Caso: Manual de Obligaciones, 1997, at 209.

(91) Ruben S. Stiglitz: Contratos Civiles y Comerciales, 1998, at 28-30.

(92) Argentine Supreme Court, Judgment in the case "Provincia de San Luis c. P.
E. N. - Ley 25561, Dto. 1570/01 y 214/02 s/ amparo)", March 5, 2003. Translation by the Tribunal.

(93) Argentine Supreme Court, Judgment in the case "Bustos, Alberto Roque y otros c/Estado Nacional y otros s/amparo", October 26, 2004, in www.csjn.gov.ar/documentos/novedades.jsp

(94) Report of the Procurador General, October 22, 2004, in www.csjn.gov.ar/documentos/novedades.jsp

(95) Dissenting Opinion of Supreme Court Judge Carlos S. Fyat.

(96) Ruben H. Compagnucci de Caso: Manual de Obligaciones, 1997, at 82.

(97) Witness Statement by Dr. Eduardo Ratti, August 13, 2004, Hearing, Vol. 5, at 1139-1144.

(98) Argentine Answer, at 241, with reference to Article 11 of the Emergency Law and its connection to Article 1198 of the Civil Code.

(99) Court Injunction of August 18, 2000, as cited in Argentine Answer, at 86-87. Translation by the Tribunal.

(100) Conseil d'Etat, Compagnie Generale d'Eclairage de Bordeaux, Rec. 125, concl. Chardenet, 30 Mars 1916, in M. Long, P. Weil et al. Les Grands Arrets de la Jurisprudence Administrative, 2003, at 188-189 (hereinafter Gaz de Bordeaux).

(101) CMS Memorial, at 53.

(102) Agreement between the Secretary of Energy and the gas producers signed on April 2, 2004, and Resolution 208/2004 related thereto.

(103) Argentina Answer, at 60.

(104) Gas Law, Article 41.

(105) Gas Decree, Article 41; Clause 9.4.1.2 of the License.

(106) Gas Decree, Article 41 (2); Clause 9.4.1.3 of the License.

(107) Gas Law, Article 42.

(108) CMS Reply at 22; Witness Statement of Dr. Patricio Carlos Perkins, August 10, 2004, Hearing, Vol. 2, at 342-343; Written Witness Statement of Dr. Patricio Carlos Perkins of March 12, 2004.

(109) Argentina Answer, at 69-73, with reference to the preparatory documents of the second five-year review (RQT II).

(110) Public Offer of July 17, 1992, Annex F, 1.3; Consultants Report concerning RQT II, March 8, 2001; Argentina Answer, at 68.

(111) CMS Reply, at 23.

(112) Gas Law, Article 47.

(113) Gas Law, Article 41.

(114) CMS Post-hearing brief, at 3; Witness Statement of Dr. Patricio Carlos Perkins, August 10, 2004, Hearing, Vol. 2, at 342-343.

(115) Argentine Supreme Court, Fallos 296:737; 299:379; 303:1877; 307:305, as
cited in Argentine Supreme Court, Judgment in the case "Provincia de San Luis c.
P. E. N. - Ley 25561, Dto. 1570/01 y 214/02 s/ amparo)", March 5, 2003.
Translation by the Tribunal.

(116) Gaz de Bordeaux, at 188-189. Translation by the Tribunal.

(117) Expert Statement of Professor Nouriel Roubini, August 18, 2004, Hearing, Vol. 8, at 1777; see generally the Written Expert Report of Professor Nouriel Roubini, annexed to Argentina Rejoinder.

(118) United Nations Economic Commission for Latin America and the Caribbean, "Preliminary Overview of the Economies of Latin America and the Caribbean", Doc. LC/G.2265-P/I, December 2004.

(119) Law No. 25.790, Boletin Oficial, October 22, 2003; Argentina Answer, at
199.

(120) Law No. 25.972, approved by Congress on December 17, 2004.

(121) Metalclad Corporation v. United Mexican States (Case No. ARB(AF)/97/1 (Metalclad), 40 ILM 55 (2001), para. 103; CMS Memorial, at 71-72.

(122) i. e. Tippetts, Abbett, McCarthy, Stratton v. TAMS-AFFA Consulting Engineers of Iran, 6 CTR 219 (1984-II). See also generally UNCTAD: Taking of Property, 2000.

(123) i. e. Compania del Desarrollo de Santa Elena S. A. v. Republic of Costa Rica (Case No. ARB/96/1), Final Award of February 17, 2000, 15 ICSID Review -- FILJ 169 (2000).

(124) i. e. CME Czech Republic B.V. (The Netherlands) v. Czech Republic (CME), Partial Award of September 13, 2001, as published in
<http://www.mfcr.cz/static/Arbitraz/en/PartialAward.pdf>.

(125) i. e. Santa Elena, para. 68.

(126) Argentina Answer, at 179, with reference to the table of cases invoked by the Claimant.

(127) Ronald S. Lauder v. Czech Republic (Lauder), UNCITRAL Final Award of September 3, 2001, <http://www.mfcr.cz/static/Arbitraz/en/FinalAward.doc>, para. 203; S. D. Myers, Inc. v. Government of Canada, Partial Award of November 13, 2000, http://www.dfait-maeci.gc.ca/tna-nac/documents/myersvcanadapartialaward_final_13-11-00.pdf>, para. 280.

(128) Pope & Talbot Inc. v. Government of Canada (Pope & Talbot), Interim Award of June 26, 2000, as published in
<http://www.appletonlaw.com/cases/P&T-INTERIM%20AWARD.PDF>, para. 100; Argentina
Answer, at 205-208.

(129) Lauder, <http://www.mfcr.cz/static/Arbitraz/en/FinalAward.doc>, para. 200.

(130) Metalclad, 40 ILM 55 (2001), para. 103.

(131) Tippetts, Abbett, McCarthy, Stratton v. TAMS-AFFA Consulting Engineers of Iran, 6 CTR 219 (1984-II), at 225; see also Phelps Dodge Corp. v. Islamic Republic of Iran, 10 CTR 121 (1986-I).

(132) CME, <http://www.mfcr.cz/static/Arbitraz/en/PartialAward.pdf>, para. 688.

(133) U.S. Supreme Court, Penn Central Transportation Co. v. New York City, 438 U.S. 104 (1978); Argentina Rejoinder, at 182.

(134) Pope & Talbot, <http://www.appletonlaw.com/cases/P&T-INTERIM%20AWARD.PDF>, paras. 96, 102.

(135) CME, <http://www.mfcr.cz/static/Arbitraz/en/PartialAward.pdf>, para. 611. See also generally OECD: Fair and Equitable Treatment Standard in International Investment Law, September 2004.

(136) Tecmed, Award of May 29, 2003,
<http://www.worldbank.org/icsid/cases/laudo-051903%20-English.pdf>; 43 ILM 133
(2004), para. 154.

(137) Robert Azinian and others v. United Mexican States (Case No. ARB(AF)/97/2) (Azinian), Award of November 1, 1999,14 ICSID Review -- FILJ 538 (1999); 39 ILM 537 (2000); 121 I.L.R. 2 (2002); 5 ICSID Rep. 272 (2002); American Manufacturing
& Trading, Inc. v. Democratic Republic of the Congo (Case No. ARB/93/1), Award of February 21, 1997, 36 ILM 1534 (1997); 12 Int'l Arb. Rep., No. 4, at Sec. A (Apr. 1997); 5 ICSID Rep. 14 (2002), Argentina Answer, at 225-227.

(138) Argentina Answer, at 226.

(139) Alex Genin and others v. Republic of Estonia (Case No. ARB/99/2) (Genin), Award of June 25, 2001, 17 ICSID Rev. -- FILJ 395 (2002); P. Juillard:
"L'evolution des sources du droit des investissements", Recueil des Cours de l'Academie de Droit International, Vol. 250, 1994.

(140) Metalclad, 40 ILM 55 (2001), para. 99.

(141) Tecmed,
<http://www.worldbank.org/icsid/cases/laudo-051903%20-English.pdf>; 43 ILM 133
(2004), para. 154.

(142) NAFTA Free Trade Commission, Interpretation of NAFTA Article 1105(1), July 21, 2001,< http://www.dfait-maeci.gc.ca/tna-nac/NAFTA-Interpr-en.asp>.

(143) Chile-United States Free Trade Agreement of June 6, 2003,
<http://www.ustr.gov/assets/Trade_Agreements/Bilateral
/Chile_FTA/Final_Texts/asset_upload_file1_4004.pdf >, Article 10.4.2.

(144) Antoine Goetz and others v. Republic of Burundi, Award embodying the parties' settlement agreement of February 10, 1999, 15 ICSID Review -- FILJ 457
(2000).

(145) In respect of the renegotiation with gas producers see the Witness Statement of Dr. Bernardo Velar de Irigoyen, August 11, 2004, Hearing, Vol. 3, at 524-525.

(146) Case Concerning Elettronica Sicula, International Court of Justice, Judgment of July 20, 1989, ICJ Reports 1989, 15.

(147) Genin, Argentina Answer, at 255. Also Myers, Argentina Answer, at 257.

(148) Oscar Schachter: International Law in Theory and Practice, 1991, at 313, Argentina Answer, at 259.

(149) Lauder, para. 221.

(150) Witness Statement of Dr. Christian Folgar, August 12, 2004, Hearing, Vol. 4, at 765-769; Witness Statement of Dr. Bernardo Velar de Irigoyen, August 11, 2004, Hearing, Vol. 3, at 524-525.

(151) Azinian, 14 ICSID Review -- FILJ 538 (1999); 39 ILM 537 (2000); 121 I.L.R.
2 (2002); 5 ICSID Rep. 272 (2002); Argentina Answer, at 225.

(152) Genin, 17 ICSID Rev. -- FILJ 395 (2002); Argentina Answer, at 223-224.

(153) SGS Societe Generale de Surveillance S.A. v. Islamic Republic of Pakistan (Case No. ARB/01/13) (SGS v. Pakistan), Decision on Objections to Jurisdiction, August 6, 2003, 18 ICSID Review -- FILJ 301 (2003) , para. 35.

(154) Compania de Aguas del Aconquija S.A. and Vivendi Universal v. Argentine Republic (ICSID Case No. ARB/97/3), Award of November 21, 2000, 16 ICSID Review -- FILJ 641 (2001), 641.

(155) Azurix Corp. v. Argentine Republic (Case No. ARB/01/12), Decision on Jurisdiction of December 8, 2003, 43 ILM 262 (2004).

(156) SGS Societe Generale de Surveillance S.A. v. Republic of the Philippines (Case No. ARB/02/6) (SGS v. Phillipines), Decision of the Tribunal on Objections to Jurisdiction, January 29, 2004,
<http://www.worldbank.org/icsid/cases/SGSvPhil-final.pdf>.

(157) Joy Mining Machinery Limited v. Arab Republic of Egypt (Case No. ARB/03/11) (Joy Mining), Award on Jurisdiction, August 6,
2004,<http://www.asil.org/ilib/JoyMining_Egypt.pdf>.

(158) License, Clause 9.8.

(159) License, Clause 18.2.

(160) Argentina Answer, p. 585; Argentina Rejoinder, p. 833.

(161) International Court of Justice, Gabcikovo-Nagymaros Project, ICJ Reports 1997, 7, para. 51.

(162) French Company of Venezuelan Railroads, July 31, 1905, UNRIAA, Vol. X, at 353.

(163) Dickson Car Wheel Co., July 1931, UNRIAA, Vol. IV, p. 670-682. The Respondent also cites in this connection the Sea-Land Service Inc. v. Iran, June 20, 1984, Iran-United States Claims Tribunal Reports, Vol. IV, p. 149-175.

(164) Responsibility of States for Internationally Wrongful Acts, UNGA Resolution 56/83, January 28, 2002.

(165) Gabcikovo-Nagymaros Project, pars. 51-52.

(166) James Crawford: The International Law Commission's Articles on State Responsibility, 2002, at 178 et seq.

(167) The Caroline incident of 1837 and related diplomatic correspondence of 1842, as discussed in Crawford, at 179-180.

(168) Russian Indemnity case, UNRIAA, Vol. XI, 431 (1912).

(169) Permanent Court of International Justice, Societe Commerciale de Belgique, 1939, Series A/B, No. 78.

(170) The Torrey Canyon, Cmnd. 3246, 1967.

(171) Eric Wyler: L'Illicite et la Condition des Persones Privees, 1995, at 192 et seq.

(172) Crawford, at 184.

(173) Crawford, at 185.

(174) Gabcikovo-Nagymaros Project, pars. 51-52.

(175) Himpurna California Energy Ltd. v. P.T., May 4, 1999, as cited in Claimant's Reply, note 403.

(176) Permanent Court of Internacional Justice, Societe Comerciale de Belgique
v. Greece, 1939, Ser. A/B, No. 78, pars. 167-174.

(177) The Martini case, as cited in Claimant's Reply, at 102-103.

(178) U. S.- Russia Investment Treaty, June 17, 1992, Para. 8 of the Protocol, as cited in Claimant's Reply, note 442. The treaty is not in force.

(179) U. S.-Bahrain Investment Treaty, September 19, 1999, as cited in Claimant's Reply, note 443.

(180) International Court of Justice, Case Concerning Military and Paramilitary Activities in and Against Nicaragua, (Merits), ICJ Reports, 1986, at 14, paras. 222, 282; also decision on Jurisdiction and Admissibility, ICJ Reports, 1984, at 392, para. 83.

(181) International Court of Justice, Case Concerning Oil Platforms, Merits, November 6, 2003, para. 43.

(182) American Manufacturing and Trade Inc. v. Zaire, ICSID Case No. ARB/93/1, February 21, 1997.

(183) AAPL v. Sri Lanka, ICSID Case No. ARB/87/3, June 27, 1990.

(184) Crawford, at 185.

(185) Letter from the President of Argentina to Congress submitting the text of the Treaty, January 24, 1992, in Camara de Diputados, Reunion No. 70, April 30, 1992, at 6722-6723; Report of the Committees of Foreign Affairs and Worship and Economy, ibid.

(186) As discussed by an experienced diplomat, "With no higher authority to gainsay it, threats to international peace and security are what the Security Council says they are"; Gareth Evans: "When is it Right to Fight?", Survival, Vol. 46 (3), 2004, 59-82, at 69.

(187) Statement by Professor Jose E. Alvarez, Hearing, Vol. 7, August 17, 2004, at 1633-1637.

(188) Statement by Professor Anne Marie Slaughter, Hearing, Vol. 8, August 18, 2004, at 1947-1949.

(189) Statement by Professor Anne Marie Slaughter, Hearing, Vol. 8, August 18, 2004, at 1844.

(190) Exon-Florio Amendment to the 1988 Trade Act, 50 USC app. para. 2170, (Supp. 1989). See generally the discussion in Hearing, Vol. 7, August 17, 2004, and Hearing, Vol. 8, August 18, 2004, with particular reference to the discussion by the parties and experts of Jose E. Alvarez: "Political Protectionism and United States International Investment Obligations in
Conflict: The Hazards of Exon-Florio", Virginia Journal of International Law, Vol. 30, 1989, 1.

(191) Nicaragua, 1986, para. 222.

(192) Gabcikovo-Nagymaros, pars. 51-52. The reference to the International Law Commission's work is to International Law Commission, Yearbook, 1980, Vol. II (Part Two), at 34-52, para. 36.

(193) International Law Commission, Yearbook, 1980, Vol. II (Part Two), at 34-52, para. 36.

(194) Rainbow Warrior, RIAA, Vol. XX, 1990, 217, at 251-252, para. 75; Crawford at 189.

(195) Crawford, at 189.

(196) Claimant's post-hearing brief, at 11.

(197) Gabcikovo-Nagymaros, paras. 152-153; Crawford, at 190.

(198) Compagnie Generale de l'Orinocco, 1905, UNRIAA, Vol. X, 184.

(199) Properties of the Bulgarian Minorities in Greece, Yearbook of the International Law Commission, 1980, Vol. II (Part Two), 34, para. 13, as cited in Claimant's Reply, note 494.

(200) Orr & Laubenheimer, June 16, 1900, RSA, Vol. XV, 37, at 40, as cited in Wyler, at 193-194.

(201) Gould Marketing, Inc., Iran-U. S. C. T. Reports, Vol. 3, 147, as cited in Argentina Reply, note 702.

(202) Claimant's Rejoinder, para. 304.

(203) Claimant's Rejoinder, para. 307.

(204) Argentina Rejoinder, paras. 960 et seq.

(205) Argentina Rejoinder, para. 981.

(206) Hearing, August 18, 2004, Vol. 8, at 1940-1941.

(207) Hearing, August 18, 2004, Vol. 8, at 1941-1942.

(208) Crawford, at 190.

(209) Statement by Ms. Lucy Reed, 20 August, 2004, Hearing, Vol. 10, at 2211.

(210) See generally the Report of Mr. Fabian Bello on TGN's indebtedness and the Word-Collins Report, June 11, 2004.

(211) Responsibility of States for Internationally Wrongful Acts, UNGA Resolution 56/83, January 28, 2002, Article 34.

(212) Responsibility of States for Internationally Wrongful Acts, UNGA Resolution 56/83, January 28, 2002, Article 35.

(213) Permanent Court of International Justice, Chorzow Factory case, Merits, 1928, Series A No. 17, at 47; and comments by F. V. Garcia-Amador: The Changing Law of International Claims, Vol. II, 1984, at 578-580.

(214) Responsibility of States for Internationally Wrongful Acts, UNGA Resolution 56/83, January 28, 2002, Article 36.2.

(215) Responsibility of States for Internationally Wrongful Acts, UNGA Resolution 56/83, January 28, 2002, Article 36.1.

(216) Lusitania, RIAA, Vol. VII, 1923, p. 32, at 39, emphasis in original; and comments by James Crawford: The International Law Commission's Articles on State Responsibility, 2002, at 178 et seq.

(217) James Crawford: The International Law Commission's Articles on State Responsibility, 2002, at 225, para. 21.

(218) International Glossary of Business Valuation Terms, American Society of Appraisers, ASA website, June 6, 2001, p.4

(219) Damodaran, "Investment Valuation", John Wiley & Sons, New York, 2002, pp.946-949.

(220) Responsibility of States for Internationally Wrongful Acts, UNGA Resolution 56/83, January 28, 2002, Article 38.

(221) Marvin Feldman v. Mexico, Award of December 16, 2002, 18 ICSID Review -- FILJ 488 (2003), par. 194.

(222) Expert Report of Dr. Fabian Bello, June 11, 2004, at 24.

(223) Mr. John Wood-Collins states: "DCF valuation, by contrast, is an appropriate and practical approach for the valuation of CMS's interest in TGN", Valuation Report of 17 June 2002, p.5; Dr. Fabian Bello also states: "In order to value a company, there's different mechanisms that can be used. I consider that the most adequate ones are those that use the cash flow method, which is the method used by Mr. Wood-Collins because that method is the most effective one, the discounted method", 19 August, 2004, Hearing, Vol. 9, at 1969. Dr. Bello, however, questions the way Mr. Wood-Collins has proceeded in applying the DCF method; expert report of Dr. Fabian Bello, June 11, 2004, par. 94.

(224) Statement of Mr. Nigel Blackaby, August 20, 2004, Hearing, Vol. 10, at
2183.

(225) The Economist Intelligence Unit, Argentina Country Report, March 2005, p. 7, <www.eiu.com>.

(226) The Economist Intelligence Unit, Argentina Country Report, March 2005, p. 7, <www.eiu.com>.

(227) The Economist Intelligence Unit, Argentina Country Report, March 2005, p. 7, <www.eiu.com>.

(228) Rebuttal Statement of witness for CMS Mr. T. Miller, March 16, 2004, p.5.

(229) Statement by Ms. Lucy Reed, August 9, 2004, Hearing, Volume 1, at 28.

(230) Statement by Ms. Lucy Reed, 20 August, 2004, Hearing, Vol. 10, at 2211.

(231) Federal Reserve Bank of St. Louis, Series "6 month t. Bill, Secondary Market Rates, Weekly."